UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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ON Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

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Keith D. Jackson
President and
Chief Executive Officer
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders:
The Annual Meeting of Stockholders of ON Semiconductor Corporation will be held at our principal offices located at 5005 East McDowell Road, Phoenix, Arizona 85008 on Tuesday, May 18, 2010 at 8:30 a.m., local time, for the following purposes:
1. To elect two Class II Directors each for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2013 or until his successor has been duly elected and qualified, or until the earlier of his death, resignation or removal;
2. To approve the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan;
3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year; and
4. To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.
The Board of Directors has fixed the close of business on April 5, 2010, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. For ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection in the offices of ON Semiconductor Corporation, Law Department, 5005 E. McDowell Road, Phoenix, Arizona 85008 between the hours of 8:30 a.m. and 5:00 p.m., local time, each weekday. Such list will also be available at the Annual Meeting.
Your vote is very important to us. Please vote as soon as possible by signing, dating and returning the proxy card in the enclosed postage-paid envelope.
Sincerely yours,
April 9, 2010
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 18, 2010.
The Company’s Proxy Statement for the 2010 Annual Meeting of Stockholders and its
Annual Report to Stockholders for the fiscal year ended December 31, 2009 are available at
www.onsemi.com/annualdocs.

-i-

(continued)

-ii-

ON SEMICONDUCTOR CORPORATION
5005 E. McDowell Road
Phoenix, Arizona 85008
PROXY STATEMENT
This statement and the accompanying notice and proxy card are furnished in connection with the solicitation by the Board of Directors (“Board”) of ON Semiconductor Corporation (“we” or the “Company”) of proxies to be used at its annual meeting of stockholders to be held on Tuesday, May 18, 2010 at 8:30 a.m., local time, at our principal offices located at 5005 East McDowell Road, Phoenix, Arizona 85008 and at any adjournment or postponement thereof (“Annual Meeting”). Directions for attending the Annual Meeting may be found on our website at www.onsemi.com. This statement and the accompanying notice and proxy card are first being mailed to stockholders on or about April 9, 2010.
Whether or not you plan to attend the Annual Meeting, the Board encourages you to vote your shares as more fully described in the proxy card and below. You may vote in person by attending the Annual Meeting or by a validly designated proxy. If you or your proxy will not be attending the meeting, you may vote in one of three ways:
Vote by internet. The website address for internet voting is on your proxy card. Internet voting is available 24 hours a day;
Vote by telephone. The toll-free number for telephone voting is on your proxy card. Telephone voting is available 24 hours a day; or
Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).
If you vote by telephone or internet, DO NOT mail your proxy card.
All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted in favor of:
1. Election of two Class II Directors each for a three-year term expiring at the annual meeting of the Company’s stockholders to be held in 2013 or until his successor has been duly elected and qualified, or until the earlier of his death, resignation or removal;
2. To approve the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan (“Amended and Restated Plan”); and
3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year.
We are not aware of any other matters that will be brought before the stockholders for a vote. If other matters properly come before the Annual Meeting, all shares validly represented by proxies will be voted in accordance with the discretion of the appointed proxies.
Record Date and Quorum
The Board has fixed the close of business on April 5, 2010, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 429,426,738 shares of our common stock outstanding.

The presence, in person or by proxy, of holders of a majority of the shares entitled to vote at the Annual Meeting will constitute a quorum. Abstentions, withheld votes and broker non-votes are included in determining whether a quorum is present for the meeting. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to “routine” matters, they do not have discretionary power to vote your shares on “non-routine” matters. As discussed in more detail below, we believe the following proposals will be considered non-routine and therefore your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you: Proposal 1 (Election of Directors) and Proposal No. 2 (Approval of the Amended and Restated Plan). Broker non-votes will not be counted as either votes cast for or against a matter, but will be counted for purposes of determining a quorum for the meeting.
Required Vote
With respect to Proposal 1 (Election of Directors), a plurality of the votes at the Annual Meeting is required for the election of Directors. The two Director-nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on Proposal 1.
The affirmative vote of a majority of the votes duly cast on that item at the Annual Meeting is required to approve Proposals 2 (Approval of the Amended and Restated Plan) and 3 (Ratification of Appointment of Independent Registered Public Accounting Firm). Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on Proposals 2 and 3.
Recent changes to exchange rules eliminated broker discretionary voting with respect to the election of directors. Therefore, unlike in prior years, your broker is NOT able to vote on your behalf in any director election without specific voting instructions from you. In addition, your broker is not able to vote on your behalf on Proposal 2. Accordingly, we encourage you to vote your shares on Proposals 1 and 2 either by returning your proxy by internet, mail or telephone so that your shares will be voted at the meeting if you cannot attend in person.
Revocation of Proxies
You may revoke your proxy at any time before it is exercised by submitting to our Secretary a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

MANAGEMENT PROPOSALS
Proposal 1:
Election of Directors
The Board is currently divided into three classes of Directors. Directors hold office for staggered terms of three years or until their successors are duly elected and qualified, or until the earlier of their death, resignation or removal. One of the three classes is elected each year to succeed the Directors whose terms are expiring. Class II Directors will be elected at the Annual Meeting to serve for a term expiring at the annual meeting in the year 2013. Each of the nominees has agreed to serve as a director if elected by the shareholders. The Class III Directors’ terms will expire in 2011. The Class I Directors’ terms will expire in 2012.
The Board has determined that a majority of our Board is independent according to the applicable rules of the Securities and Exchange Commission (“Commission”) and the listing standards of the NASDAQ Global Select Market (“NASDAQ”), including each of the following current Directors and nominees: J. Daniel McCranie, Francis P. Barton, Curtis J. Crawford, Emmanuel T. Hernandez, Phillip D. Hester, Daryl Ostrander, and Robert H. Smith.
Transactions Considered in Independence Determinations. Consistent with NASDAQ listing standards, in making its independence determinations, the Board considered transactions occurring since the beginning of 2007 between the Company and entities associated with the independent directors or members of their immediate family. The Board determined that no “categorical” bars to independence under NASDAQ listing standards applied to any of the non-employee directors. In making its determination that no relationships exist that, in the opinion of the Board, would impair the director’s independence, the Board considered the following transactions, relationships or arrangements: (i) the transactions included below in this proxy statement under the heading “Relationships and Related Transactions — Related Party Transactions”; (ii) the transactions, relationships or arrangements under the headings “Relationships and Related Transactions — Related Party Transactions” and “Management Proposals — Proposal 1: Election of Directors” included in our annual meeting proxy statements filed with the Commission on April 4, 2008 and April 11, 2007; and (iii) the associations certain of our non-employee Directors have with other companies in the semiconductor industry, as disclosed in their biographies and discussed further below.
In connection with clause (iii) above, in making independence determinations, the Board considered a category of transactions occurring in 2009 which involved the Company doing business with a company in our industry that has a Company non-employee director serving in a board or management position.1 In each instance, the amounts paid to and received from each company (and ON Semiconductor) were significantly below the “categorical” bar to independence set forth in the NASDAQ listing standards, which uses a threshold of 5% of consolidated revenues of such entity. Also, each of the below commercial relationships were in the ordinary course of business for ON Semiconductor and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers. In particular, in 2009, the Board considered the following transactions and relationships with respect to the independence of certain non-employee directors:

[1]
In situations where the Company non-employee director’s interest was only related to his service as a director of the other company, Item 404 of Regulation S-K explicitly provides that a direct or indirect material interest does not exist for such director. In each other transaction where a determination was required, the Company non-employee director was determined not to have a direct or indirect material interest that would require disclosure under Item 404 of Regulation S-K as a “related party transaction.” Such determination included a consideration of any equity (or derivative rights) owned by the Company’s non-employee director in such other company.

•
With respect to the independence of Mr. McCranie and Mr. Smith, the Board considered the Company’s continued activity with Virage Logic Corporation (“Virage Logic”) relating primarily to the payment of maintenance, renewal and royalty fees under license agreements between the Company and Virage Logic dating back to 2007 and between AMIS Holdings, Inc. (“AMI”) and Virage Logic (prior to the Company’s acquisition of AMI). Mr. McCranie was the President and Chief Executive Officer of Virage Logic from January 2007 to October 2008, has been a director of Virage Logic since January 2007 and has served as the Executive Chairman of Virage Logic since October 2008. Mr. Smith is a director of Virage Logic and was in that position in 2007.

•
With respect to the independence of Mr. Hester, the Board considered sales to and purchases of supplies by National Instruments Corporation (“NIC”). Since December 2009, Mr. Hester has been the Senior Vice President of Research and Development of NIC.

•
With respect to the independence of Mr. Hernandez, the Board considered that Mr. Hernandez joined the Board of Directors of MEMC Electronic Materials, Inc. (“MEMC”) in May 2009. The Company purchases silicon wafers from MEMC.

Unless you withhold your vote or indicate otherwise on your proxy card and except in a case of a broker non-vote, proxies will be voted FOR the election of the nominees. The Board has no reason to believe that any of the following nominees will be unable to serve. If, however, any one of them should become unavailable, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.
Set forth below is information concerning our nominees and other directors, including their business experience and public company directorships for the past five years.
In each biography below, we describe certain of the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director of the Company as of the date of this proxy statement. In addition to the specific qualifications described below, we believe that each director has the integrity, honesty and adherence to high ethical standards necessary to set the “tone at the top” for our Company. Each is possessed of the business acumen and sound judgment that we believe are required for the proper functioning of our Board. Most of our directors also have significant other public company board experience that broadens their knowledge of board processes, issues and solutions.
In Proposal I, you are asked to vote for each of the nominees for Class II directors listed below.
Class II — Terms Expiring in 2010
J. Daniel McCranie, 66. Mr. McCranie has served as the Chairman of the Board of Directors of ON Semiconductor Corporation since August 2002 and as a Director since November 2001. Since October 2008, Mr. McCranie has served as Executive Chairman of Virage Logic, a provider of application optimized semiconductor intellectual property platforms. Previously, Mr. McCranie served as President and Chief Executive Officer of Virage Logic from January 2007 to October 2008, Executive Chairman of Virage Logic from March 2006 to January 2007, and Chairman of the Board of Directors of Virage Logic from August 2003 to March 2006. Prior to joining Virage Logic, from 1993 until his retirement in 2001, Mr. McCranie was employed in various positions with Cypress Semiconductor Corporation, a supplier of diversified, broadline semiconductor products, focusing on the communications industry, lastly as its Executive Vice President, Marketing and Sales. From 1986 to 1993, Mr. McCranie was President, Chief Executive Officer and Chairman of SEEQ Technology, Inc., a manufacturer of semiconductor devices. Mr. McCranie currently serves and in the past five years has served on the boards of directors of Virage

Logic, Cypress Semiconductor Corporation and Actel Corporation, a designer and provider of field programmable gate arrays and programmable system chips.
Mr. McCranie has extensive experience in the semiconductor industry, including management experience as a chief executive officer of two publicly held semiconductor corporations, with the resulting knowledge and understanding that such a position entails. As a long-time member of our Board, Mr. McCranie has gained a deep understanding of the Company’s strengths and issues.
Emmanuel T. Hernandez, 54. Mr. Hernandez has served as a director of ON Semiconductor Corporation since November 2002. From April 2005 to November 2008, Mr. Hernandez served as the Chief Financial Officer of SunPower Corporation. He retired as Chief Financial Officer of SunPower Corporation in November 2008, but continued in a transition role at SunPower Corporation until January 2009. Prior to April 2005, Mr. Hernandez served for more than 11 years as the Executive Vice President of Finance and Administration and Chief Financial Officer for Cypress Semiconductor Corporation, having joined that company in 1993 as its Corporate Controller. Prior to that, Mr. Hernandez held various financial positions with National Semiconductor Corporation from 1976 through 1993. Mr. Hernandez currently serves on the board of directors of Aruba Networks, MEMC Electronic Materials, Inc. and EnStorage, Inc., a private company that develops flow battery/storage technology for the renewable energy industry. In addition, in the past five years, Mr. Hernandez has also served on the board of directors of Integration Associates.
Mr. Hernandez has extensive experience in the semiconductor industry. In addition, through his experience as chief financial officer of both a publicly held semiconductor company and a publicly held solar company, Mr. Hernandez has significant management experience and relevant knowledge of financial statement preparation and regulatory compliance. As a long time member of our Board, Mr. Hernandez has gained a deep understanding of the Company’s strengths and issues.
Required Vote
The two Class II Director-nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the proposal to elect Directors.
The Board of Directors recommends a vote “for” approval of Proposal 1.
The individuals listed below are presently serving as Directors.
Class III — Terms Expiring in 2011
Keith D. Jackson, 54. Mr. Jackson was elected as a Director and appointed as President and Chief Executive Officer of ON Semiconductor Corporation in November 2002. Mr. Jackson has over 30 years of semiconductor industry experience. Before joining ON Semiconductor, he was with Fairchild Semiconductor Corporation, serving as Executive Vice President and General Manager, Analog, Mixed Signal, and Configurable Products Groups beginning in 1998, and, more recently, was head of its Integrated Circuits Group. From 1996 to 1998, he served as President and a member of the board of directors of Tritech Microelectronics in Singapore, a manufacturer of analog and mixed signal products. From 1986 to 1996, Mr. Jackson worked for National Semiconductor Corporation, most recently as Vice President and General Manager of the Analog and Mixed Signal division. He also held various positions at Texas Instruments Incorporated, including engineering and management positions, from 1973 to 1986. Mr. Jackson has served on the board of directors of the Semiconductor Industry Association since 2008.

Mr. Jackson is our chief executive officer and as such, offers the Board his extensive experience in the semiconductor industry and intimate and detailed understanding of the day to day working of our Company and the issues that it faces.
Francis P. Barton, 63. Mr. Barton has served as a director of ON Semiconductor Corporation since February 2008. From September 2005, Mr. Barton served as the Executive Vice President and Chief Financial Officer of UTStarcom, Inc., where he had been instrumental in overseeing UTStarcom’s improvements to cost structure, balance sheet and cash-flow. He retired as Chief Financial Officer of UTStarcom in August 2008. Prior to joining UTStarcom in September 2005, Mr. Barton was the Executive Vice President and Chief Financial Officer of Atmel Corporation, where he was responsible for the semiconductor company’s finance and administration. Mr. Barton was the Senior Vice President and Chief Financial Officer at Advanced Micro Devices, Inc. (“AMD”) from 1998 to 2000. Prior to that he was Vice President and Chief Financial Officer at Amdahl Corporation where he worked from 1996 to 1998. Mr. Barton worked at Digital Equipment Corporation in Maynard, Massachusetts, from 1974 to 1996 — beginning as a financial analyst and moving his way up through various financial roles to Vice President and Chief Financial Officer of the company’s personal computer division. Mr. Barton served on the board of directors of UTStarcom, Inc. until August 2008 when he retired from the board.
Mr. Barton has extensive experience in the semiconductor industry. In addition, through his experience as a chief financial officer of two publicly held semiconductor companies, Mr. Barton has significant management experience and relevant knowledge of financial statement preparation and regulatory compliance.
Phillip D. Hester, 54. Mr. Hester has served as a director of ON Semiconductor Corporation since August 2006. In December 2009, Mr. Hester was appointed as the Senior Vice President of Research and Development at NIC. From April 2008 to December 2009, Mr. Hester was an independent technology consultant. From 2005 to April 2008, he served as the Chief Technology Officer at AMD. Since approximately mid-2006 to April 2008, Mr. Hester had also been a Senior Vice President of AMD. From September 2005 to approximately mid-2006, Mr. Hester was a Vice President of AMD. In his positions with AMD, Mr. Hester was responsible for, among other things, setting the architectural and product strategies and plans for AMD’s microprocessor business. He also chaired the AMD Technology Council. Mr. Hester was a co-founder of Newisys, which is now a Sanmina-SCI company. From July 2000 to September 2005, Mr. Hester was the Chief Executive Officer of Newisys. Prior to July 2000, Mr. Hester spent 23 years at IBM serving in a variety of key leadership and executive technical roles. While at IBM, Mr. Hester led a number of system technology development efforts, including the RS/6000, and served as one of 15 members of the IBM Corporate Technology Council. Mr. Hester has over 30 years of system design and enterprise computing experience.
Mr. Hester has extensive experience in the semiconductor industry, including with technological issues, strategies, and design. He also has had management experience as a chief technology officer and as a chief executive officer.
Class I — Terms Expiring in 2012
Curtis J. Crawford, Ph.D., 62. Dr. Crawford has served as a director of ON Semiconductor Corporation since September 1999. Dr. Crawford served as ON Semiconductor’s Chairman of the Board from September 1999 until his resignation from that position in April 2002. Dr. Crawford is Founder, President and Chief Executive Officer of XCEO, Inc., a consulting firm specializing in leadership and corporate governance that provides mentoring and support for executives. Prior to founding XCEO, Inc., he was the President and Chief Executive Officer of Onix Microsystems, Inc., a developer and manufacturer of optically transparent switches for communication networks, from February 2002 to April 2003. From

1999 to March 2001, he was Chairman, and from 1998 to March 2001, he was President and Chief Executive Officer of Zilog, Inc., a semiconductor design, manufacturing and marketing company. From 1997 to 1998, Dr. Crawford was Group President of the Microelectronics Group and President of the Intellectual Property division of Lucent Technologies. From 1995 to 1997, he was President of the Microelectronics Group. From 1993 to 1995, Dr. Crawford was President of AT&T Microelectronics, a business unit of AT&T Corporation. From 1991 to 1993, he held the position of Vice President and Co-Chief Executive Officer of AT&T Microelectronics. From 1988 to 1991, he held the position of Vice President, Sales, Service and Support for AT&T Computer Systems. Prior to 1988, he served in various sales, marketing and executive management positions at various divisions of IBM. Dr. Crawford currently serves as a member of the board of trustees of DePaul University and as a member of the boards of directors of ITT Corp., and E.I. du Pont de Nemours. In the past five years, Dr. Crawford has also served on the board of directors for Agilysys, Inc. Dr. Crawford is the author of three books on leadership and corporate governance.
Dr. Crawford is a long-time member of the Board with the resulting in depth knowledge of the Company’s strengths and issues. He has extensive experience in the semiconductor industry. He not only has management and technology experience, including as a chief executive officer of a publicly held semiconductor company, but offers us his extensive knowledge of leadership and corporate governance.
Daryl Ostrander, 61. Mr. Ostrander has served as a director of ON Semiconductor Corporation since February 2009. Mr. Ostrander has 35 years of experience in the semiconductor industry with expertise in semiconductor manufacturing, semiconductor technology, and production implementation of new products. From 1981 to 2008, Mr. Ostrander was the Senior Vice President, Manufacturing and Technology for AMD, a global provider of microprocessor solutions for the computing, communications and consumer electronic markets. Since 2008, Mr. Ostrander has operated his own enterprise, Ostrander Holdings, LLC, which is a graphic design and publication business. On February 1, 2010, Mr. Ostrander became a director of RF Micron, Inc., a private startup company focused on the development of next generation Radio Frequency Identifier (RFID) micro chips for itemized tracking applications.
Mr. Ostrander has extensive experience in the semiconductor industry. In addition to his management experience in a publicly held semiconductor company and his entrepreneurial experience, his focus on manufacturing processes offers the Board a different view point.
Robert H. Smith, 73. Mr. Smith has served as a director of ON Semiconductor Corporation since February 2005. Mr. Smith is a retired officer and director of Novellus Systems Inc., where he served as Executive Vice President, Finance and Administration, and Chief Financial Officer. Mr. Smith also served on the board of directors of Novellus until his retirement in 2002. In 1994, prior to joining Novellus, Mr. Smith was the Chairman of the board of directors for Micro Component Technology Inc., a semiconductor test-equipment manufacturer. From 1986 through 1990, Mr. Smith served as the President of Maxwell Graphics Inc. From 1982 through 1986, Mr. Smith was the Chief Financial Officer for Maxwell Communications of North America Corp. and R.R. Donnelley and Sons. He had previously held executive positions with Honeywell, Inc., Memorex Corporation and Control Data Corporation. Mr. Smith currently serves on the boards of directors of Cirrus Logic, Inc., PLX Technology, Inc., Virage Logic and Epicor Software Corporation.
Mr. Smith has extensive experience in a variety of industries, including the semiconductor industry, and has management experience in various roles. His experience as a chief financial officer of a publicly held company also provides valuable knowledge of financial statement preparation and regulatory compliance.

Proposal 2:
Approval of the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan
General
As discussed in more detail in the Compensation Discussion and Analysis (the “CD&A”) of this proxy statement, the Company maintains an executive compensation program consisting of the following primary elements: base salary, annual cash incentive compensation, equity incentives, change in control and severance compensation and other benefits. In recent years, the Company has implemented its equity compensation element primarily through grants of stock options, and restricted stock units, including performance-based restricted stock units, under the ON Semiconductor Corporation 2000 Stock Incentive Plan (“SIP”). The term of the SIP expired on February 17, 2010, but continues to govern prior awards until all awards granted under the SIP have been exercised, forfeited, canceled, expired or otherwise terminated in accordance with the terms of such grants.
The Compensation Committee recommended to the Board that the Company amend, restate and continue the SIP. On March 23, 2010, the Board adopted, subject to shareholder approval, the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan (the “Amended and Restated Plan”). The Amended and Restated Plan is designed to amend, restate and continue the SIP and to provide for the grant of incentive stock options, nonqualified stock options, restricted stock units, restricted stock, performance shares, performance share units, performance cash awards, stock appreciation rights (“SARs”), and stock grant awards. The Amended and Restated Plan also permits the grant of awards that qualify for the “performance-based compensation” exception to the $1,000,000 limitation on the deduction of compensation imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
In preparing the Amended and Restated Plan that the Company proposes for shareholder approval, the Company has taken into consideration current “best practices” with respect to equity-based and incentive compensation plans. Some of the new features of the Amended and Restated Plan that are consistent with these “best practices” include the following:
•	Limitation on Repricing. The Amended and Restated Plan prohibits the direct and indirect repricing of previously granted options or SARs without prior shareholder approval.
•
No Discounted Options or SARs; Shortened Term The Amended and Restated Plan includes an express requirement that all options and SARs be issued with an exercise price that is not less than the fair market value of a share of Company stock on the grant date. In addition, the exercise period for an option or SAR may not exceed seven years rather than the more traditional ten year term.

•
Share Counting Procedures. The Amended and Restated Plan includes more common share counting provisions, which include an express requirement that shares of stock tendered to pay the exercise price of an option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an award will not again be made available for grant or sale under the Amended and Restated Plan.

•
Fungible Design. The Amended and Restated Plan uses a fungible design that is intended to make the value of all awards equal. Using this fungible design, whenever the Company issues an Option or SAR, the Plan’s award pool is charged one share for each share subject to the Option or SAR. Whenever a full value award (such as a restricted stock unit, restricted stock, performance share, performance share unit, or stock grant award) is issued, the award pool is charged with 1.58 shares for each share subject to the award.
•	No Evergreen Provision. The Amended and Restated Plan eliminates the evergreen provision contained in the SIP.[2]
•
Minimum Vesting Schedule for Full Value Awards. The Amended and Restated Plan imposes a minimum vesting schedule on full value awards such as restricted stock, restricted stock units, performance shares and performance share units. Full value awards that are subject to time-based vesting must have a vesting period of at least three years, while those that are subject to performance-based vesting must have a vesting period of at least one year. Full value awards may vest in increments during the applicable three-year or one-year vesting period. The Amended and Restated Plan includes a de minimis exception that allows for the grant of awards that are not subject to these vesting requirements, provided that the number of shares subject to these awards plus the number of shares subject to stock grant awards do not exceed 10% of the shares available under the Amended and Restated Plan.

•
Limitation on Discretion to Waive Restrictions on Full Value Awards. The Amended and Restated Plan permits the waiver of restrictions on vesting of full value awards such as restricted stock, restricted stock units, performance shares and performance share units only in the event of termination of employment due to death, disability, retirement or change in control.

The other major differences between the SIP and the Amended and Restated Plan include:
•
The Amended and Restated Plan expands and clarifies the types of awards that are allowed (for example, the Amended and Restated Plan allows awards of performance cash and stock grant awards) and deletes references to the “take ownership awards” that related to the initial public offering of the Company.

•
The Amended and Restated Plan includes a revised definition of “Change in Control” that no longer refers to a former major shareholder of the Company. The new Change in Control definition also is triggered only by the consummation of a plan or proposal for the liquidation or dissolution of the Company rather than the shareholder approval of such a plan or proposal. In order for a sale of assets to trigger a Change in Control, at least 85% of the gross value of all of the Company’s assets must be sold.

•
The Amended and Restated Plan includes provisions that address the application of Section 409A of the Code to the Amended and Restated Plan and that expand and clarify the provisions relating to performance-based awards in light of current rules and Internal Revenue Service guidance.

•	The Amended and Restated Plan includes modified provisions related to awards to non-U.S. participants.

[2]
As of January 1, 2010, the award pool was increased by approximately 12.3 million shares, which represented the final increase due to the evergreen provision. As noted below, a portion of this final addition is being cancelled.

•	The Amended and Restated Plan includes more detail as to when shareholder approval will be required for an amendment to the Amended and Restated Plan.
The Company has followed a responsible approach to equity-based compensation in the past. As shown in the following table, the Company’s three-year average annual burn rate has been 2.03%, well below the RiskMetrics Group burn rate threshold of 4.82% applied to our industry.

					Weighted
					Average	Burn Rate =
					Number of	Total Granted /
					Common	Common
	Options	RSUs/RSAs	PBRSUs		Shares	Shares
	Granted	Granted	Earned(a)	Total	Outstanding	Outstanding

2009(b)	460,500	610,702	2,538,001	3,609,203	420,846,840	0.86%
2008(c)	7,517,955	2,063,691	568,150	10,149,796	379,019,936	2.68%
2007	6,239,400	1,172,350	—	7,411,750	290,836,670	2.55%
					3 yr average	2.03%

(a)
Performance metrics for the performance-based restricted stock units (“PBRSUs”) are described in this proxy statement under the heading “Compensation of Executive Officers — 2009, 2008 and 2007 Awards of PBRSUs.”

(b)
During 2009, (i) approximately 610,000 of restricted stock units (“RSUs”) or restricted stock awards (“RSAs”) were granted and (ii) approximately 2.5 million PBRSUs vested and were issued. PBRSUs granted during 2009 totaling 14.4 million are not included here, except to the extent they are part of the 2.5 million shares that vested during the year.

(c)
During 2008, (i) approximately 2.1 million RSUs or RSAs were granted and (ii) approximately 600,000 PBRSUs vested and were issued. PBRSUs granted during 2008 totaling 1.6 million are not included here, except to the extent they are part of the 600,000 shares that vested during the year. In 2008, outstanding equity awards covering 14.8 million shares were assumed pursuant to the acquisition of AMI in March 2008 and Catalyst Semiconductor, Inc. in October 2008. These awards are not included in the number of options granted and/or RSUs/RSAs granted in 2008.

We provide further information with respect to awards outstanding under the SIP as of December 31, 2009 below in this proxy statement under the heading “Equity Compensation Plan Information.”
A summary of the material terms of the Amended and Restated Plan is set forth below. The summary is qualified by reference to the full text of the Amended and Restated Plan, which is attached to this proxy statement as Appendix A. Capitalized terms used but not defined have the meaning given to such terms in the Amended and Restated Plan.
Summary of Plan Features
Purpose. The Board believes that the Amended and Restated Plan will promote the success and enhance the long-term growth of the Company by aligning the interests of participants in the Amended and Restated Plan with those of Company shareholders and by providing those individuals with an incentive for outstanding performance to generate superior returns for Company shareholders. The Board also believes that the flexible terms and conditions of the Amended and Restated Plan, which permit the grant of various forms of equity awards with a variety of terms and conditions, allow the Company to attract, retain and motivate individuals upon whose judgment, interest and effort the successful conduct of the Company’s operation is largely dependent.

Administration. The Amended and Restated Plan provides that it will be administered by the Compensation Committee (the “Committee”). The Board, in its discretion, has the authority to designate another committee comprised of at least three members of the Board to administer the Plan. Each Committee member (or member of any applicable subcommittee of the Committee) must be (i) a “non-employee director” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), if required to meet the conditions of exemption for awards under the Amended and Restated Plan from Section 16(b) of the Exchange Act, and (ii) an “outside director” as defined in Section 162(m) of the Code and the regulations issued thereunder. The Committee, by majority action, is authorized to interpret the Amended and Restated Plan, to prescribe, amend, and rescind rules and regulations relating to the Amended and Restated Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary for the administration of the Amended and Restated Plan, to the extent they are not contrary to express provisions of the Amended and Restated Plan.
The Committee has the authority, without limitation, to determine (i) the participants who are entitled to receive awards under the Amended and Restated Plan; (ii) the types of awards; (iii) the times when awards shall be granted; (iv) the number of awards; (v) the purchase price or exercise price, if any; (vi) the period(s) during which such awards shall be exercisable (whether in whole or in part); (vii) the restrictions applicable to awards; (viii) the form of each award agreement; (ix) the other terms and provisions of any award; and (x) the schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an award and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines. The Committee also has the authority to modify existing awards to the extent permitted under the Plan. The Committee does not have the authority to accelerate the vesting or waive the forfeiture of any awards that are intended to qualify for the performance-based compensation exception to the compensation deduction limitations of Section 162(m) of the Code. Neither the award agreement nor the other terms and provisions of any award must be identical for each participant.
Pursuant to specific written delegation promulgated from time to time by the Committee in accordance with applicable state law and subject to certain restrictions and limitations, the Company’s Chief Executive Officer (“CEO”) has the authority to grant awards to individuals to expedite the hiring process and retain talented employees. However, the CEO does not have the authority to grant awards to any of the Company’s executives who are “covered employees” as defined in Section 162(m) of the Code and the regulations issued thereunder or to executives who are subject to Section 16 of the Exchange Act.
Stock Subject to the Amended and Restated Plan. The aggregate number of shares of stock reserved and available for grant pursuant to the Amended and Restated Plan is 26.1 million.3 This 26.1 million share award pool will be increased by one share for each share subject to an option or SAR award under the SIP that either terminates, expires or lapses for any reason after February 17, 2010. The award pool also will be supplemented by 1.58 shares for each share that is subject to any full value award (restricted stock unit, restricted stock, performance share, performance share unit and stock grant awards) made under the SIP that either terminates, expires or lapses for any other reason after February 17, 2010. The maximum number of shares of stock that may be issued as incentive stock options under the Amended and Restated Plan shall be 6,000,000. Shares delivered pursuant to the Amended and Restated Plan may consist of authorized but unissued stock, treasury stock, or stock purchased on the open market. The amount of

[3]
As of December 31, 2009, approximately 20.6 million shares were available under the SIP’s award pool. This amount was increased automatically by approximately 12.3 million shares on January 1, 2010 pursuant to the SIP’s evergreen provision. Since only 26.1 million shares are available under the award pool for the Amended and Restated Plan, a portion of the evergreen addition that occurred as of January 1, 2010 is being cancelled and will no longer be available for awards.

stock reserved for grants pursuant to the Amended and Restated Plan is subject to adjustment in the event of certain changes in capital structure as described below under “Adjustment Provisions.”
As described above in the context of awards made pursuant to the SIP, if any award granted under the SIP or the Amended and Restated Plan terminates, expires, lapses for any reason, or is paid in cash, any stock subject to or surrendered for such award (or 1.58 shares for each share subject to a full value award) will again be stock available for the grant of an award under the Amended and Restated Plan. The exercise of a stock-settled SAR or broker-assisted “cashless” exercise of an option (or a portion thereof) will reduce the number of shares of stock available for issuance pursuant to the Amended and Restated Plan by the entire number of shares of stock subject to that SAR or option (or applicable portion thereof), even though a smaller number of shares of stock will be issued upon such an exercise. Also, shares of stock tendered to pay the exercise price of an option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an award will not become available for grant or sale under the Amended and Restated Plan.
Subject to the adjustment provisions of the Amended and Restated Plan, the maximum number of shares of stock subject to any option or SAR that may be granted to any one participant who is a “covered employee,” as defined in Section 162(m) of the Code and the regulations issued thereunder, during a fiscal year is 2,500,000 shares.
Eligibility. All employees, officers, non-employee directors of, and certain consultants to, the Company or an affiliate are eligible to participate in the Amended and Restated Plan. As of March 23, 2010, there were approximately 13,350 employees, including officers, and non-employee directors eligible to participate in the Amended and Restated Plan, subject to limitations of local law, tax policy and custom in certain foreign countries. Subject to certain requirements, prospective members of the Board, employees or officers of, and consultants to, the Company or an affiliate to whom awards are granted in connection with written offers of an employment, consulting or advisory relationship with the Company or an affiliate, also may be granted awards by the Committee.
The Committee has the authority to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of non-U.S. jurisdictions, to allow for tax-favored treatment of awards granted to participants who reside outside of the United States, or to otherwise provide for participation by participants who reside outside of the United States. The Committee also may approve any sub-plans, supplements to, or amendments, restatements or alternate versions of the Amended and Restated Plan as the Committee deems necessary to accomplish these purposes without affecting the terms of the Amended and Restated Plan as in effect for any other purpose, provided that these documents do not increase the share limitations set forth in the Amended and Restated Plan.
Awards Available Under the Amended and Restated Plan. The following types of awards may be granted pursuant to the Amended and Restated Plan: incentive stock options, nonqualified stock options, restricted stock units, restricted stock, performance shares, performance share units, performance cash awards, SARs, and stock grant awards. As of the time of the finalization of this proxy statement, no determination has been made as to the types or amounts of awards that will be granted to specific individuals under the Amended and Restated Plan.
Stock Options. The Committee may grant, among other things, incentive stock options and nonqualified stock options under the Amended and Restated Plan. Incentive stock options will be granted only to participants who are employees. The exercise price of all options granted under the Amended and Restated Plan will be at least 100% of the fair market value of the common stock on the Grant Date. The “Grant Date” as determined by the Committee will be the latest to occur of (i) the date as of which the Committee approves an award; (ii) the date on which an award to a prospective employee, officer, non-

employee director or consultant first becomes effective pursuant to the Amended and Restated Plan; or (iii) such other date as may be specified by the Committee in the award agreement. Stock options may be exercised as determined by the Committee, but no option may be exercised more than seven years from the date of grant. The Committee will determine the methods by which the exercise price of an option may be paid, the form of payment, including, without limitation, cash, promissory note, shares of stock held for longer than six months (through actual tender or by attestation), any net-issuance arrangement or other property acceptable to the Committee (including broker-assisted “cashless exercise” arrangements), and the methods by which shares of stock will be delivered or deemed delivered to participants. Special rules will apply to incentive stock options as provided in the Amended and Restated Plan. Unless otherwise provided in the award agreement, an option will lapse immediately if a participant’s employment or services is terminated for Cause, as defined in the Amended and Restated Plan. A participant will have no rights as a shareholder with respect to options until the shares of stock are actually issued in connection with the award.
Restricted Stock Units. The Committee may also grant restricted stock unit awards under the Amended and Restated Plan. A restricted stock unit award gives the participant the right to receive common stock or a cash payment equal to the fair market value of the common stock (determined as of a specified date) in the future, subject to certain restrictions and to the risk of forfeiture. Participants holding restricted stock units have no voting rights with respect to the shares of stock subject to their restricted stock unit award prior to the issuance of such shares pursuant to the award.
Restricted Stock. The Committee may also grant restricted stock under the Amended and Restated Plan. A restricted stock award gives the participant the right to receive a specified number of shares of common stock at a purchase price determined by the Committee (including and typically zero). Restrictions limit the participant’s ability to transfer the stock and subject the stock to a substantial risk of forfeiture until specific conditions or goals are met. The restrictions will lapse in accordance with a schedule or other conditions as determined by the Committee. As a general rule, if the participant terminates employment during the restriction period, the unvested restricted stock is forfeited. An award of restricted stock may include the right to vote the stock during the restriction period.
Performance Shares. The Committee may also grant performance share awards under the Amended and Restated Plan. A performance share award gives the participant the right to receive common stock if the participant achieves the performance goals specified by the Committee during a performance period specified by the Committee.
Performance Share Units. The Committee may also grant performance share unit awards under the Amended and Restated Plan. A performance share unit award gives the participant the right to receive common stock, a cash payment or a combination of stock and cash, contingent on achievement of certain performance goals specified by the Committee during a performance period specified by the Committee.
Performance Cash Awards. The Committee may also grant performance cash awards under the Amended and Restated Plan. A performance cash award gives the participant the right to receive a cash payment if certain performance goals specified by the Committee are satisfied during a performance period specified by the Committee.
Stock Appreciation Rights. The Committee may also grant SARs under the Amended and Restated Plan. A SAR gives the participant the right to share in the appreciation in value of one share of common stock. Appreciation is calculated as the excess, if any, of (i) the fair market value of a share of common stock on the date of exercise over (ii) the price fixed by the Committee on the Grant Date, which may not be less than the fair market value of a share of common stock on the Grant Date. Payment for SARs shall be made in stock. SARs are exercisable at such times and subject to such restrictions and conditions as the

Committee approves, provided that no SAR may be exercised more than seven years following the grant date.
Stock Grant Awards. The Committee may grant stock awards under the Amended and Restated Plan. A stock grant award gives the participant the right to receive, or the right to purchase at a predetermined price, shares of common stock free from vesting restrictions. A stock grant award may be granted or sold as consideration for past services, other consideration or in lieu of cash compensation due to any participant.
Performance Compensation Awards. When the Committee grants restricted stock, restricted stock units, performance shares, performance share units, performance cash awards and stock grant awards, it may designate the award as a “performance compensation award.” Performance compensation awards are designed to qualify for the “performance-based compensation” exception to the limitations on the deduction of compensation imposed by Section 162(m) of the Code. Section 162(m) of the Code only applies to “covered employees,” as that term is defined in Section 162(m) of the Code and the regulations issued thereunder. Therefore, only covered employees are eligible to receive awards that are designated as performance compensation awards. The Committee has complete discretion regarding whether to grant awards to covered employees that qualify for the “performance-based compensation” exception to Section 162(m) of the Code. Options and SARs granted pursuant to the Amended and Restated Plan should, by their terms, qualify for the “performance-based compensation” exception.
A covered employee is only entitled to receive payment for a performance compensation award for any given performance period to the extent that pre-established performance goals set by the Committee for the period are satisfied. These pre-established performance goals must be based on one or more of the performance criteria specified in Section 2.1(bb) of the Plan, a copy of which is attached to this Proxy Statement as Appendix A. Refer to Section 2.1(bb) for a complete list of the performance criteria. Some of the more significant performance criteria are the following: earnings before interest (income or expense), taxes, depreciation and amortization (“EBITDA”), earnings before interest (income or expense) and taxes (“EBIT”) pre- or after-tax net income, revenue, operating income, cash flow, operating cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, stock price growth, shareholder returns, gross or net profit margin, earnings per share, price per share of stock and market share. The performance criteria may, but need not, be calculated in accordance with generally accepted accounting principles (“GAAP”) or any successor method to GAAP, including International Financial Reporting Standards. The performance criteria may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group, indices, or any other basket of companies.
With respect to any performance compensation award granted to a covered employee that qualifies for the “performance-based compensation” exception to the Section 162(m) limitation, the Committee has the discretion to select the length of the performance period, the type of performance compensation award to be issued, the kind and/or level of performance goal or goals and whether the performance goal or goals apply to the Company, an affiliate or any division or business unit of any of them, or to the individual participant or any group of participants. The Committee also has the discretion to evaluate the achievement of the performance goals in a manner that includes or excludes certain events that may occur during the performance period, as described in the Amended and Restated Plan. The Committee has the discretion to decrease the amount of compensation payable pursuant to any performance compensation award but may not increase the compensation payable pursuant to any performance compensation award. The Committee must certify in writing prior to the payment of any performance compensation award that the performance goals and any other material terms and conditions precedent to such payment have been satisfied.

The maximum amount of any performance compensation award that may be granted to a covered employee during any performance period is 2,500,000 shares of common stock. In addition, the maximum amount of cash payable under a performance compensation award to a covered employee for a performance period is the dollar amount determined by multiplying two million five hundred thousand (2,500,000) by the fair market value of one share of the Company’s stock as of the first day of the performance period.
Minimum Vesting Periods; Waiver of Restrictions. Full value awards, such as restricted stock, restricted stock units, performance shares and performance share units, are subject to minimum vesting periods. Full value awards that are subject to time-based vesting must have a vesting period of at least three years, while awards that are subject to performance-based vesting must have a vesting period of at least one year. These awards may vest in increments during the applicable vesting period. The Committee, in its discretion, may provide in the award agreement for any full value award that the award vests, in whole or in part, on the participant’s termination of employment due to death, disability, retirement or the occurrence of a change in control. The Committee may grant full value awards that are not subject to the minimum vesting requirements, provided that the number of shares of stock subject to these awards plus the number of shares of stock subject to stock grant awards do not exceed 10% of the shares of stock available for the grant of awards pursuant to the Amended and Restated Plan.
Restrictions. Except as described above, the Compensation Committee may impose such restrictions on any awards under the Amended and Restated Plan as it may deem advisable, including restrictions under applicable federal securities law, under the requirements of any stock exchange upon which the common stock is then listed and under any blue sky or state securities law applicable to the awards.
Change in Control. Upon a Change in Control (as that term is defined in the Amended and Restated Plan), the Board has the discretion to provide that all or part of outstanding options, SARs, and other awards shall become fully exercisable and all or part of the restrictions on outstanding awards shall lapse. Upon, or in anticipation of, such an event, the Committee may cause every award outstanding under the Amended and Restated Plan to terminate at a specific time in the future and shall give each participant the right to exercise awards during a period of time as the Committee, in its sole and absolute discretion, shall determine. We discuss some of our existing change in control arrangements under the “Compensation of Executive Officers — Employment, Severance, and Change in Control Agreements and Arrangements” below in this proxy statement.
Non-transferability. The Committee may, in it sole discretion, determine the right of a participant to transfer any award granted under the Amended and Restated Plan. Unless otherwise determined by the Committee, no award granted under the Amended and Restated Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order in favor of a spouse (that would otherwise qualify as a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, but for the fact that the order pertains to an award), or, if applicable, until the termination of any restricted or performance period as determined by the Committee.
A participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death. If no beneficiary has been designated or survives the participant, payment will be made to the person entitled thereto under the participant’s will or the laws of descent and distribution. Subject to the foregoing, a participant may change or revoke a beneficiary designation at any time provided the change or revocation is filed with the Committee.

Adjustment Provisions. If there is a change in the outstanding shares of common stock because of a stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of stock available under the Amended and Restated Plan and subject to each outstanding award, and its stated exercise price or the basis upon which the award is measured, will be adjusted by the Committee. Moreover, in the event of such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under the Amended and Restated Plan such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all awards so replaced. Any adjustment to an incentive stock option shall be made consistent with the requirements of Section 424 of the Code. Further, with respect to any option or SAR that otherwise satisfies the requirements of the stock rights exception to Section 409A of the Code, any adjustment shall be made consistent with the requirements of the final regulations promulgated pursuant to Section 409A of the Code.
Amendment, Modification and Termination of Plan. Subject to the approval of the shareholders at the 2010 annual meeting, the effective date of the Amended and Restated Plan is March 23, 2010, the date it was approved by the Board. Subject to the Board’s right to amend or terminate the Amended and Restated Plan at any time, the Amended and Restated Plan will expire and no award may be granted under the Amended and Restated Plan after the tenth anniversary of the effective date unless the shareholders of the Company approve an extension of the Amended and Restated Plan. Any awards outstanding on the tenth anniversary of the effective date (or later expiration date approved by the Company’s shareholders) will remain in effect according to the terms of the award agreement and the Amended and Restated Plan.
The Board has discretion to terminate, amend or modify the Amended and Restated Plan at any time. Any such action of the Board is subject to the approval of the shareholders to the extent required by law, regulation or the rules of any exchange on which the common stock is listed, quoted or traded. To the extent permitted by law, the Board may delegate to the Committee or the CEO the authority to approve non-substantive amendments to the Amended and Restated Plan. Except as otherwise provided in the Amended and Restated Plan, the Board, CEO and the Committee may not do any of the following without shareholder approval: (i) reduce the purchase price or exercise price of any outstanding award, including any option or SAR; (ii) increase the number of shares available under the Amended and Restated Plan (except in connection with any adjustment made pursuant to the Adjustment Provisions described above); (iii) grant options with an exercise price that is below fair market value of a share of common stock on the grant date; (iv) reprice previously granted options or SARs; or (v) cancel any option or SAR in exchange for cash or any other award or in exchange for any option or SAR with an exercise price that is less than the exercise price for the original option or SAR.
The Amended and Restated Plan or any award agreement can also be amended to comply with Section 409A of the Code or to exclude or exempt the Amended and Restated Plan or any award from the requirements of Section 409A of the Code.
Tax Withholding. The Company will have the power to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any award under the Amended and Restated Plan. To the extent that alternative methods of withholding are available under applicable laws, the Company will have the power to choose among such methods.
Federal Income Tax Information. The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Amended and Restated Plan based on federal income tax laws in effect on January 1, 2010. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

As a general rule, a participant will not recognize taxable income with respect to any award at the time of grant. If a participant who receives a restricted stock grant makes the election permitted by Section 83(b) of the Code, the participant will recognize income on the award at the time of grant.
Upon exercise of a nonqualified stock option, the lapse of restrictions on restricted stock, or upon the payment of SARs, restricted stock units, performance shares, performance share units, performance cash awards, or stock grant awards, the participant will recognize ordinary taxable income in an amount equal to the difference between the amount paid for the award, if any, and the fair market value of the stock or amount received on the date of exercise, lapse of restriction or payment. The Company will be entitled to a concurrent income tax deduction equal to the ordinary income recognized by the participant.
A participant who is granted an incentive stock option will not recognize taxable income at the time of exercise. However, the excess of the stock’s fair market value over the option price could be subject to the alternative minimum tax in the year of exercise (assuming the stock received is not subject to a substantial risk of forfeiture or is transferable). If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the sales price and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and the Company will not be entitled to any income tax deduction. If the holding period requirements are not met, the incentive stock option will not meet the requirements for this tax favored treatment and the tax consequences described for nonqualified stock options will apply.
The final regulations promulgated under Section 409A of the Code became effective as of January 1, 2009. If certain awards fail to comply with Section 409A, a participant must include in ordinary income all deferred compensation, if any, conferred by the award, pay interest from the date of the deferral and pay an additional 20% tax. The award agreement for any award that is subject to Section 409A may include provisions necessary for compliance as determined by the Committee. The Company intends (but cannot and does not guarantee) that awards granted under the Amended and Restated Plan will comply with the requirements of Section 409A or an exception thereto and intends to administer and interpret the Amended and Restated Plan in such a manner.
Special Rules Applicable to Officers. In limited circumstances where the sale of common stock that is received as the result of a grant of an award could subject an officer to suit under Section 16(b) of the Exchange Act, the tax consequences to the officer may differ from the tax consequences described above. In these circumstances, unless a special election has been made, the principal difference usually will be to postpone valuation and taxation of the stock received so long as the sale of the stock received could subject the officer or director to suit under Section 16(b) of the Exchange Act, but not longer than six months.
Tax Consequences to the Company or Its Affiliates. To the extent that a grantee recognizes ordinary income in the circumstances described above, the Company or the affiliate for which the employee performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not subject to the $1 million deduction limit for certain executive compensation under Section 162(m) of the Code.
New Plan Benefits Table. Benefits under the Amended and Restated Plan will depend on the Committee’s actions and the fair market value of the Company’s stock at various future dates. Consequently, it is not possible to determine the future benefits that will be received by the Amended and Restated Plan participants.

Required Vote. The affirmative vote of a majority of the votes duly cast is required to approve this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the approval of this proposal.
The Board of Directors recommends a vote “for” approval of Proposal 2.
Proposal 3:
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the independent registered public accounting firm (i) to audit our consolidated financial statements for the year ending December 31, 2010 and (ii) to render other services as required of them, including to report on the effectiveness of our internal control over financial reporting as of December 31, 2010, and is seeking ratification by the stockholders of this appointment.
A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions by stockholders.
Stockholder ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm is not required by our bylaws or otherwise. Nonetheless, the Audit Committee is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice and because the Audit Committee values stockholders’ views on our independent auditors.
If the stockholders fail to ratify the election, the Audit Committee will reconsider the appointment of PricewaterhouseCoopers. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such an appointment would be in our best interest and the best interest of our stockholders.
Required Vote. The affirmative vote of a majority of the votes duly cast on this item is required to approve this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal.
The Audit Committee and the Board of Directors recommend a vote “for” approval of Proposal 3.
Audit and Related Fees
The Audit Committee reviews and approves audit and permissible non-audit services performed by PricewaterhouseCoopers, our independent registered public accounting firm, as well as the fees charged by PricewaterhouseCoopers for such services. In its review of non-audit services and fees and its appointment of PricewaterhouseCoopers as our independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining PricewaterhouseCoopers’ independence.
Fees Billed by PricewaterhouseCoopers. The table below sets forth the aggregate fees for audit and other services provided by PricewaterhouseCoopers for 2009 and 2008.

Fee Type	2009	2008
	(in millions)	(in millions)
Audit Fees (1)	$2.1	$3.3
Audit Related Fees	$0.0	$0.0
Tax Fees (2)	$0.5	$0.4
All Other Fees	$0.0	$0.0

Total Fees	$2.6	$3.7

(1)
Includes fees billed or expected to be billed for each of 2009 and 2008 for professional services rendered in connection with the audit of our consolidated financial statements, limited reviews of our interim consolidated financial information, audits of the financial statements of certain of our subsidiaries and joint ventures, and assistance with securities offerings, including the review of related documents, preparation of comfort letters and issuance of consents.

(2)
Includes fees billed for each of 2009 and 2008 for professional services rendered in connection with the preparation of our federal and state income tax returns as well as the income tax returns of certain of our subsidiaries worldwide, tax planning, tax advice, assistance with mergers and acquisitions, and consultations relating to transfer pricing.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services. Under the Audit Committee charter, the Audit Committee must pre-approve all audit services and permitted non-auditing services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, subject to the de minimus exceptions for non-audit services prescribed in the federal securities laws and regulations which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to one or more members of the Audit Committee authority to grant pre-approvals of audit and permitted non-audit services, provided that such decisions shall be presented to the full Audit Committee at its next scheduled meeting. During 2009 and 2008, all audit and permissible non-audit services were pre-approved by the Audit Committee pursuant to its charter.
The Audit Committee has determined that the provision of services described above is compatible with maintaining PricewaterhouseCoopers’ independence.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
The Board met seven times last year and the committees, including any special committees, of the Board held a total of 25 meetings. The Directors attended 100% of the total Board and committee meetings held in 2009. We do not currently have a policy with regard to Directors’ attendance at the Annual Meeting of Stockholders; however, five Directors, Messrs. McCranie, Jackson, Barton, Hernandez and Smith, attended the annual meeting of stockholders on May 20, 2009.
Committees of the Board
Our current Board committee membership is as follows:

Corporate
Governance and
Nominating		Compensation
Committee	Audit Committee	Committee	Executive Committee
J. Daniel McCranie*	Emmanuel T. Hernandez*	Robert H. Smith*	J. Daniel McCranie*
Curtis J. Crawford	Francis P. Barton	Curtis J. Crawford	Curtis J. Crawford
Phillip D. Hester	Curtis J. Crawford	J. Daniel McCranie	Phillip D. Hester
Daryl Ostrander**	J. Daniel McCranie		Keith D. Jackson
Robert H. Smith

*	Denotes the Chairman of such committee.

**	Mr. Ostrander was appointed to the Corporate Governance and Nominating Committee on May 22, 2009.
Audit Committee. The Audit Committee, established pursuant to Section 3(a)(58)(A) of the Exchange Act, has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.
Our Audit Committee has the specific purpose under its charter to:
•	monitor the integrity of our corporate financial reporting;
•	provide to the Board the results of its monitoring and recommendations derived therefrom;
•	outline to the Board changes made, or to be made, in internal accounting controls noted by the Audit Committee;
•	appoint, determine funding for, and oversee our independent auditors;
•	review the independence, qualifications and performance of our internal and independent auditors;
•	oversee that management has the processes in place to assure our compliance with all applicable corporate policies, and legal and regulatory requirements; and
•
provide such additional information and materials as it may deem necessary to make the Board aware of significant matters relating to the responsibilities of the Audit Committee that require the Board’s attention.

Among other things, the Audit Committee has the specific authority and responsibility under its charter to:
•
pursuant to the Commission’s rules, establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•
review and oversee related party transactions to the extent required under applicable federal securities laws and related rules and regulations or NASDAQ rules, unless such transactions are submitted to another comparable independent body of the Board;

•	discuss with management our major financial risk exposures and the steps we have taken to monitor and control such exposures, including related risk assessment and risk management policies; and
•	prepare an annual report required by the rules of the Commission for inclusion in our proxy statement.
The Audit Committee has other specific responsibilities under its charter, including its policies and procedures for pre-approval of auditing services and permitted non-auditing services (including the fees and terms thereof) of our independent registered public accounting firm. The Audit Committee also has authority and responsibility, as provided in its charter, over various other financial statement and disclosure matters, other items associated with the Company’s independent registered public accounting firm, and additional events associated with the Company’s internal audit and compliance functions. To the extent it deems necessary or appropriate, the Audit Committee may retain independent legal, accounting or other advisors, with appropriate funding related thereto to be provided by the Company.
The Board has determined that each current member of the Audit Committee is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Board has also determined that each current member of the Audit Committee is financially competent under the current listing standards of NASDAQ. The Audit Committee includes at least one independent Director, Emmanuel T. Hernandez, who has been determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with Commission rules and similar financial sophistication rules under NASDAQ listing standards. See “Audit Committee Report” below for more information on this committee. The Audit Committee met nine times in 2009.
Compensation Committee. The Compensation Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.
Among other things, our Compensation Committee has the specific purpose under its charter to:
•
discharge the Board’s responsibilities relating to the application of compensation policies and all elements of compensation of the CEO, other executive officers and any other employees whose total compensation is substantially similar to such other officers, and non-employee Directors (“Outside Directors”); and

•	administer the Company’s stock option and other equity-based plans, all other short-term and long-term incentive plans, and any deferred compensation programs of the Company.

Among other things, our Compensation Committee has the specific authority and responsibility under its charter to:
•
annually review and approve goals and objectives relevant to the compensation of each of our CEO and senior executives, evaluate each of our CEO and senior executive’s performance in light of those goals and objectives, establish the compensation level for each of our CEO and senior executives based on this evaluation, subject to any employment agreements that may be in effect (the CEO may not be present during deliberation or voting concerning the CEO’s compensation);

•	review the competitive position of, and recommend changes to, the plans, systems and practices of the Company relating to compensation and benefits;
•	review and approve or recommend to the Board for approval any employment agreement with the CEO and any senior executive;
•	periodically review and establish compensation for Outside Directors for service on our Board and its committees;
•	make recommendations to the Board with respect to equity-based plans and any equity compensation arrangements outside of such plans (pending stockholder approval where appropriate);
•
administer the stock option and other equity-based plans, all other short-term and long-term incentive plans, and any deferred compensation programs of the Company, and approve or review the designation of participants in the plans and the principles and procedures used in determining grants and awards under the plans;

•	retain or terminate any compensation consultants or other advisors to assist the Compensation Committee in evaluating compensation matters or in carrying out its responsibilities;
•	review insurance coverage for directors and officers and make recommendations to the board with respect to such insurance;
•	obtain or perform an annual evaluation of the Compensation Committee’s performance; and
•	consider and discuss with management whether compensation arrangements for Company employees incentivize unnecessary and excessive risk taking.
Pursuant to its charter, the Compensation Committee also prepares an annual report required by the rules of the Commission for inclusion in our proxy statement. This report is included below immediately following the CD&A. The SIP, as well as the Amended and Restated Plan, contemplates that pursuant to a specific written delegation of authority by the Compensation Committee, the CEO may grant awards to individuals who are not “Covered Employees” or subject to Section 16 of the Exchange Act to expedite the hiring process and retain talented employees.
The Compensation Committee has regularly engaged a compensation consultant to assist in recommending the form and amount of executive and director compensation. In 2008, the Compensation Committee engaged Meyercord & Associates, Inc. (the “Consultant”) to assist in recommending the form and amount of executive and director compensation. Additional information regarding the Compensation Committee’s retention of the Consultant can be found in “Compensation of Directors — Discussion of

Director Compensation” and in the CD&A in “Processes and Procedures for Considering and Determining Executive Compensation — Role of Compensation Consultants.”
The Board has determined that each current member of the Compensation Committee is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Compensation Committee met nine times in 2009.
Executive Committee. The Executive Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.
Our Executive Committee has the specific purpose under its charter to:
•
exercise between meetings of the Board all the delegable powers and authority of the Board regarding the management of the business affairs of the Company to the extent not expressly prohibited and not separately delegated to other committees of the Company, and subject to applicable restrictions and limitations.

As set forth in its charter, the Executive Committee does not have the power, among other things, to:
•	amend or repeal any resolution of the Board which by its express terms is not so amendable or repealable;
•	appoint or remove the Chairman of the Board, the President or CEO; and
•	appoint other committees of the Board or the members of such committees or amend or revise their duties and responsibilities or their charters.
The Executive Committee met three times in 2009.
Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.
Our Corporate Governance and Nominating Committee has the specific purpose under its charter to:
•	identify qualified individuals to become Board members;
•	determine the composition of the Board and its committees;
•	monitor the process to assess Board effectiveness;
•	develop and implement the Company’s corporate governance principles; and
•
review and make recommendations to the Board regarding other matters of corporate governance as requested by the Board or otherwise determined to be appropriate by the Corporate Governance and Nominating Committee.

Among other things, our Corporate Governance and Nominating Committee has the specific responsibility under its charter to:

•
develop and review criteria for director nominees, which may include without limitation specific skills, experience, other qualifications and diversity, and develop a process for the recommendation of director nominees by the Corporate Governance and Nominating Committee;

•
identify and recommend to the Board slates of director nominees for election or re-election at each annual meeting of the stockholders or for nomination to election to the Board when Board vacancies arise, consistent with the developed nomination criteria;

•	make recommendations to the Board regarding director retirement age and tenure;
•	make recommendations to the Board regarding size and composition of the Board;
•	review and make recommendations to the Board regarding committee assignments;
•	retain and terminate any search firm to be used to identify director candidates and approve fees and retention terms of any such search firm;
•	subject to applicable law, consider shareholder nominations, if a shareholder complies with our director nomination procedures described in the bylaws and applicable law;
•	develop and recommend to the Board a set of corporate governance principles applicable to the Company and continue to monitor and update such principles;
•	review activities of directors with the Company or other entities that may diminish such director’s effectiveness or be inconsistent with the criteria established for Board membership;
•	oversee the evaluations of the Board and its committees;
•	encourage and facilitate directors’ continuing education;
•
develop policies and procedures for recommendation to the Board related to the succession of the CEO and other key executives, including succession planning, and review such succession planning on at least an annual basis;

•	review the Company’s risk exposure relating to the foregoing functions and provide guidance to the Board regarding its risk oversight responsibilities; and
•	obtain or perform an annual evaluation of the Corporate Governance and Nominating Committee’s performance.
Among other matters, the Corporate Governance and Nominating Committee may consider the following nomination criteria regarding Board membership:
•	the appropriate size of the Board;
•	the needs of the Company with respect to the particular talents and experience of its Directors;
•
a nominee’s knowledge, skills and experience, including experience in finance, administration or public service, in light of prevailing business conditions, and the knowledge, skills and experience already possessed by other members of the Board;

•	a nominee’s familiarity with the semiconductor industry;
•	a nominee’s experience in political affairs;
•	a nominee’s experience with accounting rules and practices; and
•	the desire to balance the benefit of continuity with the periodic injection of the fresh perspectives provided by new Board members.
The Corporate Governance and Nominating Committee is required to develop and periodically review criteria for director nominees, which may include specific skills, experience, other qualifications and diversity. We have no formal policy on the consideration of diversity in identifying director nominees, but we endeavor to have a board representing diverse experiences and in areas that are relevant to the Company’s global activities. When the Committee considers diversity, it may consider diversity of experience, skills and viewpoints, as well as traditional diversity concepts such as race or gender, as it deems appropriate.
The Company’s goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experiences. In doing so, the Corporate Governance and Nominating Committee will also consider candidates with appropriate non-business backgrounds. Other than the foregoing, there are no stated criteria for Director nominees, although the Corporate Governance and Nominating Committee may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders. However, the Corporate Governance and Nominating Committee does believe it appropriate for at least one, and preferably, several, members of the Board to meet the criteria for an “audit committee financial expert,” as defined by Commission rules, and to have past employment experience in finance and accounting sufficient to meet the financial sophistication rules under NASDAQ listing standards. The Corporate Governance and Nominating Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board. The Corporate Governance and Nominating Committee identifies nominees by first evaluating the willingness of current members of the Board to continue service on the Board. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Corporate Governance and Nominating Committee decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Corporate Governance and Nominating Committee may engage in research to identify qualified individuals. For a description of the procedure for stockholder nominations, see “Miscellaneous Information — Stockholder Nominations and Proposals” below.
The Board has determined that each of the current members of the Corporate Governance and Nominating Committee is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Corporate Governance and Nominating Committee met four times in 2009.
Special and Other Committees. The Board, from time to time, has deemed it desirable and in the best interest of the Company to form various special committees and independent committees.

Compensation of Directors*

					Change in
					Pension Value
	Fees				and
	Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation
Name	($) (1)	($) (2)	($) (3)	($)	Earnings ($)	($)		Total ($)
Francis P. Barton	69,000	106,499	0	0	0	0		175,499
Curtis J. Crawford	80,500	106,499	0	0	0	0		186,999
Emmanuel T. Hernandez	79,000	106,499	0	0	0	0		185,499
Phillip D. Hester	63,000	106,499	0	0	0	77,400	(6)	246,899
Keith D. Jackson (4)	0	0	0	0	0	0		0
J. Daniel McCranie	139,500	106,499	0	0	0	0		245,999
Daryl Ostrander (5)	61,427	106,499	40,600	0	0	0		208,526
Robert H. Smith	84,000	106,499	0	0	0	0		190,499

*	This table includes compensation for 2009 for all persons who served as directors at any time during 2009.

(1)
This column includes annual retainer fees earned for 2009 regardless of when paid. For additional information about compensation paid to directors see “Compensation of Directors — Discussion of Director Compensation” and “Compensation of Directors — Retainers” below.

(2)
This column includes the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (formerly FAS 123R) with respect to the awards of restricted stock (with immediate vesting) made in 2009. Grant date fair value is the closing price on the date of grant for restricted stock (with immediate vesting). The 2009 awards are further described in the “Discussion of Director Compensation” below. As of December 31, 2009, each director (other than Mr. Jackson) held 3,500 RSUs granted in years prior to 2008, except for Mr. Barton who became a director in 2008 and Mr. Ostrander who became a director in 2009 and did not receive RSUs. With respect to Mr. Jackson, see footnote 4 below.

(3)
This column includes the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (formerly FAS 123R) with respect to awards of options in 2009. The fair value of each option grant is estimated on the date of grant using a lattice-based option valuation model. The lattice based model uses: (i) a constant volatility; (ii) a participant exercise behavior model (based on an analysis of historical exercise behavior); and (iii) the treasury yield curve to calculate the fair value of each option. The Black-Scholes assumptions equivalent is included in the table below. We describe these options in more detail in the “Discussion of Director Compensation” below. In 2009, there were no grants of stock options to directors other than Mr. Ostrander who was granted 20,000 stock options on March 2, 2009 on his appointment to the Board. The grant date fair value of Mr. Ostrander’s award computed in accordance with ASC Topic 718 (formerly FAS 123R) was $2.03 per option. With respect to Mr. Jackson, see footnote 4 below. As of December 31, 2009, the following directors held stock options to purchase common stock in the following amounts: Mr. Barton — 20,000; Mr. Crawford — 34,000; Mr. Hernandez — 34,000; Mr. Hester — 20,000; Mr. McCranie — 24,822; Mr. Ostrander — 20,000; and Mr. Smith — 20,000.
The following table sets forth the assumptions in our calculations of grant date fair value for options granted in fiscal 2009 to the below listed Director:

Aggregate
			Expected	Risk-Free		Grant
		Volatility	Life	Interest	Divided	Date Fair
Name	Grant Date	%	(Years)	Rate %	Yield ($)	Value ($)
Daryl Ostrander	3/2/2009	75.9%	4.72	1.87%	0	40,600

(4)
Mr. Jackson is a Named Executive Officer and his compensation is set forth below in the Summary Compensation Table. Mr. Jackson did not receive any additional compensation in connection with his service as a director.

(5)
Mr. Ostrander was elected to the Board on February 26, 2009. On May 22, 2009, Mr. Ostrander was appointed to the Corporate Governance and Nominating Committee and accordingly his retainer was pro-rated for the portion of the year in which he served on the Corporate Governance and Nominating Committee.

(6)
Effective December 22, 2008, the Company’s primary operating subsidiary, Semiconductor Components Industries, LLC (“SCI”), entered into a consulting arrangement with Mr. Hester, whereby, Mr. Hester provided certain consulting services to SCI. The term of this agreement was extended through April 30, 2009. The amount in this column represents amounts earned or paid to Mr. Hester in 2009 for consulting services (excluding expense reimbursement, which was $24,260). For additional information regarding the consulting arrangement with Mr. Hester see “Relationships and Related Transactions — Related Party Transactions” located below.

Discussion of Director Compensation. The Compensation Committee regularly reviews the compensation payable to Outside Directors, including in February 2009 and most recently in February 2010. See “The Board of Directors and Corporate Governance — Committees of the Board — Compensation Committee” for a description of the authority of the Compensation Committee. In reviewing our Board compensation practices, the Compensation Committee was advised by the Consultant.
The annual retainers payable to the members of our Board of Directors as of January 1, 2009, are set forth below. New Directors receive an option to purchase 20,000 shares of our common stock. An annual equity award is also determined each year in an amount allowing total Director compensation to be at or about the mid-point of our peer group, based on a study provided by a compensation consultant chosen and hired by the Compensation Committee. We will calculate the annual equity award by subtracting $76,500 (the cash compensation earned by a “baseline” board member who receives the annual retainer of $59,000 and also serves on both the audit and compensation committees) from the midpoint total compensation amount determined as described above, and dividing the resulting amount by the closing stock price on the date of grant. The grants were made under the SIP in the form of restricted stock that vests at or about the date of grant. Should a director be appointed after the date of the annual grant, the award amount will be prorated based on the period of the year during which the director serves.
On February 26, 2009, Mr. Ostrander joined the Board. For additional information regarding compensation paid to Mr. Ostrander, see our Form 8-K filed with the Securities and Exchange Commission on March 3, 2009.

Retainers. Under the Director compensation program in 2009, the annual cash retainers were:
•	to the Chairman of the Board, $114,000 per year;
•	to Outside Directors, $59,000 per year;
•	to the Chair of the Audit Committee, $20,000 per year;
•	to the non-Chair members of the Audit Committee, $10,000 per year;
•	to the Chair of the Compensation Committee, $15,000 per year;
•	to the non-Chair members of the Compensation Committee, $7,500 per year;
•	to the Chair of the Corporate Governance and Nominating Committee, $8,000 per year; and
•	to the non-Chair members of the Corporate Governance and Nominating Committee, $4,000 per year.
Annual cash retainers are paid quarterly in arrears.
Equity Compensation. Consistent with past practice, when an individual initially becomes a member of the Board, we grant him or her a stock option (or other comparable equity-based compensation) to purchase a certain number of shares of our common stock, with equal pro rata vesting over a three year period beginning on the first anniversary of the grant date, at an exercise price equal to the fair market value of the stock on the grant date, and subject to the terms of the applicable stock incentive plan and a relevant stock option grant agreement. Effective March 2, 2009, the Board granted to each of our Outside Directors their annual equity award in the form of 31,886 shares of restricted stock with immediate vesting.
Other. We reimbursed Outside Directors for reasonable expenses incurred to attend Board and Committee meetings and to perform other relevant Board duties. Employee Directors do not receive any additional compensation for their services as a member of the Board.
Other Board Matters
Board Leadership Structure. We currently separate the roles of CEO and Chairman of the Board to align the Chairman role with our independent directors and to further enhance the independence of the Board from management. Our Chairman works closely with our CEO to set the agenda for meetings, facilitate information flow between the Board and management, and to gain the benefit of the CEO’s Company-specific experience, knowledge and expertise.
The Board’s Role in Risk Oversight. The Board plays an ongoing and active role in the oversight of risk. In designing our compensation programs and structuring awards, the Compensation Committee considers the likelihood of undue risk taking and the impact that such compensation decisions may have on the Company’s risk profile. The Audit Committee charter requires the Audit Committee to discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Corporate Governance and Nominating Committee charter also requires the Corporate Governance and Nominating Committee to review the Company’s risk exposure relating to its functions and to provide guidance to the Board regarding its overall risk oversight responsibilities. The Chairman of the relevant Committee reports on risk discussions to the full Board to the extent appropriate.
Senior management regularly reports to the Board or the appropriate Committee of the Board on areas of material risk to the Company, which may include financial, legal and regulatory risks, and operational and strategic risks. We describe some of these reporting processes below. For example, the Board has semiannual strategy and planning meetings at which business plans and proposals for the Company and various units or groups within the Company are presented and discussed. Comprehensive risk analysis is a significant part of such planning. At quarterly Board meetings, our business unit heads, and the heads of certain administrative function groups, report to the Board or the appropriate Committee regarding status. These reports include risk evaluation and assessment as a matter of course. Internal audit presents quarterly reports to the Audit Committee that include analysis of financial and regulatory risk. Environmental risk reports are made quarterly to the Corporate Governance and Nominating Committee. Specific risks are addressed appropriately as and when they are identified.
Corporate Governance Principles
The ON Semiconductor Corporation Corporate Governance Principles were originally adopted by the Board in 2003 and last amended on August 13, 2008 (“Principles”). These Principles provide guidance for all types of corporate governance matters and are available on our website at www.onsemi.com. Among other matters, the Principles include the following items:
The Role of Board and Management. Our business is conducted by our employees, managers and officers, under the direction of the CEO and the oversight of the Board to enhance the long-term value of the Company for its stockholders. Both our Board and management realize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties, including employees, recruits, customers, suppliers, creditors, ON Semiconductor communities, government officials and the public at large.
Functions of the Board. The Board has at least four regularly scheduled meetings a year, and may choose to schedule additional meetings in accordance with our by-laws, at which it reviews and discusses reports by management on our performance. In addition to general oversight of management, the Board and its committees also perform specific functions, including, among other things: (i) selection, evaluation and compensation of the CEO and other senior management; (ii) reviewing and monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions; (iii) assessing major risks facing the Company; and (iv) ensuring that processes are in place for maintaining the integrity of the Company for the benefit of its stakeholders.
Qualifications. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a board representing diverse experiences, and in areas that are relevant to the Company’s global activities. See “Management Proposals — Proposal 1: Election of Directors” above, regarding classification of Directors, and “The Board of Directors and Corporate Governance — Committees of the Board — Corporate Governance and Nominating Committee” above, regarding the qualifications we seek in our Directors. The Principles require that Directors shall limit the number of boards of public or private companies (excluding non-profits and subsidiaries) on which they serve to no more than four for non-management Directors (i.e., a Director not holding management positions at the Company) and no more than two for Directors holding management positions at the Company, taking into account a Director’s attendance, participation and effectiveness on these boards. Existing Directors at the time of adoption of this limitation in January of 2008 who exceeded these board limits were expected to develop and implement a plan to reduce the number of boards upon which they serve within a reasonable timeframe in order to comply with these limitations. The number of audit committees on which the members of the Company’s Audit Committee may sit concurrently shall be reviewed annually by the Corporate Governance and Nominating Committee. In addition, once a Director reaches the age of 75 the Board shall not, under any circumstances, nominate such Director for re-election and such Director shall not stand for re-election.
Independence of Directors. We will seek to have, at a minimum, a sufficient number of independent Directors to comply at all times with relevant Commission, NASDAQ and other applicable rules and regulations.
Board Committees. See “The Board of Directors and Corporate Governance — Committees of the Board” above, for information regarding committees established by the Board.
Compensation of the Board. The Compensation Committee has the responsibility for recommending to the Board compensation and benefits for Outside Directors. In determining compensation and benefits, the Compensation Committee is guided by three goals: (i) compensation should fairly pay Directors for work required in a company of our size and scope; (ii) compensation should align Directors’ interests with the long-term interests of stockholders; and (iii) the structures of the compensation should be simple, transparent and easy for stockholders to understand. Generally, the Compensation Committee believes that these goals will be served by compensating Outside Directors with cash and/or equity-based awards.
Directors’ and Officers’ Stock Ownership Guidelines. In order to align Directors’ and officers’ interests and objectives with those of shareholders and further promote the Company’s longstanding commitment to sound corporate governance, the Company has also established guidelines for Company stock ownership. Directors who are not officers are required to hold Company stock in an amount equal to a minimum of two times the annual director retainer fee set for non-chair directors and subject to the terms and conditions set forth in the Principles. There is a transition period of four years from January 1, 2008 for then current Directors to achieve the guideline ownership. New Directors will be expected to meet the ownership requirement within four years of commencing service on the Board. If a Director fails to attain this stock ownership guideline within the specified four-year period, the Chairman of the Board will meet with the relevant Director to formulate an individualized and structured plan to ensure compliance. Notwithstanding the preceding, if the Director continues to fail to comply within the specified time period allotted within the individualized plan, the Director will not be eligible to stand for re-election at the next shareholder meeting at which that Director’s class is up for re-election. Stock that qualifies towards satisfaction of these stock ownership guidelines for Directors includes:
•	Shares purchased on the open market;
•	Shares obtained through exercises of stock options granted by the Company;
•	Vested stock units from RSUs (whether time-based or performance-based) or RSAs granted by the Company; and
•	Shares owned jointly with, or separately by, a spouse and/or minor children.
Officers of the Company and the Company’s subsidiary, SCI, are required to hold Company stock in an amount equal to a minimum of a multiple of base salary as follows: (i) CEO — three times annual base salary; (ii) Executive Vice Presidents — two times annual base salary; and (iii) Senior Vice Presidents — one times annual base salary. Officers subject to the guideline as of January 1, 2008 are expected to meet the ownership requirement within four years of such date and officers who become subject to the guidelines after that date will have four years after they become subject to the requirements to meet the ownership requirement. For officers subject to the guideline as of January 1, 2008, the guideline is established using each person’s annual base salary on January 1, 2008 and the average closing price of the Company’s common stock as calculated under the guideline. For officers that become subject to the guideline after January 1, 2008, the individual guideline will be established based upon their annual base salary at the time they become subject to the guideline and the average closing price of the Company’s common stock as calculated under the guideline. Once established, an officer’s guideline will generally not change as a result of changes in the person’s annual base salary or fluctuations in the Company’s common stock price. Stock that qualifies towards satisfaction of these stock ownership guidelines for officers includes:
•	Shares purchased on the open market;
•	Shares obtained through exercises of stock options granted by the Company;
•	Vested stock units from RSUs (whether time-based or performance-based) granted by the Company;
•	Shares obtained through the 2000 Employee Stock Purchase Plan (“2000 ESPP”); and
•	Shares owned jointly with, or separately by, a spouse and/or minor children.
If an officer fails to meet these stock ownership guidelines within the specified four-year period, the CEO will meet with the relevant officer to formulate an individualized and structured plan to ensure compliance. These guidelines may be waived for Directors and officers, at the discretion of the Corporate Governance and Nominating Committee, if compliance would create severe hardship or for other good reasons. It is expected that these instances will be rare.
Other Matters. The Principles include a discussion of Board membership and selection, the annual self-examination by the Directors and determination of the Board agenda, the process available for reporting concerns to the Audit Committee relating to our accounting and auditing matters, compensation of the Board, and other matters typical of Boards of Directors of other publicly traded semiconductor or peer companies.
Code of Business Conduct
We have adopted a broad Code of Business Conduct (“Code of Conduct”) for Directors and employees. Within this Code of Conduct is a Financial Code of Ethics that applies to our CEO, Chief Financial Officer (“CFO”), Principal Accounting Officer or Controller, and other persons performing similar functions, as well as to our Directors and each member of our Finance Department. We believe that the Code of Conduct satisfies the standards promulgated by the Commission and NASDAQ. The Code of Conduct is available free of charge on our website at www.onsemi.com. To receive a copy, you may also write to our Investor Relations, ON Semiconductor Corporation, 5005 E. McDowell Road, M/D-C302 Phoenix, Arizona 85008, call our Investor Relations at (602) 244-3437, or email your request to investor@onsemi.com.
Compliance and Ethics Program
We have a Compliance and Ethics Program designed to prevent and detect violations of the Code of Conduct, other standards of conduct and the law. A major goal of the Compliance and Ethics Program is to promote an organizational culture that encourages ethical conduct and a commitment to compliance with the law. In this regard, we have established avenues for parties external to the Company to raise compliance and ethics concerns to our Chief Compliance and Ethics Officer with respect to our employees, Directors and third parties doing business with the Company. If you have a concern of this nature, you may report it anonymously (or on a non-anonymous basis) by: (1) calling the Compliance and Ethics Hotline telephone number at 800-243-0186 from the U.S., Bermuda or Puerto Rico, or, if you are outside of these areas, calling (i) AT&T country access code +(800) 243-0186 if you are dialing from an analog telephone or (ii) AT&T country access code +##(800) 243-0186 if you are dialing from a digital telephone; if you are outside the U.S. you may also call (602) 244-3839; (2) mailing a note to George H. Cave, our Senior Vice President, General Counsel, Chief Compliance and Ethics Officer, and Secretary at ON Semiconductor Law Department, M/D-A700, 5005 E. McDowell Road, Phoenix, Arizona 85008; or (3) emailing a note to Mr. Cave at sonny.cave@onsemi.com.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
The purpose of this CD&A is to provide material information about our compensation objectives and policies and to explain and put into context the material elements of the disclosure that follows in this proxy statement with respect to the compensation of our Named Executive Officers. We describe our Named Executive Officers and how they were determined in the section of this proxy statement entitled “Compensation of Executive Officers.”
2009 was a difficult year for us. In late 2008 and early 2009, when decisions were being made for 2009 compensation programs, we were significantly impacted by the general economic downturn and, in early 2009, we undertook a series of dramatic cost reduction initiatives and significantly revised our typical compensation design to preserve the ability to motivate and retain our personnel in that environment. These circumstances and decisions are explained in more detail below in this CD&A.
Compensation Philosophy and Guiding Principles. Our Compensation Committee is responsible for setting our compensation philosophy and guiding principles and for monitoring their effectiveness. The principal objective of our compensation programs is to attract, retain and motivate highly talented individuals who will deliver competitive financial returns to our stockholders in the short term, while also accomplishing our long-term plans and goals. We believe that this philosophy should apply to all our employees, with a more significant level of variability and compensation generally at risk as an employee’s level of responsibility increases. Our compensation philosophy is focused on the following core principles:
Market or Peer Company Comparison. Our Compensation Committee, with the assistance of outside consultants, analyzes market compensation data, giving the greatest weight to the data from our peer group of market competitors in the semiconductor and electronic sectors of the high technology field. Our compensation programs must be competitive with those of our peer companies in order to retain our senior executives. As a general rule, we target the market median for compensation and above the median for exceptional performance.
Pay for Performance. A portion of compensation should be tied to an individual’s performance, both to incentivize goal-oriented performance and to reward individual contributions to our performance.
Alignment with Stockholder Interests. In general, achieving acceptable and expected corporate results and performance are a necessary condition for our executives to realize targeted levels of compensation, particularly with respect to discretionary payments of variable pay and long-term incentives. We believe that basing a component of employee compensation on corporate results and performance aligns employee interests with stockholder interests. In addition, as a general rule, the use of stock incentives further aligns executives’ interests with those of our stockholders.
Retention. Ultimately, our compensation program must be designed to attract and retain highly talented individuals critical to our success by providing competitive total compensation with significant retention features. For instance, we enter into employment agreements with our Named Executive Officers and other senior executives, which typically contain severance and change of control arrangements. In addition, our stock-based awards are designed to retain our officers and other employees, while also accomplishing our other compensation goals and objectives.
Purpose of Compensation. Generally, we believe that our compensation program should be designed to reward performance, both individual and corporate. We attempt to deliver a competitive rewards package comprised of base pay, variable pay, long-term incentives and other benefits. Even if a particular award is not performance-based per se, the Compensation Committee considers corporate and individual performance in making compensation decisions.
While our emphasis is normally on performance incentives, a competitive compensation program must also have elements that are not solely performance-based in order to be competitive in attracting and retaining talented executives. However, we generally attempt to set these elements at a level that is consistent with our performance objectives and peer group practices.
Annual incentives in our compensation program are principally cash-based. Annual incentives are intended to promote superior operational performance, disciplined cost management, and increased productivity and efficiency that contribute significantly to positive results for our shareholders. Long-term incentives in our compensation program are principally stock-based. The aim of the long-term incentives is to motivate long-term performance while promoting key employee retention. The long-term incentive grants also afford the officer the opportunity to increase stock ownership, which aligns the officer’s interest with that of our shareholders and assists the officer in complying with our mandatory stock ownership guidelines.
Historically, we provided long-term incentives primarily in the form of RSUs and options with time-based vesting. In 2008 and 2007, based on the implementation of advice from our consultants, we also granted certain PBRSUs. In 2009, based on the special circumstances facing the Company at the time, we granted only PBRSUs to our NEOs, as described below.
Processes and Procedures for Considering and Determining Executive Compensation
Among other responsibilities, our Compensation Committee is primarily responsible for monitoring, annually reviewing and approving the goals and objectives relevant to our compensation programs for our Named Executive Officers, including the CEO, and for establishing compensation for these officers. Our Board of Directors approves any employment agreement entered into with the CEO or other Named Executive Officers. In the material below, we describe the process used and principal factors considered by the Compensation Committee in setting 2009 executive compensation for the Named Executive Officers.
Role of Compensation Consultants. In determining compensation, the Compensation Committee considers information provided by outside consultants. The Compensation Committee retained Meyercord & Associates (the “Consultant”) in 2008 to, among other things, evaluate and report to the Compensation Committee on the competitiveness of the total remuneration program for our most senior executives. This engagement involved the review of base salary, annual incentives, equity incentives and total direct compensation in the context of the market. The Consultant presented this report to the Compensation Committee in November 2008. At the request of the Compensation Committee, from time to time, the Consultant also works with management on specific projects related to executive compensation for the Compensation Committee’s consideration. Ultimately, the Compensation Committee’s decisions about the executive compensation program, including the specific amounts paid to executive officers, are its own.
Role of Senior Officers in Determining Executive Compensation. The Compensation Committee made all compensation decisions related to our Named Executive Officer compensation in 2009. However, our CEO and other senior officers regularly provide information and recommendations to the Compensation Committee on the performance of the executive officers, the design, structure and components of our compensation programs and of specific grants, appropriate levels of compensation, including equity grants, and the targets for corporate and business unit performance or other goals for our incentive programs and stock-based awards. The senior officers also assist the Committee in determining the level of achievement of the performance targets underlying performance-based awards and incentives and provide other information specifically requested by the Compensation Committee from time to time. The senior officers also provided information to the Consultant, as appropriate, at the request of the Compensation Committee or such consultant and worked with such consultant to develop proposals for executive compensation planning and implementation.
Use of Market Data. In setting 2009 compensation for our Named Executive Officers, the Compensation Committee used data provided by the Consultant to assist in structuring the compensation packages. In November 2008, the Consultant provided a report to the Compensation Committee on the competitiveness of the total remuneration program for our then fourteen most senior executives.
The Consultant compared the compensation of the top four executives, Messrs. Jackson, Colvin, Nelson and Mahoney, with matching positions in a compensation peer group. The compensation of Mr. Cave, our Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary, was compared with the data in the Radford survey of all companies with revenues between $1 billion and $3 billion. There are approximately 78 companies in this survey in various industries. The report also included certain other comparative information used by the Company primarily as a market check.
The report included information on the executive’s competitive position for base salary, total cash at target (base pay and target bonus under the annual incentive program), as well as target bonus as a percentage of base salary, equity grants and total direct compensation (base pay, target bonus and equity grant value). In evaluating the competitiveness of compensation, the report compares senior executives to their functional matches (e.g., CFO is compared to comparator company CFOs), where available.
In 2008, the Compensation Committee approved a revised compensation peer group for purposes of compensation analysis. The 2008 peer group, used for 2009 compensation design, consisted of the following companies: Altera, Analog Devices, Atmel Corporation, Autodesk, Broadcom, Cypress Semiconductor, Fairchild Semiconductor International, Inc., Lam Research, LSI Logic Corporation, Marvel Technology, Maxim Integrated Products, National Semiconductor Corporation, Network Appliance, Novellus Systems Inc., Nvidia, SanDisk Corp, Spansion, Vishay Intertechnology Inc., and Xilinx Inc. The peer group companies represent companies in the technology field with whom the Company competes for talent and whose revenues and market cap are within a range comparable to that of the Company (generally one-half to two times that of the Company).

Officer	Salary	Incentive Target	Equity Grants

Mr. Jackson President and Chief Executive Officer	Salary was about 5% below market median.*	Incentive target was below market.	Equity grant in 2008 was at market.

Mr. Colvin Executive Vice President, Chief Financial Officer and Treasurer	Salary was at market median.*	Incentive target was below market.	Equity grants in past 2 years have been above market by design.

*	When peer data is adjusted for lag.

Based on the peer company data, the Consultant’s report concluded the following for the specified officers:

Officer	Salary	Incentive Target	Equity Grants

Mr. Nelson Executive Vice President, Chief Operating Officer and Chief Environmental Officer	Salary was below market, but market data is skewed by different job scopes.	Incentive target was below market.	Equity grants were about at market when job scope is taken into consideration.

Mr. Mahoney Executive Vice President, Sales and Marketing	Salary was at market median.*	Incentive target was below market.	Equity grants were above market.

*	When peer data is adjusted for lag.
The Consultant recommended increasing cash incentive targets as a percentage of salary for all such officers and reassessing equity grant numbers in early 2009.
In general, we target the market median based on the peer group data for each element of compensation, recognizing that critical skill sets or above median performance may justify pay levels above median. We also use that comparison data to determine how to allocate between cash and non-cash compensation and between short-term and long-term incentive compensation. However, the Compensation Committee also considers other factors in its compensation decisions.
Other Factors. The Compensation Committee takes into account the data provided by the Consultant and its recommendations as to competitiveness and the structure of compensation in determining compensation for the Named Executive Officers. For example, prior to approving awards, the Compensation Committee generally considers the implications of the awards in terms of variance from the 50th percentile in the comparison data. However, the Compensation Committee also focuses on the executive’s individual responsibilities, skills, expertise and value added through performance, prior award accumulation, and other factors, and applies these views in conjunction with the information provided by the Consultant. The performance of each officer is formally reviewed by management and shared with the Compensation Committee prior to the committee’s annual determinations with respect to salary adjustments and long-term incentive awards. Our CEO presents the Compensation Committee with an individual performance overview for each executive officer, describing the officer’s accomplishments for the prior year, his or her strengths, areas of improvement and development plans. The Compensation Committee separately reviews CEO performance based on, among other factors considered relevant, Company performance, primarily adjusted non-GAAP EBITDA, revenue growth, earnings growth, earnings per share, and total shareholder return.
The Compensation Committee considers each component of executive compensation in light of total compensation. In considering adjustments to the total compensation of each Named Executive Officer, the Compensation Committee also considers the value of previous compensation, including then outstanding equity grants. The Compensation Committee receives data for each executive officer prior to its annual determinations with respect to salary adjustments and long-term incentive awards. The data generally includes compensation information for at least the five preceding years (or the number of years the executive officer has been employed with the Company if less than five years), with total cash compensation, total long-term incentive, and total compensation values, as well as gains from option exercises and RSU (including PBRSU) vesting and the value of outstanding award opportunity. The Compensation Committee will also consider other external factors that it considers relevant, such as the financial condition of the Company and other issues facing us at the time.
The Compensation Committee considers contractual commitments in determining or recommending executive pay. Each of the Named Executive Officers has entered into an employment agreement with us.

The employment agreements generally provide for an initial level of annual salary, a target percentage of annual salary that can be earned pursuant to the annual incentive plans, and a certain level of perquisites. The employment agreements provide for periodic review by the Board or Compensation Committee of the officer’s salary and target percentage for the annual incentive plans. They also generally provide for certain payments in the event of termination of employment of the Named Executive Officer. The employment agreement of each Named Executive Officer is described below under the heading “Compensation of Executive Officers — Employment, Severance, and Change in Control Agreements and Arrangements” in this proxy statement. The terms of these arrangements were approved by the Compensation Committee and the Board after considering the aggregate of these obligations in the context of the desirability of hiring or retaining the applicable officer.
While the Compensation Committee considers internal pay equity in making compensation decisions, we do not have a policy requiring any set levels of internal pay differentiation. As previously discussed, we target the compensation levels among our executives to be competitive with the market. This accounts for most of the difference in compensation among our Named Executive Officers. During the past three years, total compensation for our CEO as calculated pursuant to SEC rules and disclosed in the Summary Compensation Table has been less than two times the compensation of the next highest paid executive officer. The Compensation Committee believes that this is an appropriate level of differentiation.
The Compensation Committee considers the potential for unacceptable risk taking in its compensation design. We believe that the design of our executive compensation program does not unduly incentivize our executives to take actions that may conflict with our long-term best interests. Material risk in our compensation design is mitigated in several ways, as follows:
•	Base salaries are intended to constitute a sufficient component of total compensation to discourage undue risk taking in the meeting of incentive goals.
•	Performance-based pay opportunities are designed with goals that are intended to result in long-term value to the shareholders.
•	Earnings goals and opportunity in our performance-based incentive programs are at levels intended to be attainable without the need to take inappropriate risks.
•	Bonus and incentive opportunities are capped so that the upside potential is not so large as to encourage detrimental risk taking.
•	Our stock-based incentives vest or are earned over a multi-year period, which provides long-term upside potential and downside risk.
•
Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•
The stock components inherent in our long-term incentive program, combined with our stock ownership guidelines, align the interests of our executives with a goal of long-term appreciation of stockholder value.

•
Compensation is generally targeted to the median of the competitive consensus and compensation elements used by comparator companies are considered in compensation design, thereby avoiding unusually high pay opportunities relative to Company peers.

Elements of our Compensation Program
Our compensation plans are designed to provide a competitive total compensation package consistent with our performance in the marketplace and our desire to retain talented management. The compensation program for each of our executives generally includes:
•	base salary, aimed at a competitive mid-market level;
•
semi-annual cash incentive awards tied to specific, quantifiable and objective performance measures, although as described below under “2009 Compensation Decisions,” this element of our compensation program was cancelled in 2009;

•	annual equity awards, based on corporate and individual performance;
•	severance and change of control agreements;
•	perquisites; and
•	other benefits plans and programs.
While executives have more of their total compensation at risk than other employees, the principles that serve as the basis for executive compensation practices generally apply to the compensation plans for all employees; namely, corporate and individual performance drive incentive compensation.
Base Salary. The Named Executive Officers have employment agreements that specify the initial level of salary to which they are entitled. Such employment agreements provide that this initial level of salary is subject to review by our Board of Directors or the Compensation Committee from time to time. The base salary that each Named Executive Officer received for fiscal 2009 is set forth in the Summary Compensation Table below in the column “Salary.”
As described below under “2009 Compensation Decisions,” we undertook numerous cost reduction measures in late 2008 and early 2009, resulting in a decrease in base salary for each of the Named Executive Officers. See “Compensation of Executive Officers — Summary Compensation Table” for the salary information on the Named Executive Officers.
Semi-Annual Cash Incentive Programs. In the past, we established semi-annual cash incentive award programs for our executive officers under our 2007 Executive Incentive Plan (“Executive Incentive Plan”), which allow us to plan for the future while adjusting to the rapidly changing semiconductor market. The purpose of the Executive Incentive Plan is to increase stockholder value by providing a tax deductible incentive for key executives to achieve our strategic and financial goals and to perform to the best of their abilities. However, the program was cancelled for 2009 due to the economic downturn and special considerations described below under “2009 Compensation Decisions.”
Other Information Regarding Cash Incentives. The Compensation Committee annually reviews the bonus component of executive incentive compensation and, in addition to bonuses paid under the Executive Incentive Plan, the Compensation Committee may approve payment of discretionary bonuses to the Named Executive Officers for performance or other reasons. During fiscal 2009, we did not pay any discretionary bonuses to our Named Executive Officers.
Long Term Incentives. Long term incentives for executives are entirely equity-based and are designed to reinforce the alignment of executive and stockholder interests. These rewards provide each individual with a significant incentive to manage from the perspective of an owner. Our long term incentive grants in 2009 took the form of PBRSUs. The Compensation Committee grants long-term equity awards to our Named Executive Officers pursuant to our SIP.
Traditionally, our principal form of equity compensation consisted of non-qualified stock options. We had not issued RSUs prior to 2006 because historically option grants were given favorable accounting treatment and, given that option grants were extremely common in our industry, we had no compelling reason to look to other forms of equity compensation. This changed with the implementation of Statement of Financial Accounting Standards No. 123R, which altered the accounting treatment for stock options effective in 2006. Since the implementation of FAS 123R, our Company and many other public companies began issuing RSUs. While the value of the RSUs will fluctuate with changes in our stock price, RSUs will have some value in the long run, encouraging retention. To that extent, RSUs can provide greater compensation value than options, which can lose all value based on stock price decreases. Therefore, when using restricted stock or RSUs, we can issue fewer shares than in stock option grants, which will be less dilutive to our stockholders.
In February 2009, due to then current economic conditions and for primarily retention driven reasons as described below, we adjusted our traditional annual grants practice and issued PBRSUs (instead of options and time-based RSUs) to employees, including our Named Executive Officers.
2009 Compensation Decisions
In early 2009, due primarily to impacts from the severe global economic recession, we considered circumstances at the time and undertook a series of significant cost reduction initiatives for 2009, including the following:
•	We paid no bonuses in 2009 for the second half of our 2008 annual incentive plan since the threshold performance target for payout was not achieved.
•	We cancelled our 2009 annual incentive bonus programs.
•
We initiated forced work furloughs for our employees where permitted by local law. Unpaid time off required for executives exceeded that required for lower level employees. Generally, executives were required to take nine weeks of unpaid time off in 2009, one week of which was attributable to 2010 due to payroll cycles. These forced work furloughs resulted in a significant reduction of the salaries of executives in 2009.

•	There were no salary increases for 2009.
•	We adjusted our long-term equity awards program as described in more detail below.
The annual equity awards for 2009 were in the form of PBRSUs. The Committee obtained the advice of the Consultant on the design and structure of the new program. In designing the new program, the Committee considered recommendations that:
•
Given the uncertainty in the market, and the cost of expensing options believed to have little retention value for the Company or the employees, management was recommending using all PBRSUs for the 2009 annual grant. Management recommended a ratio of 1 PBRSU for 1.3 options due to the risk of forfeiture for failing to achieve performance results.

•
There was a concern regarding retention for the Company’s top performers and certain executives, given the factors outlined above, the low stock price, the low probability that certain previously granted PBRSUs would vest, and competitors’ recruiting techniques, including sign-on equity grants.

•	It should grant PBRSUs that would compensate to a certain extent for foregone annual long-term equity grants, base pay and bonus for certain executives, including the NEOs.
•	It should also grant PBRSUs as a multiple of base salary for certain executives, including the NEOs, for retention.
Among other things, the Committee also considered (1) what executive compensation actions other semiconductor and high-tech benchmark companies were taking in light of the global economic recession; (2) how employees were handling the Company’s aggressive cost-cutting measures; (3) anticipated expense savings and costs associated with adopting the recommended PBRSU grant program; (4) various alternatives for setting a baseline adjusted non-GAAP EBITDA measurement from which subsequent PBRSU vesting criteria would be compared; and (5) the impact of the program on equity grant burn rates. The Committee also reviewed several example calculations of how PBRSUs granted under the new recommended program would vest using various assumptions regarding future financial performance of the Company.
In designing the new program, the Committee determined that the performance metric for the new program should be adjusted non-GAAP EBITDA since this metric closely relates to operating cash generated by the Company, which the Compensation Committee believes is one of the better indicators of total shareholder return. Details of the awards, including the performance metrics are described under “Compensation of Executive Officers — 2009, 2008 and 2007 Awards of PBRSUs” in this proxy statement.
The Compensation Committee granted Mr. Jackson 1,686,609 PBRSUs, Mr. Colvin 900,707 PBRSUs, Mr. Mahoney 701,740 PBRSUs, Mr. Nelson 1,276,383 PBRSUs and Mr. Cave 378,223 PBRSUs. We disclose the awards of PBRSUs that were granted in 2009 to our Named Executive Officers in the Summary Compensation Table of this proxy statement. The Grants of Plan-Based Awards Table, Outstanding Equity Awards at Fiscal Year-End Table and Option Exercises and Stock Vested Table also contain information about our long-term incentive awards to Named Executive Officers.
In considering the number of PBRSUs to be awarded to each NEO, the Committee considered data with respect to the market median based on competitive information provided by the Consultant in its November 2008 report. They also considered special circumstances applicable to each executive. For example, Mr. Nelson’s award was increased based on the status of his total compensation package, expectations with respect to his existing long-term grants and his marketability to competitors.
Base salary and total cash compensation in 2009 were significantly below the peer group median as shown in available market data. Due to the competitive market place for executives with turn around experience in the semiconductor industry, to ensure that our executives remained with ON through this down cycle, and to drive total shareholder return and future growth, the Compensation Committee made PBRSU grants to the Named Executive Officers that reflected their performance versus their peer group. Assuming 100% attainment of PBRSU performance, which would drive total shareholder return, total direct compensation for each Named Executive Officer was: (i) for Mr. Jackson, approximately 121% of the peer group median or 103% of the peer group 75th percentile; (ii) for Mr. Colvin, approximately 227% of the peer group median or 115% of the peer group 75th percentile; (iii) for Mr. Nelson, approximately 98% of the peer group median or 97% of the peer group 75th percentile; (iv) for Mr. Mahoney, approximately 149% of the peer group median or 138% of the peer group 75th percentile; and (v) for Mr. Cave, approximately 157% of the peer group median or 118% of the peer group 75th percentile.
Actual results for the second quarter of 2009 were better than expected due to an unforeseen revenue recovery and several one-time actions by the Company including its significant cost reduction measures. Related to this, 100% of each quarterly tranche vested for each of the last three quarters of 2009.
In February 2010, the Compensation Committee made awards of PBRSUs pursuant to our normal annual equity grant program (the “2010 PBRSU awards”). We described these awards in our Form 8-K Report filed on February 18, 2010. Messrs. Jackson, Colvin, Nelson and Mahoney volunteered to not accept any 2010 PBRSU awards so that their grants could be redirected to other employees at the Company. The Compensation Committee considered the preceding along with each officer’s awards from prior years and other compensation data. In connection with this process, the Compensation Committee agreed with these officers and decided not to award them any 2010 PBRSU awards. Mr. Cave was awarded 70,000 2010 PBRSU awards. In accordance with its normal practice, in February 2010, the Compensation Committee reinstituted a newly-designed annual cash incentive program. We described this program in our Form 8-K Reports filed on February 9, 2010 and February 26, 2010.
Other Elements Affecting Compensation
Severance and Change in Control Agreements. Under the SIP and the Amended and Restated Plan, the Board of Directors has discretion to accelerate equity-based vesting upon a “change of control.” In addition, with respect to our Named Executive Officers, our outstanding option agreements and RSU agreements, including our PBRSU agreements, generally contain provisions causing the options or RSUs to vest either upon a termination of employment without cause, including, if applicable, a deemed termination good reason, within a two year period after a change of control. For a description of the severance and change of control provisions of the employment agreements for our Named Executive, see “Compensation of Executive Officers — Employment, Severance, and Change In Control Agreements and Arrangements” below in this proxy statement.
We believe that our severance benefits and change of control arrangements are consistent with the principal objectives of our compensation programs. To the extent a Named Executive Officer’s agreement contains severance benefits or a change of control provision, such benefit is predicated upon the Named Executive Officer being terminated “without cause” or resigning “for good reason,” as such terms are defined in their agreements. In addition, our severance benefits are subject to the Named Executive Officer signing a general release and waiver and complying with certain restrictive covenants, including non-solicitation, confidentiality and non-disparagement agreements, and, in most cases, non-competition or non-interference agreements, which serves the best interests of the Company and its stockholders.
We believe that our management has played a crucial role in making us a successful company and it sends an important signal to the market and potential employees that we are willing to protect our management with some guaranteed compensation in the event of a termination after a change of control. In addition, management may be less reluctant to resist change of control transactions that are in the best interests of our stockholders if they have the added security that comes with such change of control arrangements.
Perquisites. In March 2006, our then compensation consultant presented a report to the Compensation Committee on the perquisites we offer our executive officers. It compared our perquisites to those granted by over 300 other companies using data from two nationally published surveys. The report concluded that we provide minimal executive perquisites in comparison to other such companies. While we intend to continue the practice of limiting executive perquisites, based on the consultant’s recommendation, in

2006, we added the following two perquisites for certain executives holding the title of Senior Vice President or above: (i) reimbursement of up to $10,000 per year for financial planning services; and (ii) enhanced coverage for life insurance. Under our life insurance perquisite, each executive receives life insurance coverage of $1,000,000, which is $500,000 above the maximum allowed standard coverage of two-times base salary that is afforded to all employees. We believe these additions will help maintain the competitiveness of our compensation package vis-à-vis our peer companies. An executive officer holding a title of Senior Vice President or above also receives a car allowance of $1,200 per month. We also include a tax gross up for relocation and financial planning benefits.
We describe the perquisites paid in 2009 to each of the Named Executive Officers in the Summary Compensation Table of this proxy statement.
Other Benefit Plans and Programs. Executives are eligible to participate in benefit programs designed for all of the Company’s full-time employees. These programs include a tax qualified stock purchase plan, a 401(k) savings plan, and medical, dental, disability and life insurance programs.
Deferred Compensation. In view of the enactment of Section 409A of the Code, which imposed strict requirements on all deferred compensation plans and harsh penalties for compliance failures, we terminated our 1999 Executive Deferred Compensation Plan effective in 2005.
Impact of Taxation and Accounting Considerations on Executive Compensation
Our Compensation Committee attempts to establish executive officer compensation programs that will maximize our related income tax deductions to the extent that it determines that such actions are consistent with our compensation philosophy and in the best interests of our stockholders. The semi-annual cash bonus awards made under the Executive Incentive Plan are designed to qualify as “performance-based” compensation under Section 162(m) of the Code, as are certain of our equity awards under our SIP. Under Section 162(m), we may not receive a federal income tax deduction for compensation paid to our CEO or any of the four other most highly compensated executive officers in excess of $1 million in any one year. However, if we pay compensation that is “performance-based” under Section 162(m), we still can receive a federal income tax deduction for the compensation even if these executives are paid more than $1 million during a single year. We do not use the deduction as a justification for awarding compensation in excess of $1 million. However, to the extent that awards do exceed $1 million, we generally believe it is in the stockholders’ best interests to award compensation that will qualify as “performance-based” in order to take advantage of the deduction.
While the tax impact of any compensation arrangement is one factor to be considered, our Compensation Committee evaluates such impact in light of our overall compensation philosophy, and, from time to time, the Compensation Committee may award compensation that is not fully deductible if the Compensation Committee determines that such award is consistent with our philosophy. Based on our understanding of the regulations under Section 162(m), we believe that the full amount of compensation resulting from the exercise of options under our SIP and vesting of performance-based RSUs is deductible. Other than approximately $272,000 of Mr. Jackson’s compensation, we also believe that all of the compensation paid to the Named Executive Officers in 2009 was deductible. The Compensation Committee and the Board also take into account other tax and accounting consequences of its total compensation program and weigh these factors when setting total compensation and determining the individual elements of an officer’s compensation package.

Other Matters Relating to Executive Compensation
Hedging Transactions. We have a comprehensive Insider Trading Policy, which, among other things, provides that insiders shall not engage in short sales of, purchase on margin, or buy or sell puts, calls or other derivatives of our securities because of the potential conflict of interest or the perceptions created and the resulting possible impact on the market.
Equity Award Policy. In August 2006, we adopted an equity award grant date policy statement. Under the policy, equity grants under the SIP generally become effective on the first Monday (or next following trading day if the first Monday is not a trading day) of the next month following the date of Board, Committee or CEO approval of the grant. Options granted are priced at the closing market value on the date of grant.
Stock Ownership Guidelines for Officers. Under our Corporate Governance Guidelines, our officers are required to hold our common stock in an amount equal to a minimum of a multiple of base salary. There is a transition period to achieve the required ownership. All of our Named Executive Officers have either achieved the required ownership levels or are expected to achieve such levels within the prescribed time period. See “Board of Directors and Corporate Governance — Corporate Governance Principles — Directors’ and Officers’ Stock Ownership Guidelines” above.

COMPENSATION COMMITTEE REPORT4
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis prepared by management and included in the proxy statement for the 2010 Annual Meeting of Stockholders. Based on these reviews and discussions with management, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the proxy statement for the 2010 Annual Meeting of Stockholders for filing with the Securities and Exchange Commission.
This report is submitted by the Compensation Committee.
Robert H. Smith, Chairman
Curtis J. Crawford
J. Daniel McCranie

[4]
Pursuant to Item 407(e)(5) of Regulation S-K, the information set forth under “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A or 14C, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

COMPENSATION OF EXECUTIVE OFFICERS
The following tables set forth information concerning compensation earned by, or paid for services provided to us and our subsidiaries for the periods indicated to: (i) all persons serving as our principal executive officer or as principal financial officer during 2009; (ii) the three most highly paid executive officers who were serving as executive officers at the end of 2009 other than the principal executive officer and the principal financial officer; and (iii) up to two additional individuals who would have been included except that the individual was not serving as an executive officer at the end of 2009 (“Named Executive Officers”).
Summary Compensation Table

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
								Change in
								Pension Value
								and
								Nonqualified
							Non-Equity	Deferred
Name and					Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary			Awards	Awards	Compensation	Earnings	Compensation
Position	Year	($)	Bonus ($)		($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	Total ($)

Keith D. Jackson,	2009	609,654	0		5,633,274	0	0	0	27,892	6,270,820
President and Chief	2008	687,775	0		0	3,060,000	133,722	0	27,786	3,909,283
Executive Officer	2007	625,275	0		3,653,120	1,493,280	388,809	0	26,337	6,186,821

Donald Colvin,	2009	350,481	0		3,008,361	0	0	0	29,684	3,388,526
Executive Vice	2008	400,057	0		786,500	612,000	52,428	0	28,923	1,879,908
President, Chief	2007	383,057	0		2,903,560	432,000	158,530	0	31,662	3,908,809
Financial Officer and Treasurer

Robert Mahoney,	2009	304,615	0		2,343,812	0	0	0	34,816	2,683,243
Executive Vice	2008	347,520	0		1,413,200	275,400	37,095	0	28,971	2,102,186
President, Sales	2007	327,520	34,434	(6)	322,280	324,000	133,138	0	29,038	1,170,410
and Marketing

W. John Nelson,	2009	315,000	0		4,263,119	0	0	0	29,963	4,608,082
Executive Vice	2008	370,000	0		1,413,200	367,200	46,184	0	27,374	2,223,958
President, Chief	2007	234,231	0		1,085,000	1,724,000	50,383	0	173,302	3,266,916
Operating Officer and Chief Environmental Officer (7)

George H. Cave,	2009	280,923	0		1,263,265	0	0	0	48,343	1,592,531
Senior Vice President,	2008	—	—		—	—	—	—	—	—
General Counsel,	2007	—	—		—	—	—	—	—	—
Chief Compliance & Ethics Officer and Secretary (8)

(1)
Amounts in this column represent the aggregate grant date fair value of awards of RSUs, including PBRSUs, computed in accordance with FASB ASC Topic 718 (formerly FAS 123R) for 2009, 2008 and 2007. For time based RSUs, the grant date fair value is calculated by multiplying the number of units by the closing price of a share of common stock on the grant date. For PBRSUs, the grant date fair value is calculated by multiplying the probable number of units to vest as of the grant date by the closing price of a share of common stock on the grant date. The valuation is based upon the probable outcome of the performance conditions underlying the PBRSUs, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718 (formerly FAS 123R), excluding the effect of estimated forfeitures. We describe the 2009, 2008, and 2007 awards of PBRSUs below under “2009, 2008 and 2007 Awards of PBRSUs.”

With respect to awards of PBRSUs made in 2009, 2008, and 2007 the table below sets forth the maximum number of PBRSUs that could vest if all performance conditions are met as well as the aggregate grant date fair value of the award on the date of grant assuming that the highest level of performance conditions will be achieved:

		Total	Fair Value	Aggregate Grant
		Number of	per Share	Date Fair Value
Name	Grant Date	Units	($)	($)

Keith D. Jackson	03/02/2009	1,686,609	3.34	5,633,274
	10/01/2007	145,000	12.55	1,819,750

Donald Colvin	03/02/2009	900,707	3.34	3,008,361
	06/02/2008	50,000	9.80	490,000
	10/01/2007	120,000	12.55	1,506,000

Robert Mahoney	03/02/2009	701,740	3.34	2,343,812
	06/02/2008	120,000	9.80	1,176,000

W. John Nelson	03/02/2009	1,276,383	3.34	4,263,119
	06/02/2008	120,000	9.80	1,176,000

George H. Cave	03/02/2009	378,223	3.34	1,263,265

(2)
The Company did not award options in 2009. Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (formerly FAS 123R) with respect to awards of options (i.e., grant date fair value amortized over the requisite service period, but disregarding any estimate of forfeitures relating to service-based vesting conditions). The fair value of each option grant is estimated on the date of grant using a lattice-based option valuation model. The lattice-based model uses: (i) a constant volatility; (ii) a participant exercise behavior model (based on an analysis of historical exercise behavior); and (iii) the treasury yield curve to calculate the fair value of each option.

The assumptions in our calculation of grant date fair values for options granted to our Named Executive Officers in fiscal 2008 and 2007 are below, except for Mr. Cave who was not a Named Executive Officer in fiscal 2008 and 2007.

				Risk-Free	Divided	Aggregate Grant
			Expected	Interest	Yield	Date Fair Value
Name	Grant Date	Volatility %	Life (Years)	Rate (%)	($)	($)

Keith D. Jackson	03/03/2008	56.3%	5.20	2.8%	0	3,060,000
	03/05/2007	41.1%	4.20	4.5%	0	1,493,280

Donald Colvin	03/03/2008	56.3%	5.20	2.8%	0	612,000
	03/05/2007	41.1%	4.20	4.5%	0	432,000

Robert Mahoney	03/03/2008	56.3%	5.20	2.8%	0	275,400
	03/05/2007	41.1%	4.20	4.5%	0	324,000

W. John Nelson	03/03/2008	56.3%	5.20	2.8%	0	367,200
	06/04/2007	41.4%	4.16	4.9%	0	1,724,000

(3)
The amount in this column consists of earnings by each Named Executive Officer under our semi-annual cash incentive programs in 2008 and 2007. The Company canceled the semi-annual cash incentive program for 2009.

(4)
See “Other Elements Affecting Compensation — Deferred Compensation” in the CD&A for a description of the termination of our prior deferred compensation plan effective in 2005. We also do not have any defined benefit or actuarial pension plans with respect to our Named Executive Officers.

(5)
Amounts in this column for 2009 consist of: (i) our contributions under our 401(k) plan of $9,800 for each of our Named Executive Officers; (ii) Executive Group Term Life Insurance imputed income as follows: Mr. Jackson — $2,622; Mr. Colvin — $4,902; Mr. Mahoney — $7,524; Mr. Nelson — $4,902; and Mr. Cave — $2,622 (the premiums paid for such insurance, excluding coverage for basic policies awarded to all eligible employees, was $432 for each Named Executive Officer, which amount is not included in column (i) of the Summary Compensation Table); (iii) premiums for Executive Accidental Death and Dismemberment was $120 for each Named Executive Officer; (iv) car allowance for each Named Executive Officer of $14,400; (v) financial planning services as follows: Mr. Mahoney — $2,000 and Mr. Cave — $1,100 and a related tax gross-up amount of $972 for Mr. Mahoney and $516 for Mr. Cave; (vi) imputed income for reimbursement of long-term disability insurance benefit payments to Mr. Jackson — $950, Mr. Colvin — $462, Mr. Nelson — $741, and Mr. Cave — $631; and (vii) payment of $19,154 to Mr. Cave due to an exemption from required time off in recognition of a special project.

(6)
On December 21, 2005, we signed a retention agreement with Mr. Mahoney pursuant to which we paid him two equal retention bonuses of $34,434 on January 4, 2006 and January 4, 2007. Had Mr. Mahoney terminated his employment with us prior to January 4, 2008 he would have had to repay us a pro-rated portion of such bonus.

(7)	Mr. Nelson joined us as Executive Vice President and Chief Operating Officer effective May 1, 2007 and was appointed Chief Environmental Officer in May 2009.

(8)	Mr. Cave was not a Named Executive Officer in 2007 and 2008 and therefore the Summary Compensation Table does not include compensation information for Mr. Cave for these years.

Grants of Plan-Based Awards Table

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
All
Other
									Stock	All		Grant
									Awards:	Other		Date
									Number	Options		Fair
									Of	Awards:	Exercise	Value
									Shares	Number	Of	Of
			Estimated Possible Payouts			Estimated Future Payouts			Of	Of	Base Price	Stock
			Under Non-Equity Incentive			Under Equity Incentive			Stock	Securities	Of	And
			Plan Awards			Awards (2)			Of	Underlying	Option	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Date (1)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(3)	($/Sh)	($)(4)

Keith D. Jackson, President and Chief Executive Officer	03/02/2009	02/05/2009	—	—	—	70,276	—	1,686,609	—	—	—	5,633,274
Donald Colvin, Executive Vice President, Chief Financial Officer and Treasurer	03/02/2009	02/05/2009	—	—	—	37,530	—	900,707	—	—	—	3,008,361
Robert Mahoney, Executive Vice President, Sales and Marketing	03/02/2009	02/05/2009	—	—	—	29,240	—	701,740	—	—	—	2,343,812
W. John Nelson, Executive Vice President, Chief Operating Officer and Chief Environmental Officer	03/02/2009	02/05/2009	—	—	—	53,183	—	1,276,383	—	—	—	4,263,119
George H. Cave, Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary	03/02/2009	02/05/2009	—	—	—	15,760	—	378,223	—	—	—	1,263,265

(1)
Pursuant to the Company’s Equity Award Grant Date Policy Statement, the date of grant is the first Monday (or the next following trading day if that Monday is not a trading day) of the month following the month in which the grant was approved by either the Board or the Compensation Committee. For additional information regarding our Equity Award Grant Date Policy Statement, see “Other Matters Relating to Executive Compensation — Equity Award Policy” in the CD&A.

(2)	This column represents PBRSU awards made in 2009. These awards are described below under “2009, 2008 and 2007 Awards of PBRSUs.”

(3)	The Company did not award options to any of its Named Executive Officers in 2009.

(4)
This amount represents the grant date fair value of the award calculated in accordance with FASB ASC Topic 718 (formerly FAS 123R). The grant date fair value is the closing price on the date of grant. The valuation is based upon the probable outcome of the performance conditions underlying the PBRSUs, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718 (formerly FAS 123R), excluding the effect of estimated forfeitures. We describe the maximum number of PBRSUs that could vest if all performance conditions are met as well as the aggregate grant date fair value of the award on the date of grant in footnote 1 to the Summary Compensation Table.

2009, 2008 and 2007 Awards of PBRSUs
2009 Awards of PBRSUs. Effective March 2, 2009, the Compensation Committee awarded PBRSUs to Named Executive Officers pursuant to the SIP. The objective of the awards was to drive employee and Company performance using a key performance metric, adjusted non-GAAP EBITDA. The Compensation Committee granted Mr. Jackson 1,686,609 PBRSUs, Mr. Colvin 900,707 PBRSUs, Mr. Mahoney 701,740 PBRSUs, Mr. Nelson 1,276,383 PBRSUs and Mr. Cave 378,223 PBRSUs.
Each PBRSU represents the right to receive one share of the Company’s common stock on the applicable vesting date. The PBRSUs may vest quarterly over a three-year (twelve quarter) period upon the achievement of a baseline non-GAAP EBITDA goal and certain percentage improvements over the baseline non-GAAP EBITDA goal (“Baseline Non-GAAP EBITDA”). Under the PBRSU agreement, “non-GAAP EBITDA” shall mean the Company’s earnings before interest (income or expense), taxes, depreciation, and amortization for the applicable quarter, is adjusted to exclude the following: (i) amortization of purchased intangible assets; (ii) in-process research and development expense; (iii) stock-based compensation expense from acquisitions; (iv) stock-based compensation expense determined in accordance with FASB ASC Topic 718 (formerly FAS 123R); (v) restructuring, asset impairments and other, net; (vi) gain (loss) on debt prepayment; (vii) goodwill impairment charge; (viii) cumulative effect of accounting change required by GAAP; (ix) extraordinary item; (x) expensing of the step up to fair market value of inventory from acquisitions; and (xi) divestiture related items. Non-GAAP EBITBA, as adjusted, shall specifically include merger and acquisition activity of the Company.
The Baseline Non-GAAP EBITDA amount of $25 million is the initial base target and the minimum threshold to trigger vesting in a quarter. This target will incrementally increase by 15% over Baseline Non-GAAP EBITDA each quarter (“Quarterly Target”), so that the Company’s non-GAAP EBITDA would have to increase to approximately 280% of Baseline Non-GAAP EBITDA in order for 100% of the eligible grant to vest over time. If Baseline Non-GAAP EBITDA is not met in a quarter, then 0% of the eligible grant will vest for that quarter. If the Baseline Non-GAAP EBITDA is met in a quarter but the Quarterly Target is not met for that quarter, then 50% of the eligible grant will vest for that quarter. If the Quarterly Target is met or exceeded for a quarter, then 100% of the eligible grant will vest for that quarter. Unvested PBRSUs remain eligible for vesting until the expiration of the grant, one day past the filing with the Commission of the twelfth quarter’s Form 10-Q following the first performance measurement period. PBRSUs that do not vest in a quarter because the Quarterly Target or Baseline Non-GAAP EBITDA is not met for the quarter carry forward and will fully vest in any quarter in which the original Quarterly Target or Baseline Non-GAAP EBITDA is met.
For the eligible employees who are senior vice presidents and above, if the eligible employee’s employment is terminated without cause (including for good reason) within two years following a change in control of the Company, any previously unvested PBRSUs will become vested. This also applies to the 2008 and 2007 awards of PBRSUs described below.
As of March 2, 2010, 421,653 of the PBRSUs for Mr. Jackson had vested, 225,177 of the PBRSUs for Mr. Colvin had vested, 175,437 of the PBRSUs for Mr. Mahoney had vested, 319,095 of the PBRSUs for Mr. Nelson had vested, and 94,557 of the PBRSUs for Mr. Cave had vested.

The Company has filed a form of award agreement for the 2009 PBRSUs as an exhibit to its reports filed under the Exchange Act.
2008 Awards of PBRSUs. In 2008, the Company awarded PBRSUs to certain of its Named Executive Officers in connection with the specific integration of acquisitions. Specifically, in June 2008, we granted awards of PBRSUs related to the integration of AMI, which was merged into the Company on March 17, 2008, to certain Named Executive Officers as follows: (i) 50,000 PBRSUs to Mr. Colvin; (ii) 120,000 to Mr. Mahoney; and (iii) 120,000 to Mr. Nelson.
Mr. Colvin’s award of PBRSUs was to vest as follows: (i) 35% of his units would vest if the Company accomplishes the required information technology changes related to a specific tax structure with respect to AMI on or before the end of the Company’s first quarter of 2009; and (ii) the remaining 65% of his units would vest upon the achievement of a range of total consolidated revenues and gross margin percentages on total consolidated revenues targets (subject to certain adjustments similar to the adjustments described for the 2009 PBRSUs above) on or prior to the end of the fiscal quarter in which the third anniversary of the effective date of the grant falls. In this regard, 30% of Mr. Colvin’s units would vest upon achievement of a base level of such revenues ($575 million) and gross margin (42%) targets in two consecutive quarters and an additional 35% of his units would vest upon achievement of a higher level of such revenues ($600 million) and gross margin (44%) targets in two consecutive quarters.
Messrs. Mahoney’s and Nelson’s awards were to vest upon the achievement of a range of total consolidated revenues and gross margin percentages on total consolidated revenues targets (subject to certain adjustments similar to the adjustments described for the 2009 PBRSUs above) on or prior to the end of the fiscal quarter in which the third anniversary of the effective date of the grant falls. 30% of Mr. Mahoney’s and Mr. Nelson’s units were to vest upon achievement of a base level of such revenues ($555 million) and gross margin (40%) targets in two consecutive quarters. The remaining 70% of their units (35% and 35%) would vest consistent with the targets for consolidated revenues and gross margin percentages set forth in the immediately preceding paragraph for Mr. Colvin.
As of March 2, 2010, 17,500 of the PBRSUs for Mr. Colvin had vested, 36,000 of the PBRSUs for Mr. Mahoney had vested, and 36,000 of the PBRSUs for Mr. Nelson had vested. The remaining PBRSUs for Messrs. Colvin, Mahoney, and Nelson are not expected to vest.
The Company has filed a form of award agreement for the 2008 PBRSUs as an exhibit to its reports filed under the Exchange Act.
2007 Awards of PBRSUs. In 2007, Messrs. Jackson and Colvin were granted retention awards, a portion of which were performance-based. 145,000 of Mr. Jackson’s grant and 120,000 of Mr. Colvin’s grant were PBRSUs. These units were to vest as follows:

Keith D. Jackson	Donald Colvin	Performance Criteria

35,000	30,000	Product revenue of $400 million and gross margins on product revenue of at least 38% in 2 consecutive quarters

50,000	40,000	Product revenue of $420 million and gross margins on product revenue of at least 40% in 2 consecutive quarters

60,000	50,000	Product revenue of $440 million and gross margins on product revenue of at least 42% in 2 consecutive quarters

If the performance-based targets for the 60,000 and 50,000 unit grants were achieved for Messrs. Jackson and Colvin, respectively, all of the 145,000 units for Mr. Jackson and 120,000 units for Mr. Colvin were to vest immediately if not previously vested. However, if the minimum performance-based targets were not achieved, then no PBRSUs would vest. Subject to certain exceptions, vesting of the performance-based units was also subject to continued employment of Messrs. Jackson and Colvin, as the case may be, with the Company on the date of vesting.
As of March 2, 2010, all of the 2007 awards of PBRSUs for Messrs. Jackson and Colvin have vested.
The Company has filed a form of award agreement for the 2007 PBRSUs as an exhibit to its reports filed under the Exchange Act.

Outstanding Equity Awards At Fiscal Year-End Table

		Options					Stock Awards
										Equity
										Incentive
				Equity					Equity	Plan
				Incentive				Market	Incentive Plan	Awards:
				Plan			Number	Value Of	Awards:	Market Or
				Awards:			Of Shares	Shares Or	Number Of	Payout Value
		Number Of	Number Of	Number Of			Or Units	Units Of	Unearned	Of Unearned
		Securities	Securities	Securities			Of Stock	Stock	Shares, Units	Shares, Units
		Underlying	Underlying	Underlying			That	That	Or Other	Or Other
		Unexercised	Unexercised	Unexercised	Option	Option	Have Not	Have Not	Rights That	Rights That
		Options (#)	Options (#)	Unearned	Exercise	Expiration	Vested	Vested	Have Not	Have Not
Name	Grant	Exercisable	Unexercisable (1)	Options (#)	Price ($)	Date	(#)(2)	($)(3)	Vested (#)(4)	Vested ($)(3)
(a)	Date	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Keith D. Jackson,	02/05/2004	75,000	0		7.02	02/05/2014
President and Chief Executive Officer	02/17/2005	10,000	0		4.80	02/17/2015
	03/23/2006	150,250	66,750		6.83	03/23/2016
	03/05/2007	207,400	207,400		9.21	03/05/2017	34,566	304,872
	10/01/2007						60,000	529,200
	03/03/2008	250,000	750,000		5.93	03/03/2018
	03/02/2009								1,405,507	12,396,572

Donald Colvin,	02/05/2004	150,000	0		7.02	02/05/2014
Executive Vice President,	02/17/2005	45,000	0		4.80	02/17/2015
Chief Financial Officer and Treasurer	03/23/2006	84,750	28,250		6.83	03/23/2016
	03/05/2007	60,000	60,000		9.21	03/05/2017	23,333	205,797
	10/01/2007						50,000	441,000
	03/03/2008	50,000	150,000		5.93	03/03/2018	33,333	293,997
	06/02/2008								32,500	286,650
	03/02/2009								750,589	6,620,195

Robert Mahoney,	03/23/2006	10,212	10,212		6.83	03/23/2016
Executive Vice President, Sales and Marketing	07/03/2006	8,250	8,250		5.81	07/03/2016
	03/05/2007	45,000	45,000		9.21	03/05/2017	11,666	102,894
	03/03/2008	22,500	67,500		5.93	03/03/2018	26,666	235,194
	06/02/2008								84,000	740,880
	03/02/2009								584,782	5,157,777

W. John Nelson,	06/04/2007	200,000	200,000		10.85	06/04/2017	50,000	441,000
Executive Vice President,	03/03/2008	30,000	90,000		5.93	03/03/2018	26,666	235,194
Chief Operating Officer and	06/02/2008								84,000	740,880
Chief Environmental Officer	03/02/2009								1,063,653	9,381,419

George H. Cave,	04/28/2000	33,383	0		16.00	04/28/2010
Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary	02/21/2001	15,000	0		6.13	02/21/2011
	02/05/2004	65,000	0		7.02	02/05/2014
	03/23/2006	20,000	15,000		6.83	03/23/2016
	03/05/2007	35,000	35,000		9.21	03/05/2017	6,000	52,290
	03/03/2008	5,000	45,000		5.93	03/03/2018	13,333	117,597
	06/02/2008						8,000	70,560
	03/02/2009								315,185	2,779,932

(1)	Options vests pro rata over a four-year period beginning on the first anniversary of the date of grant, subject to the SIP and relevant grant agreement.

(2)	This column represents outstanding awards of time-based RSUs. The awards vest ratably over a three year period, on the anniversary of the date of grant, subject to the SIP and relevant grant agreement, except for the award granted to Mr. Nelson on June 4, 2007, which vests pro rata over a four year period, on the anniversary of the date of grant, subject to the SIP and relevant grant agreement. Each award represents the right to receive the same number of shares of our common stock, subject to vesting conditions. We made these awards of RSUs under the SIP.

(3)
The amount in this column is calculated by multiplying the closing market price of our common stock at the end of 2009 ($8.82 per share as of December 31, 2009) by the number of RSUs and PBRSUs (as applicable) listed for the specified officer.

(4)
This column represents outstanding awards of PBRSUs. In addition these awards are subject to the SIP and PBRSU Agreements. We describe these PBRSUs, including the vesting of the PBRSUs, above under “2009, 2008 and 2007 Awards of PBRSUs.”

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number Of
	Shares Acquired	Value Realized	Number Of	Value Realized
	On Exercise	On Exercise	Shares Acquired	On
Name	(#)(1)	($)(2)	Vesting (#)(3)	Vesting ($)(4)
(a)	(b)	(c)	(d)	(e)
Keith D. Jackson, President and Chief Executive Officer	65,000	226,133	393,402	2,689,711
Donald Colvin, Executive Vice President, Chief Financial Officer and Treasurer	—	—	275,884	1,767,577
Robert Mahoney, Executive Vice President, Sales and Marketing	15,000	55,280	148,625	956,273
W. John Nelson, Executive Vice President, Chief Operating Officer and Chief Environmental Officer	—	—	251,064	1,734,160
George H. Cave, Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary	50,000	126,025	83,705	541,310

(1)	This column represents the maximum number of shares underlying options that were exercised by the Named Executive Officer in 2009.

(2)
If the officer executed a same-day-sale transaction, the value realized equals the difference between the per share exercise price of the option and the per share sales price upon sale, multiplied by the number of shares for which the option was exercised. If the officer executed an exercise and hold transaction, the value realized equals the difference between the per share exercise price of the option and the fair market value of a share of our common stock on such date of exercise, multiplied by the number of shares for which the option was exercised.

(3)	This column represents the total number of shares underlying RSUs that vested in 2009, including PBRSUs.

(4)
The value realized equals the number of shares of stock vested multiplied by the market value of a share of our common stock on the date of vesting or the next prior trading date if the vesting date is not a trading date.

Employment, Severance, and
Change in Control Agreements and Arrangements
We currently have employment agreements with each of our Named Executive Officers. Each of the employment agreements described entitles the officer to a specified base salary and to a target percentage of base salary for purposes of our semi-annual cash incentive plans, subject to Board review from time to time or additional Board action. The employment agreements also generally provide for certain payments or benefits in the event of the termination of employment of the executive in various circumstances, including after a “Change of Control.” Unless otherwise specified in the description of the particular employment agreement, “Change of Control” has the meaning given in the SIP. The SIP defines “Change of Control” to mean the occurrence of any of the following events:
(i) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets or those of SCI, our principal domestic operation subsidiary, to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof other than Texas Pacific Group (“TPG”);
(ii) the approval by the holders of our stock and the consummation of any plan or proposal for our liquidation or dissolution;
(iii) (A) any person or Group (other than TPG) shall become the beneficial owner, directly or indirectly, of shares representing more than 25% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors (the “Voting Stock”) of us and such person or Group has the power and authority to vote such shares and (B) TPG beneficially owns (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of our Voting Stock than such other person or Group;
(iv) the actual replacement of a majority of the Board over a two-year period from the individual directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, TPG;
(v) any person or Group other than TPG shall have acquired shares of Voting Stock such that such person or Group has the power and authority to elect a majority of the members of our Board of Directors; or
(vi) the consummation of a merger or consolidation of us with another entity in which holders of our stock immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving corporation in such transaction.

Mr. Jackson
We entered into an employment agreement with Keith Jackson, our President and Chief Executive Officer, effective on November 19, 2002, and amended from time to time, most recently on February 23, 2010. We agreed to employ Mr. Jackson in those capacities for three years, beginning January 1, 2003. Although the initial three year employment period has expired, the agreement is automatically extended for additional one-year periods, unless either party gives notice of non-renewal at least 60 days before the end of any such period. The agreement also requires us to cause Mr. Jackson to be elected to our Board of Directors.
The employment agreement entitled Mr. Jackson to an initial base salary of $500,000, subject to Board review from time to time, and establishes a target percentage of 130% of base salary for purposes of our cash incentive plans, subject to Board action and review from time to time. The employment agreement also provides Mr. Jackson with a monthly car allowance of up to $1,200.
Under the employment agreement, when he was first hired Mr. Jackson also received options to purchase 1,000,000 shares of our common stock under our SIP and 200,000 shares of our common stock under our 1999 Founders Stock Option Plan as amended (“Founders Plan”), at an exercise price of $1.80 per share. These options vested in equal installments over a four year period beginning on the first anniversary of the date of grant. Those options will expire at the first to occur of: two years after Mr. Jackson’s death, disability, or termination by us without Cause or by Mr. Jackson for Good Reason; the termination date if he is terminated for Cause; 90 days after termination for any other reason; or ten years after the grant date.
The employment agreement also requires us to make specified payments to Mr. Jackson if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” “Cause” is defined to mean:
•	a material breach by Mr. Jackson of the employment agreement after notice and a reasonable period of time (not to exceed 30 days) to cure the breach;

•
the failure by Mr. Jackson to reasonably and substantially perform his duties under the employment agreement, other than as a result of physical or mental illness or injury, after notice and a reasonable period of time (not to exceed 30 days) to cure the failure;

•	willful misconduct or gross negligence which is materially injurious to us; or

•	the commission of a felony or other serious crime involving moral turpitude.
“Good Reason” means:
•	a material breach of the employment agreement by us; or

•	a material diminution of Mr. Jackson’s duties and responsibilities under the employment agreement;
in each case after providing us with notice and a reasonable period of time (not to exceed 30 days) to cure the breach or diminution. The employment agreement treats Mr. Jackson’s resignation for Good Reason as a termination by us without Cause.
Under the employment agreement, if Mr. Jackson’s employment is terminated without Cause or if he resigns for Good Reason, he will be entitled to receive accrued and unused vacation and base salary to the date of termination and additional payments of base salary at the rate in effect immediately prior to the termination date for a period of two years. We will pay the additional base salary in accordance with our normal payroll practices provided that the amount of payments during the six-month period following Mr. Jackson’s date of termination does not exceed the separation pay exception amount set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (“409A”) and any amount subject to the separation pay exception in 409A shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply as of Mr. Jackson’s date of termination, then this amount shall be paid (i) in an initial lump sum equal to six months’ base salary (net of applicable taxes and withholdings) on the six-month anniversary of the date of termination and (ii) thereafter in installments consistent with the Company’s normal payroll practices. To receive these payments, Mr. Jackson must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in the employment agreement. The non-solicitation and non-compete covenants are effective for a period of two years following Mr. Jackson’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date. The agreement requires Mr. Jackson to seek comparable employment upon such termination, and the termination amount that we must pay will be offset by any amounts he earns from other comparable employment during the two-year payment period.
In the event of Mr. Jackson’s death or disability, the employment agreement requires us to pay him accrued vacation and base salary, any bonus earned with respect to prior performance cycles under our incentive plans and an amount equal to the cash bonus he earned in the previous year times the percentage of the fiscal year that has passed prior to his termination.
If Mr. Jackson’s employment is terminated without “Cause” or he resigns for “Good Reason” within two years following a “Change in Control,” in addition to the other benefits provided in his employment agreement, we will provide continuation of medical benefits for two years after the date of termination.
Mr. Colvin
We entered into an employment agreement with Donald Colvin, our Executive Vice President, Chief Financial Officer and Treasurer, effective on May 26, 2005 and amended from time to time, most recently on February 23, 2010. The agreement does not have a specified termination date. The employment agreement entitled Mr. Colvin to an initial base salary of $350,000, subject to Board review from time to time, and establishes a target percentage of 80% of base salary for purposes of our cash incentive plans, subject to Board action and review from time to time. In addition, the employment agreement provides Mr. Colvin with a monthly car allowance of $1,200.
The employment agreement also requires us to make specified payments to Mr. Colvin if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Colvin’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above. “Good Reason” means:
•	a material breach of the employment agreement by us;

•	a reduction of Mr. Colvin’s salary while at the same time not proportionately reducing the salaries of our other executive officers; or

•	a material and continued diminution of his duties and responsibilities;

in each case, after providing us with notice and a reasonable period of time (not to exceed 30 days) to cure.
If we terminate Mr. Colvin’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Colvin’s date of termination (to the extent not paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Colvin’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Colvin’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends; provided, however, that if payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(iii). We must also pay Mr. Colvin’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Colvin must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr. Colvin’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.
If Mr. Colvin’s employment is terminated (without “Cause” or for “Good Reason”) within twenty-four months after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options (vested or unvested) will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options.
Mr. Mahoney
We entered into an employment agreement with Robert Mahoney, our Executive Vice President, Sales and Marketing, effective on July 11, 2006 and amended from time to time, most recently on February 23, 2010. The agreement does not have a specified termination date. The employment agreement entitled Mr. Mahoney to an initial base salary of $320,000, subject to Board review from time to time, and establishes a target percentage of 80% of base salary for purposes of our cash incentive plans, subject to Board action and review from time to time. In addition, the employment agreement entitles Mr. Mahoney to a monthly car allowance of $1,200 and up to $10,000 annually for financial planning expenses.
The employment agreement also requires us to make specified payments to Mr. Mahoney if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Mahoney’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above and the same definition of “Good Reason” as in Mr. Colvin’s employment agreement describe above.
If we terminate Mr. Mahoney’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Mahoney’s date of termination (to the extent not paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Mahoney’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Mahoney’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends; provided, however, that if payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(iii). We must also pay Mr. Mahoney’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Mahoney must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr. Mahoney’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.
If Mr. Mahoney’s employment is terminated (without “Cause” or for “Good Reason”) within 24 months after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options (vested and unvested) will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options.
Mr. Nelson
We entered into an employment agreement with W. John Nelson, our Executive Vice President and Chief Operating Officer, effective May 1, 2007 and amended from time to time, most recently on February 23, 2010. The agreement does not have a specified termination date. The employment agreement entitled Mr. Nelson to an initial base salary of $350,000, subject to Board review from time to time, and establishes a target percentage of 80% of base salary for purposes of our cash incentive plans, subject to Board action and review from time to time. In addition, the employment agreement entitles Mr. Nelson to a monthly car allowance of $1,200 and up to $10,000 annually for financial planning expenses.
The employment agreement also requires us to make specified payments to Mr. Nelson if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Nelson’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above but also includes the failure by Mr. Nelson to take any and all measures to maintain legal work authorization with respect to his immigrant or non-immigrant status in the United States unless cured within a reasonable period of time (not to exceed 30 days). Mr. Nelson’s employment agreement has the same definition of “Good Reason” as in Mr. Colvin’s employment described above.
If we terminate Mr. Nelson’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Nelson’s date of termination (to the extent not paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Nelson’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Nelson’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends; provided, however, that if payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(iii). We must also pay Mr. Nelson’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Nelson must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr. Nelson’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.
If Mr. Nelson’s employment is terminated (without “Cause” or for “Good Reason”) within two years after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options.
Mr. Cave
We entered into an employment agreement with George H. Cave, our Senior Vice President, General Counsel, Chief Compliance and Ethics Officer and Secretary, effective on May 26, 2005 and amended from time to time, most recently on February 23, 2010. The agreement does not have a specified termination date. The employment agreement entitled Mr. Cave to an initial base salary of $300,000, subject to Board review from time to time, and establishes a target percentage of 65% of base salary for purposes of our cash incentive plans, subject to Board action and review from time to time. In addition, the employment agreement entitles Mr. Cave to a monthly car allowance of $1,200.
The employment agreement also requires us to make specified payments to Mr. Cave if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for

“Good Reason.” Mr. Cave’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above and the same definition of “Good Reason” as in Mr. Colvin’s employment agreement described above.
If we terminate Mr. Cave’s employment without “Cause”, or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Cave’s date of termination (to the extent not paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Cave’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Cave’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends; provided, however, that if payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(iii). We must also pay Mr. Cave’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Cave must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr. Cave’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.
If Mr. Cave’s employment is terminated (without “Cause” or for “Good Reason”) within 24 months after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options (vested and unvested) will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options.
Potential Payments Upon Termination of Employment or Change of Control
In the tables below, we summarize the estimated payments that will be made to each of our Named Executive Officers upon a termination of employment in the various circumstances listed. The table for each Named Executive Officer should be read together with the description of that officer’s employment agreement above. Unless we note otherwise in the individual table, the major assumptions that we used in creating the tables are set forth directly below.
Date of Termination. The tables assume that any triggering event (i.e., termination, resignation, Change in Control, death or disability) took place on December 31, 2009, with base salaries in effect at the end of the 2009 fiscal year being used for purposes of any severance payout calculation.

Off-setting employment. For purposes of the table, we have assumed that each Named Executive Officer was not able to obtain comparable employment during the applicable period, which would off-set the Company’s severance payment obligations if such term was set forth in his employment agreement.
Price Per Share of Common Stock. Calculations requiring a per share stock price are made on the basis of the closing price of $8.82 per share of our common stock on the NASDAQ Global Select Market on December 31, 2009.
Change of Control. No cash payment will be made solely because of a Change of Control. For each Named Executive Officer, the cash payments described under the heading “Termination Following a Change of Control” will be triggered upon a termination without Cause or resignation for Good Reason within two years following a Change of Control.
Equity Acceleration upon a Change of Control. Under the SIP, certain outstanding options may from time to time vest automatically upon a “Change of Control,” as defined in the SIP, if the option holder is employed by us on the date of the Change of Control. Under the SIP, the Board of Directors of the Company, in its discretion, can provide for acceleration of the vesting of all other outstanding options or other awards upon a Change of Control. For purposes of the table under the heading “Change of Control,” we have assumed that all outstanding options and restricted stock unit awards are accelerated upon a Change of Control.
Medical and Other Benefits. The tables below do not include certain medical, disability or outplacement services benefits that may be payable on termination as set forth in the Named Executive Officers’ employment agreements. We also do not include any amounts payable on termination that are generally available to all employees on a non-discriminatory basis. As described in their employment agreements, Messrs. Colvin, Mahoney, Nelson, and Cave are generally entitled to the continuation of medical benefits for a period of one year following termination without Cause or resignation for Good Reason (including circumstances involving a Change of Control). Mr. Jackson is entitled to the continuation of medical benefits for a period of two years upon a termination without Cause or resignation for Good Reason within two years following a Change of Control. As of December 31, 2009, the monthly cost of such benefits for such officers ranged between approximately $283 to $1307 depending on medical plan and dependent enrollment. Finally, the tables do not include premium amounts (see footnote (5) to the Summary Compensation Table) payable by the Company on behalf of each Named Executive Officer to cover the cost of an additional $1,000,000 of life insurance, which insurance benefit is not generally available to all employees on a non-discriminatory basis and would be realized in the event of the death of the Named Executive Officer. Messrs. Colvin, Mahoney, Nelson, and Cave are also entitled to outplacement services following a termination without cause or resignation for good reason in an amount not to exceed $5,000.
Retirement. A normal retirement is treated as a resignation other than for Good Reason in the tables. Upon retirement, Named Executive Officers would receive earned but unpaid salary and accrued but unused vacation time.
Cash Incentive Program. We describe our cash incentive programs in the CD&A under “Elements of our Compensation Program — Semi-Annual Cash Incentive Programs.” As described in the CD&A, no awards were made under the Executive Incentive Plan for 2009.

The following table describes the potential payments upon termination or a change in control of the Company for Keith D. Jackson, our President and Chief Executive Officer.

	Termination
Executive	Without Cause		Termination							Resignation
Benefits and	or Resignation		Following a				Death or			other than
Payments Upon	for Good		Change of		Change of		Disability		Termination	for Good
Termination	Reason ($)		Control ($)		Control ($)		($)		for Cause ($)	Reason ($)

Cash Compensation:
Base Salary	1,441,000	(1)	1,441,000	(1)	0		0		0	0
Cash Incentive	0		0		0		0	(2)	0	0

Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0		15,530,976	(3)	15,530,976	(3)	0		0	0

Total:	1,441,000		16,971,976		15,530,976		0		0	0

1.
Mr. Jackson’s severance payment following a termination without Cause or a resignation for Good Reason is equal to two years of annual base salary. Mr. Jackson’s base salary at the end of fiscal 2009 was $720,500.

2.
In the event Mr. Jackson is terminated due to death or disability, Mr. Jackson or his estate is entitled to any bonus earned with respect to prior performance cycles and an amount equal to the cash bonus he earned in the previous year times the percentage of the fiscal year that has passed prior to his termination. For purposes of this column, we have assumed that Mr. Jackson’s death or disability was as of December 31, 2009. As of that date, due to the Company’s cost reduction measures, no bonus was payable for fiscal 2009.

3.	Denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

The following table describes the potential payments upon termination or a change of control of the Company for Donald Colvin, our Executive Vice President, Chief Financial Officer and Treasurer.

	Termination
Executive	Without Cause		Termination						Resignation
Benefits and	or Resignation		Following a				Death or		other than
Payments Upon	for Good		Change of		Change of		Disability	Termination	for Good
Termination	Reason ($)		Control ($)		Control ($)		($)	for Cause ($)	Reason ($)

Cash Compensation:
Base Salary	405,000	(1)	405,000	(1)	0		0	0	0
Cash Incentive	0	(2)	0	(2)	0		0	0	0

Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0		8,337,357	(3)	8,337,357	(3)	0	0	0

Total:	405,000		8,742,357		8,337,357		0	0	0

1.
Mr. Colvin’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Colvin’s base salary at the end of fiscal 2009 was $405,000.

2.
This amount anticipates that Mr. Colvin is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Colvin’s date of termination was as of December 31, 2009. As of that date, due to the Company’s cost reduction measures, no bonus was payable for fiscal 2009.

3.	Denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

The following table describes the potential payments upon termination or a change of control of the Company for Robert Mahoney, our Executive Vice President, Sales and Marketing.

	Termination
Executive	Without Cause		Termination						Resignation
Benefits and	or Resignation		Following a				Death or		other than
Payments Upon	for Good		Change of		Change of		Disability	Termination	for Good
Termination	Reason ($)		Control ($)		Control ($)		($)	for Cause ($)	Reason ($)

Cash Compensation:
Base Salary	360,000	(1)	360,000	(1)	0		0	0	0
Cash Incentive	0	(2)	0	(2)	0		0	0	0

Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0		6,476,975	(3)	6,476,975	(3)	0	0	0

Total:	360,000		6,836,975		6,476,975		0	0	0

1.
Mr. Mahoney’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. His base salary at the end of fiscal 2009 was $360,000.

2.
This amount anticipates that Mr. Mahoney is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Mahoney’s date of termination was as of December 31, 2009. As of that date, due to the Company’s cost reduction measures, no bonus was payable for fiscal 2009.

3.	Denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

The following table describes the potential payments upon termination or a change of control of the Company for W. John Nelson, Executive Vice President, Chief Operating Officer and Chief Environmental Officer.

	Termination
Executive	Without Cause		Termination						Resignation
Benefits and	or Resignation		Following a				Death or		other than
Payments Upon	for Good		Change of		Change of		Disability	Termination	for Good
Termination	Reason ($)		Control ($)		Control ($)		($)	for Cause ($)	Reason ($)

Cash Compensation:
Base Salary	390,000	(1)	390,000	(1)	0		0	0	0
Cash Incentive	0	(2)	0	(2)	0		0	0	0

Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0		11,058,594	(3)	11,058,594	(3)	0	0	0

Total:	390,000		11,448,594		11,058,594		0	0	0

1.
Mr. Nelson’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Nelson’s base salary at the end of fiscal 2009 was $390,000.

2.
This amount anticipates that Mr. Nelson is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Nelson’s date of termination was as of December 31, 2009. As of that date, due to the Company’s cost reduction measures, no bonus was payable for fiscal 2009.

3.	Denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

The following table describes the potential payments upon termination or a change of control of the Company for George H. Cave, our Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary.

	Termination
Executive	Without Cause		Termination						Resignation
Benefits and	or Resignation		Following a				Death or		other than
Payments Upon	for Good		Change of		Change of		Disability	Termination	for Good
Termination	Reason ($)		Control ($)		Control ($)		($)	for Cause ($)	Reason ($)

Cash Compensation:
Base Salary	332,000	(1)	332,000	(1)	0		0	0	0
Cash Incentive	0	(1)	0	(2)	0		0	0	0

Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0		3,180,909	(3)	3,180,909	(3)	0	0	0

Total:	332,000		3,512,909		3,180,909		0	0	0

1.
Mr. Cave’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Cave’s base salary at the end of fiscal 2009 was $332,000.

2.
This amount anticipates that Mr. Cave is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Cave’s date of termination was as of December 31, 2009. As of that date, due to the Company’s cost reduction measures, no bonus was payable for fiscal 2009.

3.	Denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation Committee during fiscal 2009 were, Robert H. Smith (Chairman), J. Daniel McCranie, and Curtis J. Crawford. None of the members of the Compensation Committee is or has been an employee of the Company or any of its subsidiaries. During fiscal 2009, none of our executive officers served on the boards of directors or the compensation committees of any entities, one of whose directors or executive officers serves on our Board or Compensation Committee. None of our current or our past executive officers served on the Compensation Committee. See “Relationships and Related Transactions” below.

AUDIT COMMITTEE REPORT5
The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of disclosure controls and procedures (including internal control over financial reporting) and the qualifications, independence and performance of its independent registered public accounting firm. It has the sole authority and responsibility to select, oversee and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our disclosure controls and procedures (including internal control over financial reporting) and the overall quality of our financial reporting.
The Audit Committee, comprised of five independent Outside Directors and operating under its written charter, has: (i) reviewed and discussed the audited financial statements with our management; (ii) discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (iii) received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence; (iv) discussed with the independent registered public accounting firm such independent registered public accounting firm’s independence; and (v) discussed with management critical accounting policies and the processes and controls related to the President and Chief Executive Officer and the Chief Financial Officer financial reporting certifications required by the Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Commission.
Based on its review and discussions listed above, as well as such other matters deemed relevant and appropriate by it, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Commission.
It is not the duty of the Audit Committee to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with GAAP or to plan or conduct audits. Those are the responsibilities of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board, the Audit Committee has relied on: (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (2) the report of the Company’s independent registered public accounting firm with respect to such financial statements.
This report is submitted by the Audit Committee.
Emmanuel T. Hernandez, Chairman
Francis P. Barton
Curtis J. Crawford
J. Daniel McCranie
Robert H. Smith

[5]
Pursuant to Instruction 1 to Item 407(d) of Regulation S-K, the information set forth under “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A or 14C, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth equity compensation plan information as of December 31, 2009:

Number Of
			Weighted	Securities
	Number Of		Average	Remaining
	Securities To		Exercise Price	Available For
	Be Issued Upon		Of	Future Issuance
	Exercise Of		Outstanding	Under Equity
	Outstanding		Options,	Compensation Plans
	Options,		Warrants	(Excluding
	Warrants And		And Rights(5)	Securities Reflected
	Rights (A)		(B)	In Column (A)) (C)

Plan Category
Equity Compensation Plans Approved By Stockholders (1)	34,065,278	(3)	7.18	25,667,920	(6)
Equity Compensation Plans Not Approved By Stockholders (2)	10,452,237	(4)	8.29	1,353,474	(7)

Total	44,517,515			27,021,394

(1)	Consists of the ON Semiconductor Corporation Founders Plan, the SIP and the 2000 ESPP.

(2)
The Company has assumed awards in accordance with applicable NASDAQ listing standards under the AMIS Holdings, Inc. Amended and Restated 2000 Equity Incentive Plan, which has not been approved by the Company’s stockholders but which was approved by AMI stockholders. The Company has also assumed awards in accordance with applicable NASDAQ listing standards under the following plans, which have not been approved by the Company stockholders but which were approved by Catalyst Semiconductor, Inc. stockholders: the Catalyst Semiconductor, Inc. Options Amended and Restated 2003 Stock Incentive Plan, the Catalyst Semiconductor, Inc. 2003 Director Stock Option Plan, and the Catalyst Semiconductor, Inc. 1998 Special Equity Incentive Plan. Also included are shares that were added to the SIP as a result of the assumption of the number of shares remaining available for grant under the AMIS Holdings, Inc. Employee Stock Purchase Plan. AMI was acquired in March of 2008 pursuant to a merger. Catalyst Semiconductor was acquired in October 2008.

(3)
Includes 12,598,098 shares of common stock subject to RSUs that will entitle each holder to one share of common stock for each unit that vests over the holder’s period of continued service or based on achievement of certain performance criteria. This column excludes purchase rights accruing under the 2000 ESPP that have a shareholder approved reserve of 15,000,000 shares. Under the 2000 ESPP, each eligible employee may purchase up to the lesser of (a) 500 shares of common stock or (b) the number derived by dividing $6,250 by 100% of the fair market value of one share of common stock on the first day of the offering period, as defined in the 2000 ESPP, during each three-month period at a purchase price equal to 85% of the lesser of the fair market value of a share of stock on the first day of the period or the fair market value of a share of stock on the last day of the period.

(4)
Includes 2,494,461 shares of common stock subject to RSUs assumed in connection with acquisitions that will entitle each holder to one share of common stock for each unit that vests over the holder’s period of continued service.

(5)
Calculated without taking into account shares of common stock subject to outstanding RSUs that will become issuable as those units vest, without any cash consideration or other payment required for such shares.

(6)
Includes 6,396,868 shares of common stock reserved for future issuance under the 2000 ESPP and 19,271,052 shares of common stock available for issuance under the SIP. The 1999 Founders Plan terminated on September 9, 2009. The number of securities remaining available for future issuance under the SIP increased by 12,817,623 effective January 1, 2010. This increase is not included in this table. The increase in securities remaining available for future issuance was calculated based on 3.0% of our total number of outstanding shares of common stock as of January 1, 2010.

(7)
Represents shares of common stock reserved for issuance under the SIP as a result of the assumption of the number of shares remaining available for grant under the AMIS Holdings, Inc. Employee Stock Purchase Plan and the AMIS Holdings, Inc. Amended and Restated 2000 Equity Incentive Plan at the effective time of the merger. The Company elected to assume the available shares reserved for use under the AMIS Holdings, Inc. Amended and Restated 2000 Equity Incentive Plan to grant awards following the merger to former AMI employees and others who were not employees of the Company prior to the merger.

PRINCIPAL STOCKHOLDERS
Except as discussed in the footnotes below, the following table sets forth, as of March 2, 2010, certain information regarding any person who is a beneficial owner of more than five percent of our common stock. The percentages of class amounts set forth in the table below are based on 428,649,064 shares of common stock outstanding on March 2, 2010. The information with respect to the number of shares of common stock that the persons listed below beneficially own includes sole or shared voting power or investment power and is based solely on the information most recently filed by such persons with the Commission under the Exchange Act.

	Common Stock
	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class

FMR LLC 82 Devonshire Street Boston, Massachusetts 02109 (1)	64,407,827	14.88%

Bank of America Corporation 100 North Tryon Street Floor 25 Bank of America Corporate Center Charlotte, North Carolina 28255 (2)	24,724,685	5.77%

Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109 (3)	24,336,299	5.68%

(1)
The number of shares of common stock for FMR LLC is based solely on the information contained in the Schedule 13G (Amendment No. 5) filed with the Commission on February 16, 2010 reporting shares held as of December 31, 2009. FMR LLC has the sole power to dispose or to direct the disposition of the shares it beneficially owns but has no voting power, other than the sole power to vote or to direct the vote of 355,545 shares. The Schedule 13G/A contains the following information regarding beneficial ownership of shares of our common stock: (a) Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment advisor, is the beneficial owner of 64,047,188 shares of our common stock, which includes 535,714 shares resulting from the assumed conversion of $3,750,000 principal amount of our 1.875% convertible notes due December 15, 2025 (142.8571 shares for each $1,000 principal amount of debenture), 196,638 shares resulting from the assumed conversion of $1,930,000 principal amount of our zero coupon convertible notes due April 15, 2024 (101.8849 shares for each $1,000 principal amount of debenture), and 3,445,714 shares resulting from the assumed conversion of $36,180,000 principal amount of our 2.625% convertible notes due December 15, 2026 (95.2381 shares for each $1,000 principal amount of debenture). Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC through its control of Fidelity and the funds each has sole power to dispose of the 64,047,188 shares owned by the funds. The sole power to vote or direct the voting of shares beneficially owned by the Fidelity funds resides with each fund’s board of trustees, who establish written guidelines for Fidelity to carry out. The ownership of Fidelity, Fidelity Leveraged Company Stock Fund amounted to 23,079,802 shares of our common stock. (b) Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank, is the beneficial owner of 316,399 shares of our common stock as a result of its serving as the investment manager of institutional accounts owning such shares. The number of shares of our common stock owned by the institutional accounts included 5,094 shares resulting from the assumed conversion of $50,000 principal amount of our zero coupon convertible notes due April 15, 2024 (101.8849 shares for each $1,000 principal amount of debenture). Edward C. Johnson 3d and FMR LLC through its control of PGATC each has sole dispositive power over 316,399 shares and sole power to vote or to direct the voting of 311,305 shares of our common stock owned by the institutional accounts managed by PGATC. (c) FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 44,240 shares of our common stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their boards of directors are generally composed of different individuals. As noted in the Schedule 13G/A, FMR LLC and FIL are of the view that they are not acting as a group for purposes of Section 13(d) under the Exchange Act and are not required to attribute to each other beneficial ownership of securities beneficially owned by the other entity.

(2)
The number of shares of common stock for Bank of America Corporation (“BofA”) is based solely on the information contained in the Schedule 13G filed with the Commission on January 29, 2010 reporting the shares held by BofA as of December 31, 2009. BofA has shared voting power with respect to 24,703,866 shares it beneficially owns, and has no sole voting power with respect to any of the shares it beneficially owns. BofA has shared dispositive power with respect to 24,724,685 shares it beneficially owns and has no sole dispositive power with respect to any of the shares it beneficially owns. In addition, this Schedule 13G contains the following information regarding beneficial ownership of shares of our common stock: (a) Bank of America, NA is the beneficial owner of 1,521,521 shares of which it has sole voting and dispositive power with respect to 1,511 shares, shared voting power with respect to 1,503,972 shares and shared dispositive power with respect to 1,520,010 shares. (b) Columbia Management Advisors, LLC (“CMA”) is the beneficial owner of 1,519,296 shares of which it has sole voting power with respect to 1,118,330 shares and sole dispositive power with respect to 1,512,626 shares. CMA has shared voting power with respect to 3,430 shares and shared dispositive power with respect to 6,670 shares. (c) Banc of America Investment Advisors, Inc. (“BAIA”) is the beneficial owner of 14,828 shares and has shared voting power with respect to 14,828 shares. BAIA has no dispositive power with respect to any of the shares it beneficially owns. (d) First Republic Investment Management, Inc. (“First Republic”) is the beneficial owner of 4,781 shares and has sole dispositive power with respect all of the shares it beneficially owns. First Republic does not have any voting power with respect to the shares it beneficially owns. (e) Merrill Lynch, Pierce, Fenner & Smith, Inc. (“Merrill”) is the beneficial owner of 23,182,462 shares, with sole voting and dispositive power with respect to all the shares it beneficially owns. (f) Merrill Lynch International (“Merrill International”) is the beneficial owner of 15,921 shares and has sole voting and dispositive power with respect to the all of the shares it beneficially owns. The address for Bank of America, NA, CMA, BAIA, First Republic, Merrill, and Merrill International is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, North Carolina 28255.

(3)
The number of shares of common stock for Wellington Management Company, LLP (“Wellington Management”) is based solely on the information contained in the Schedule 13G (Amendment No. 4) filed with the Commission on February 12, 2010 reporting the shares held by Wellington Management as of December 31, 2009. Wellington Management has shared voting power with respect to 17,498,303 shares it beneficially owns in its capacity as an investment advisor, and has no sole voting power with respect to any of the shares it beneficially owns. Wellington Management has shared dispositive power with respect to 24,336,299 shares it beneficially owns in its capacity as an investment advisor and has no sole dispositive power with respect to any of the shares it beneficially owns.

SHARE OWNERSHIP OF DIRECTORS AND OFFICERS
The following table sets forth, as of March 2, 2010, except as otherwise noted, certain information regarding beneficial ownership of our common stock by each Director, each Named Executive Officer, and our Directors and executive officers as a group. The percentages of class amounts set forth in the table below are based on 428,649,064 shares of common stock outstanding on March 2, 2010. Beneficial ownership includes sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of March 2, 2010 through the exercise of any stock option or similar security, or the vesting of RSUs, excluding PBRSUs, the vesting of which is based on performance.

	Common Stock
	Number			Percentage
	of Shares	Right to		of
Name of Beneficial Owner	Owned	Acquire (1)	Total	Class
Named Executive Officers
Keith D. Jackson	673,584	1,147,666	1,821,250	*
Donald Colvin	379,479	538,000	917,479	*
Robert Mahoney	39,610	166,173	205,783	*
W. John Nelson	251,997	273,333	525,330	*
George H. Cave	44,207	200,167	244,374	*
Directors and Director Nominees (excluding CEO)
J. Daniel McCranie	129,763	28,322	158,085	*
Francis P. Barton	62,896	13,335	76,231	*
Curtis J. Crawford	80,396	37,500	117,896	*
Emmanuel T. Hernandez	67,345	37,500	104,845	*
Phillip D. Hester	52,896	23,500	76,396	*
Daryl Ostrander	44,937	6,666	51,603	*
Robert H. Smith	158,396	23,500	181,896	*

All Directors and Executive Officers as a group (16 persons)	2,143,302	3,239,890	5,383,192	1.25%

*	Less than 1% of the total voting power of the outstanding shares of common stock.

(1)	This number includes shares of common stock issuable upon exercise of options or vesting of RSUs, excluding PBRSUs, the vesting of which is based on performance, within 60 days of March 2, 2010.

RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures
As set forth in the Audit Committee Charter, unless submitted to another comparable independent body of the Board, and to the extent required under applicable federal securities laws and related rules and regulations, and/or the NASDAQ listing standards, related party transactions are submitted to the Audit Committee for review and oversight of such related party transactions.
We have a written policy on related party transactions (“Policy”) to which all employees are required to adhere. The Policy was revised in 2008 and 2009 to, among other reasons, reflect changes to the Commission’s rules governing disclosure of related party transactions. The Policy prescribes review and oversight requirements and related procedures with respect to transactions in which a related party was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect material interest. The Policy intentionally defines “related party” to not only include parties set forth under the definitions contained in NASDAQ Marketplace Rules but also includes additional parties such as commonly controlled affiliates of the Company, certain investments in other entities, and employee trusts. The Policy prescribes that our law department distribute periodically a list of each known related party. The list is distributed to personnel who have been identified as appropriate employees to monitor potential related party transactions. All related party transactions must be reviewed by our Corporate Controller’s Office, in conjunction with our law department, for potential conflict of interest situations and related matters on an ongoing basis. Even related party transactions which do not require review and oversight by the Audit Committee (or other independent body of the Board of Directors) and public disclosure under the Commission’s rules and NASDAQ’s listing standards must be reported to our Corporate Controller’s Office (preferably prior to consummation of such transactions) so that our Corporate Controller’s Office, in conjunction with our law department, can review the transactions for conflict of interest and related matters.
When review and oversight by the Audit Committee (or other independent body) is required, the Audit Committee (or other independent body) must be provided the details of such transactions including, but not limited to, the terms of the transaction, the business purpose of the transaction and the benefits to the Company and to the relevant party. Although the Policy has not set standards for review or approval of related party transactions, our Audit Committee (or other independent body), Corporate Controller’s Office and law department seek to ensure that all related party transactions are conducted at arms-length, on terms that are fair to the Company and in the best interests of the Company and its stockholders.
Related Party Transactions
On December 22, 2008, the Company entered into a consulting agreement with one of our directors, Mr. Hester, which was later amended on April 22, 2009. Under the agreement, Mr. Hester provided research and development process related consulting services to the Company starting on January 5, 2009 and ending on April 30, 2009. This consulting agreement provided for the Company to pay Mr. Hester an hourly fee for his services as well as to reimburse Mr. Hester for his actual expenses. Under this consulting agreement, total compensation (not including expense reimbursement) paid to Mr. Hester was not to exceed $110,000. In 2009, Mr. Hester was paid $77,400 in consulting fees.
For transactions between us and our Named Executive Officers, see “Compensation of Executive Officers” generally and specifically “Compensation of Executive Officers — Employment, Severance, and Change in Control Agreements and Arrangements” above. For a discussion of certain relationships pertaining to our Directors that were analyzed in connection with the Board’s independence determinations see “Management Proposals — Proposal 1: Election of Directors” above.

SECTION 16(a) REPORTING COMPLIANCE
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our Directors and officers and persons who own more than ten percent of a registered class of our equity securities to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of any of our equity securities. To our knowledge (based solely on review of the copies of such reports furnished to us), all Directors, officers and beneficial owners of greater than ten percent of our equity securities made all required filings under Section 16(a) on a timely basis except as described below. Due to a clerical error on the part of a brokerage firm, Robert Klosterboer filed a late Form 4 on September 2, 2009 (which was three business days after the due date) reporting the disposition of 700 shares of the Company’s common stock.

MISCELLANEOUS INFORMATION
Solicitation of Proxies
The cost of soliciting proxies will be borne by us. We have retained Georgeson Inc. to assist in the distribution of proxy solicitation materials and the solicitation of proxies. The estimated cost will be $17,500 plus additional fees relating to telephone solicitation of proxies, as well as other customary costs. In addition to the solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of the stock and secure their voting instructions, if necessary. We will reimburse such record holders for their reasonable expenses in so doing. We may also use several of our regular employees, who will not be specially compensated, to solicit proxies personally or by telephone, telegram, facsimile or special delivery letter.
Annual Report/Form 10-K
Our 2009 Annual Report to Stockholders, which includes our Annual Report on Form 10-K (without certain exhibits which are excluded from our Annual Report to Stockholders pursuant to Rule 14a-3(b) of the Exchange Act) for the fiscal year ended December 31, 2009, is being mailed concurrently with this proxy statement to all stockholders of record as of April 5, 2010. Those exhibits that are excluded from our Annual Report to Stockholders as described above are available for the cost of photocopying. To receive a copy, please write to: Investor Relations, ON Semiconductor Corporation, 5005 E. McDowell Road, M/D-C302 Phoenix, Arizona 85008; call: Investor Relations at (602) 244-3437; email to: investor@onsemi.com; or go to the Investor Relations section of our website at www.onsemi.com.
Other Business
Other than the election of Directors, the amendment and restatement to our SIP, and the ratification of PricewaterhouseCoopers as our independent registered public accounting firm, we do not intend to bring any other matters to be voted on at the meeting. We are not currently aware of any other matters that will be presented by others for action at the meeting. If, however, other matters are properly presented at the meeting and you have signed and returned your proxy card, the proxies will have discretion to vote your shares on such matters to the extent authorized under the Exchange Act.
Stockholder Communications with the Board of Directors
Historically, we have not adopted a formal policy for stockholder communications with the Board. Nevertheless, we do have a process by which stockholders can send communications to the Board and every effort has been made to ensure that the Board or individual Directors, as applicable, hear the views of stockholders so that appropriate responses are provided to stockholders in a timely manner. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary, George H. Cave, at the address of our principal offices with a request to forward the same to the intended recipient. To the extent it is practicable, such communications will generally be forwarded to the Board.
Stockholder Nominations and Proposals
Stockholders may present, and our Corporate Governance and Nominating Committee will consider, proposals for action at a future meeting if they comply with our bylaws and Commission rules. Subject to advance notice provisions contained in our bylaws, a stockholder of record may propose the nomination of someone for election as a Director by timely written notice to our Secretary. Generally, a notice is timely if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement. The notice must set forth: (i) with respect to each person whom such stockholder proposes to nominate for election or re-election as a Director, all information relating to such person as would be required to be disclosed under federal securities laws in a proxy statement relating to the election of Directors (including such person’s written consent to being named in the proxy statement as a nominee); (ii) the name and address of the nominating stockholder, as they appear on our books; and (iii) the class and number of shares that are owned beneficially and of record by the nominating stockholder on the date of the notice. In addition, not more than ten days after a request from our Secretary, the nominating stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A nomination that does not comply with the above procedure will be disregarded.
Under the Commission rules, stockholder proposals for the 2011 Annual Meeting must be received at our principal executive offices, 5005 E. McDowell Road, Phoenix Arizona 85008, not later than December 11, 2010 to be considered for inclusion in next year’s proxy statement. Proposals to be presented at the Annual Meeting that are not intended for inclusion in the proxy statement must be submitted in accordance with applicable advance notice provisions of our bylaws. You may contact our Secretary at the principal executive offices to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals. Generally, our bylaws provide that a stockholder may sponsor a proposal to be considered at the annual meeting if written notice of such proposal is timely received by our Secretary. Generally, a notice is timely given if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement.
The notice must set forth: (i) as to each matter the sponsoring stockholder proposes to bring before the annual meeting, a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of the sponsoring stockholder as they appear on our books; (iii) the class and number of shares that are owned beneficially and of record by the sponsoring stockholder on the date of the notice; and (iv) any material interest of the sponsoring stockholder in such proposal. In addition, not more than ten days after a request from our Secretary, the sponsoring stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A proposal that does not comply with the above procedure will be disregarded.
If we do not receive notice of any proposal within the time frame specified by our applicable advance notice provisions of our bylaws, our management will use its discretionary authority to vote the shares subject to the proxy as the Board may recommend.
Stockholders are urged to vote their shares as more fully described in the proxy card and above in this proxy statement under the heading “Proxy Statement.” Your prompt response is appreciated.

GEORGE H. CAVE
Senior Vice President, General Counsel, Chief Compliance &
Ethics Officer and Secretary
Dated: April 9, 2010

APPENDIX A
ON SEMICONDUCTOR CORPORATION
AMENDED AND RESTATED
STOCK INCENTIVE PLAN
EFFECTIVE DATE: MARCH 23, 2010
APPROVED BY SHAREHOLDERS:                     , 2010
EXPIRATION DATE: MARCH 23, 2020
ARTICLE 1
ESTABLISHMENT, PURPOSE, EFFECTIVE DATE, AND EXPIRATION DATE
1.1 Establishment. Subject to the approval of its shareholders, ON Semiconductor Corporation, a Delaware corporation (the “Company”), hereby amends, restates and extends the term of the ON Semiconductor Corporation 2000 Stock Incentive Plan by the adoption of the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan (the “Plan”), as set forth in this document. The terms and provisions of the Plan document, as in effect prior to the adoption of this amended and restated Plan document (which will sometimes be referred to below as the “2000 Plan”), will continue to govern prior awards until all stock awards granted prior to the adoption of this amended and restated Plan document have been exercised, forfeited, canceled, expired or otherwise terminated in accordance with the terms of such grants. The Plan permits the grant of Options, Restricted Stock Units, Restricted Stock, Performance Shares, Performance Share Units, Performance Cash Awards, Stock Appreciation Rights and Stock Grant Awards. The Plan also permits the grant of awards that qualify for the “performance-based compensation” exception to the limitations on the deduction of compensation imposed by Section 162(m) of the Code.
1.2 Purpose. The purpose of the Plan is to promote the success and enhance the long-term growth of the Company by linking the personal interests of the employees, officers and Non-Employee Directors of, and Consultants to, the Company and any Affiliate to those of the Company’s shareholders and by providing those individuals with an incentive for outstanding performance to generate superior returns for Company shareholders. The Plan is further intended to provide flexibility to the Company and any Affiliate in their ability to attract, retain and motivate individuals upon whose judgment, interest and special effort the successful conduct of the Company’s and Affiliate’s operation is largely dependent.
1.3 Effective Date. The Plan is effective as of the date it is approved by the Company’s Board of Directors (the “Effective Date”), but is subject to approval by the Company’s shareholders at its 2010 Annual Meeting. Any Awards granted prior to such shareholder approval shall be expressly conditioned upon such shareholder approval of the Plan.
1.4 Expiration Date. The Plan will expire on, and no Award may be granted under the Plan after, the tenth (10) anniversary of the Effective Date unless the shareholders of the Company approve an extension of the Plan. Any Awards that are outstanding on the tenth anniversary of the Effective Date (or such later expiration date as approved by the Company’s shareholders) shall remain in force according to the terms of the Plan and the Award Agreement.
ARTICLE 2
DEFINITIONS
2.1 Definitions. When a word or phrase appears in this Plan document with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be given the meaning ascribed to it in this Section 2.1 unless a clearly different meaning is required by the context. The following words and phrases will have the following meanings:

(a) “Affiliate” means any subsidiary or parent of the Company that is: (i) a member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group; and (ii) a member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group. In applying Section 1563(a)(1), (2) and (3) of the Code for purposes of determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3) and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining the members of a group of trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.
(b) “Annual Meeting” or “Annual Meeting Date” means the dates established for the annual meetings of the Company’s shareholders pursuant to the Company’s Bylaws.
(c) “Award” means any Option, Restricted Stock Unit, Restricted Stock, Performance Share, Performance Share Unit, Performance Cash, Stock Appreciation Right or Stock Grant Award granted pursuant to the Plan.
(d) “Award Agreement” means any written agreement or other document evidencing an Award.
(e) “Board” means the Board of Directors of the Company, as constituted from time to time.
(f) “Cause” means (except as otherwise provided in an Award Agreement) if the Committee, in its reasonable and good faith discretion, determines that the Participant (i) has failed to substantially perform his duties (other than as a result of Disability), after the Board or the executive to which the Participant reports delivers to the Participant a written demand for substantial performance that specifically identifies the manner in which the Participant has not substantially performed his duties; (ii) has engaged in willful misconduct or gross negligence that is materially injurious to the Company or an Affiliate; (iii) has breached his duty of loyalty to the Company or an Affiliate; (iv) has without prior authorization removed from the premises of the Company or an Affiliate a document (of any media or form) relating to the Company or an Affiliate or the customers of the Company or an Affiliate; or (v) has committed a felony or a serious crime involving moral turpitude. Any rights the Company or any of its Affiliates may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company or any of its Affiliates may have under any other agreement with the Participant or at law or in equity. If, subsequent to a Participant’s termination of employment or services, it is discovered that such Participant’s employment or services could have been terminated for Cause, the Participant’s employment or services shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.
(g) “Chief Executive Officer” or “CEO” means the Chief Executive Officer of the Company.
(h) “Change in Control” means, except as otherwise provided in any Award Agreement, any one or more of the following events: (i) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of assets of the Company that have a gross fair market value of 85% or more of the total gross fair market value of all of the assets of the Company immediately prior to the transaction (or the first transaction in a series of related transactions) to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof; (ii) the consummation of any plan or proposal for the liquidation or dissolution of the Company; (iii) any Person or Group shall become the beneficial owner, directly or indirectly, of shares representing more than 25% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors (the “Voting Stock”) of the Company and such Person or Group has the power and authority to vote such shares; (iv) the actual replacement of a majority of the Board over a two-year period from the individual directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved; (v) any Person or Group shall have acquired shares of Voting Stock of the Company such that such Person or Group has the power and authority to elect a majority of the members of the Board of Directors of the Company; or (vi) the consummation of a merger or consolidation of the Company with another entity in which holders of the Stock immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving corporation in such transaction. For purposes of the above definition, the term Person shall be defined as set forth Sections 13(d) and 14(d) of the Exchange Act.
The Award Agreement for any Award subject to the requirements of Section 409A of the Code may prescribe a different definition of the term “Change in Control” that will apply for purposes of that Award Agreement that complies with the requirements of Section 409A of the Code.
(i) “Code” means the Internal Revenue Code of 1986, as amended. All references to the Code shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of the Code.
(j) “Committee” means the Compensation Committee or any such committee as may be designated by the Board to administer the Plan, provided that at all times the membership of such committee shall not be less than three (3) members of the Board. Each Committee member (or member of any applicable subcommittee of the Committee) must be: (i) a “non-employee director” (as defined in Rule 16b-3 under the Exchange Act) if required to meet the conditions of exemption for the Awards under the Plan from Section 16(b) of the Exchange Act; and (ii) an “outside director” as defined in Section 162(m) of the Code and the regulations issued thereunder.
(k) “Company” means ON Semiconductor Corporation, or any successor as provided in Section 21.4.
(l) “Consultant” means a consultant or adviser who provides services to the Company or an Affiliate as an independent contractor and not as an Employee; provided however that a Consultant may become a Participant in this Plan only if allowed under the definition of an employee benefit plan in Rule 405 promulgated under the Securities Act of 1933, as amended, or other rules provided for registration on Form S-8 from time to time.
(m) “Covered Employee” means an Employee who is, or could be, a “covered employee” as defined by Section 162(m) of the Code.
(n) “Disability” means, except as otherwise provided in an Award Agreement, the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The permanence and degree of impairment shall be supported by medical evidence. Any determination of Disability pursuant to this Plan is not an admission by the Company or an Affiliate that a Participant is disabled under federal or state law.

(o) “Effective Date” means the date on which the Board approved the Plan as described in Section 1.3.
(p) “Employee” means a common-law employee of the Company or an Affiliate.
(q) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. All references to a section of ERISA shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of ERISA.
(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(s) “Fair Market Value” means the closing price of one share of Stock as reported on the NASDAQ or any exchange on which the Stock is traded on the date such value is determined. If the Stock is not traded on such date, the fair market value is the closing price on the first immediately preceding business day on which the Stock was so traded.
(t) “Grant Date” means, as determined by the Committee, the latest to occur of (i) the date as of which the Committee approves an Award, (ii) the date on which an Award to a prospective Employee, officer, Non-Employee Director or Consultant first becomes effective pursuant to Section 3.1, or (iii) such other date as may be specified by the Committee in the Award Agreement.
(u) “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.
(v) “Non-Employee Director” means a member of the Board of Directors of the Company or any Affiliate who is not an employee of the Company or any Affiliate.
(w) “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.
(x) “Option” means the right to purchase Stock at a stated price for a specified period of time. An Option may either be an Incentive Stock Option or a Non-Qualified Stock Option.
(y) “Participant” means an individual who, as an Employee, officer or Non-Employee Director of, or Consultant to, the Company or any Affiliate, has been granted an Award under the Plan.
(z) “Performance Compensation Award” means an Award granted to select Covered Employees pursuant to Article 7, 8 or 10 that is subject to the terms and conditions set forth in Article 11. All Performance Compensation Awards are intended to qualify as “performance-based compensation” exempt from the deduction limitations imposed by Section 162(m) of the Code.
(aa) “Performance Cash Award” means an Award evidencing the right to receive a payment in cash as determined by the Committee.
(bb) “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following:
(i) Earnings, Revenue and Cash Flow Metrics: Earnings before interest (income or expense), taxes, depreciation and amortization (“EBITDA”); earnings before interest (income or expense) and taxes (“EBIT”); pre- or after-tax net income; revenue (gross or net); revenue from new products (gross or net); revenue growth; invoiced revenue; collected revenue; operating income (gross or net); net operating income after taxes (“NOPAT”); operating margin; cash flow; net cash flow; operating cash flow; gross margin; return on net assets; return on shareholders’ equity; return on investment or assets; return on capital; shareholder returns; gross or net profit margin; and earnings per share (diluted and fully diluted).
(ii) Stock Price Metrics: Stock price; Stock price growth; movement and average selling price of Stock; shares of Stock repurchased; dividends; total shareholder return (“TSR”); and economic value added.
(iii) Debt Related Metrics: Debt coverage ratios; total debt; principle payments on debt; total long-term debt; current liabilities; accounts payable; current accrued liabilities; net current borrowings; interest expense; and credit rating.
(iv) Equity Related Metrics: Retained earnings; total preferred equity; total common equity; market capitalization; enterprise value; and total equity.
(v) Expense Metrics: Direct material costs; direct and indirect labor costs; direct and indirect manufacturing costs; costs of goods sold; sales, general and administrative expenses; operating and non-operating expenses; cash and non-cash expenses; tax expenses; and total expenses.
(vi) Asset Utilization Metrics: Cash; excess cash; accounts receivable; cash conversion cycle; work in process inventory; finished goods inventory; current assets; working capital; total capital; fixed assets; total assets; standard hours; plant utilization; purchase price variance; and manufacturing overhead variance.
(vii) Customer Metrics: Average selling prices; selling prices; market share; customer satisfaction; customer service and care; on time delivery; brand awareness and perception; order fill rate; strategic positioning programs; warranty rates; return rates; new product releases and development; dealer performance; channel performance; dealer size; channel size; and channel inventory.
(viii) Employee Based Metrics: Headcount; diversity; employee satisfaction; employee turnover; employee productivity; employee performance; standard hours; and overtime hours.
(ix) Manufacturing Metrics: Unit costs; cycle time; yield; and product quality.
(x) New Product Introduction Metrics: Time to market; number of new products introduced; and return on investment on new products.
(xi) Project-Related Metrics: Completion of major projects.
The Performance Criteria that will be used to establish Performance Goals with respect to any Award other than a Performance Compensation Award that is subject to Article 11 will be set forth in the applicable Award Agreement and will include, but are not limited to, the above-listed Performance Criteria. Any of the Performance Criteria may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group, indices, or any other basket of companies. Financial Performance Criteria may, but need not, be calculated in accordance with generally accepted accounting principles (“GAAP”) or any successor method to GAAP, including International Financial Reporting Standards. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use in connection with any Performance Compensation Award for such Performance Period for such Participant.

(cc) “Performance Goals” means the goal or goals established in writing by the Committee for a Performance Period based on the Performance Criteria. Depending on the Performance Criteria used to establish Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, or the performance of a division, Affiliate, or an individual. The Performance Goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices.
(dd) “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured.
(ee) “Performance Share” means a right granted to a Participant to receive a payment in the form of Stock, the payment of which is contingent upon achieving certain performance goals established by the Committee.
(ff) “Performance Share Unit” means a right granted to a Participant to receive a payment in the form of Stock, cash, or a combination thereof, the payment of which is contingent upon achieving certain performance goals established by the Committee.
(gg) “Plan” means the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan.
(hh) “Restricted Period” means the period during which Restricted Stock or Restricted Stock Units are subject to restrictions pursuant to the relevant provisions of the Plan.
(ii) “Restricted Stock” means Stock granted to a Participant pursuant to Article 7 that is subject to certain restrictions and to the risk of forfeiture.
(jj) “Restricted Stock Unit” means the right granted to a Participant pursuant to Article 7 to receive cash or Stock in the future, the payment of which is subject to certain restrictions and to the risk of forfeiture.
(kk) “Separation from Service” means either: (i) the termination of a Participant’s employment with the Company and all Affiliates due to death, retirement or other reasons; or (ii) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates to an amount that is 20% or less of the average level of bona fide services the Participant provided to the Company and all Affiliates in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii).
Solely for purposes of determining whether a Participant has a “Separation from Service,” a Participant’s employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company or an Affiliate is provided either by statute or contract). If the Participant’s period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a Termination of Employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.
In the case of a Non-Employee Director, Separation from Service means that such Director has ceased to be a member of the Board.

(ll) “Specified Employee” means certain officers and highly compensated Employees of the Company as defined in Treasury Regulation Section 1.409A-1(i). The identification date for determining whether any Employee is a Specified Employee during any calendar year shall be the September 1 preceding the commencement of such calendar year.
(mm) “Stock” means the common stock of the Company.
(nn) “Stock Appreciation Right” or “SAR” means the right to receive a payment equal to the excess of the Fair Market Value of one share of Stock on the date of exercise of the SAR over the grant price of the SAR as determined pursuant to Article 9 and the applicable Award Agreement.
(oo) “Stock Grant Award” means the grant of Stock to a Participant.
(pp) “Termination of Employment” means, in the context of an Award that is subject to the requirements of Section 409A of the Code, a “Separation from Service.” In the case of any other Award, “Termination of Employment” will be given its natural meaning.
2.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender when used in this Plan document will include the feminine gender, the singular includes the plural, and the plural includes the singular.
ARTICLE 3
ELIGIBILITY AND PARTICIPATION
3.1 Eligibility.
(a) General. Awards may be made to individuals who on the Grant Date of the Award are Employees, officers, or Non-Employee Directors of or Consultants to the Company or an Affiliate. Awards also may be made to prospective Employees, officers, Non-Employee Directors of, and Consultants to, the Company or an Affiliate in connection with written offers of an employment, consulting or advisory relationship with the Company or an Affiliate. No portion of any Award granted to a prospective Employee, officer, Non-Employee Director or Consultant will vest, become exercisable, be issued or become effective prior to the date on which such individual begins providing services to the Company or any Affiliate.
(b) Foreign Participants. The Committee may establish additional terms, conditions, rules or procedures as the Committee deems necessary or advisable to accommodate the rules or laws of applicable non-U.S. jurisdictions, allow for tax-preferred treatment of Awards or otherwise provide for the participation by Participants who reside outside of the U.S. Moreover, the Committee may approve such sub-plans, supplements to, or amendments, restatements, or alternative versions of the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such sub-plans, supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Section 5.1 of the Plan.
3.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards will be granted and will determine the nature and amount of each Award.

ARTICLE 4
ADMINISTRATION
4.1 Administration by the Committee.
(a) General. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee in good faith pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes of the Plan.
(b) Delegation to CEO. Notwithstanding the above, pursuant to specific written delegation promulgated from time to time by the Committee, which delegation shall be consistent with applicable provisions of Delaware Law, and subject to such restrictions and limitations deemed appropriate by the Committee, the CEO shall have the authority to grant Awards, subject to terms and conditions set forth in the Award Agreement, to individuals to expedite the hiring process and retain talented Employees; provided, however, that such individuals will not upon hire or as existing Employees be (i) Covered Employees, or (ii) subject to Section 16 of the Exchange Act.
4.2 Authority of the Committee. The Committee shall have the authority, in its sole discretion, without limitation, to determine: (i) the Participants who are entitled to receive Awards under the Plan; (ii) the types of Awards; (iii) the times when Awards shall be granted; (iv) the number of Awards; (v) the purchase price or exercise price, if any; (vi) the period(s) during which such Awards shall be exercisable (whether in whole or in part); (vii) the restrictions applicable to Awards; (viii) the form of each Award Agreement, which need not be the same for each Participant, (ix) the other terms and provisions of any Award (which need not be identical); and (x) the schedule for lapse of forfeiture restrictions or restrictions on exercisability of an Award and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines. The Committee shall have the authority to modify existing Awards, subject to Article 17 of this Plan. Notwithstanding the foregoing, the Committee will not have the authority to accelerate the vesting or waive the forfeiture of any Performance Compensation Award other than as provided in an Award Agreement.
4.3 Award Agreement. Each Award shall be evidenced by an Award Agreement that shall specify the type of Award granted and such other provisions and restrictions applicable to such Award as the Committee, in its discretion, shall determine.
4.4 Decisions Binding. The Committee shall have the authority to interpret the Plan and subject to the provisions of the Plan, any Award Agreement, and all decisions and determinations by the Committee with respect to the Plan are final, binding and conclusive on all parties. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.
ARTICLE 5
STOCK SUBJECT TO THE PLAN
5.1 Number of Shares. Subject to Section 5.2 and Section 5.3, the total number of shares of Stock subject to all Awards under the Plan shall be twenty six million one hundred thousand (26,100,000), plus the number of shares of Stock subject to Awards that were previously granted pursuant to the 2000 Plan that again become available for the grant of an Award pursuant to Section 5.2 after February 17, 2010. Any shares of Stock that may be issued in connection with Awards other than Options and SARs shall be counted against the shares available for grant pursuant to the previous sentence as 1.58 shares for every one share that may be issued in connection with such Award. Any shares of Stock that may be issued in connection with the exercise of an Option or SAR shall be counted against the shares of Stock available for grant as one share. The maximum number of shares of Stock that may be issued as Incentive Stock Options under the Plan shall be six million (6,000,000). The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or shares purchased on the open market or treasury Stock not reserved for any other purpose. As of February 17, 2010, thirty million seven hundred forty thousand one hundred sixty two (30,740,162) shares of Stock were available for the granting of Awards pursuant to the 2000 Plan. The difference between such number and the basic award pool of twenty six million one hundred thousand (26,100,000) specified in the first sentence of this Section 5.1 shall be cancelled and no longer available for the granting of Awards pursuant to the Plan.
5.2 Availability of Stock for Grant. Subject to the express provisions of the Plan, if any Option or SAR Award granted under the Plan or the 2000 Plan terminates, expires, lapses for any reason, or is paid in cash, any Stock subject to such Award will again be Stock available for the grant of an Award. Similarly, subject to the express provisions of the Plan, if any Award other than an Option or SAR Award granted under the Plan or the 2000 Plan terminates, expires, lapses for any reason, or is paid in cash, the number of shares of Stock equal to 1.58 times the number of shares of Stock subject to such Award will again be Stock available for grant of an Award. To the maximum extent permitted by applicable law and any securities exchange or NASDAQ rule, shares of Stock subject to any Award made pursuant to Article 15 shall not be counted against shares of Stock available for grant pursuant to this Plan. The exercise of a stock-settled SAR or broker-assisted “cashless” exercise of an Option (or a portion thereof) will reduce the number of shares of Stock available for issuance pursuant to Section 5.1 by the entire number of shares of Stock subject to that SAR or Option (or applicable portion thereof), even though a smaller number of shares of Stock will be issued upon such an exercise. Also, shares of Stock tendered to pay the exercise price of an Option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an Option, SAR or any other Award will not become available for grant or sale under the Plan.
5.3 Adjustment in Capitalization. In the event of any change in the outstanding shares of Stock by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock available under the Plan and subject to each outstanding Award, and its stated exercise price or the basis upon which the Award is measured, shall be adjusted appropriately by the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share. Moreover, in the event of such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under the Plan such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. Any adjustment to an Incentive Stock Option shall be made consistent with the requirements of Section 424 of the Code. Further, with respect to any Option or Stock Appreciation Right that otherwise satisfies the requirements of the stock rights exception to Section 409A of the Code, any adjustment pursuant to this Section 5.3 shall be made consistent with the requirements of the final regulations promulgated pursuant to Section 409A of the Code.
5.4 Annual Limitation on Number of Shares Subject to Options or SARs to a Covered Employee. Notwithstanding any provision in this Plan document to the contrary, and subject to adjustment upon the occurrence of any of the events indicated in Section 5.3, the maximum number of shares of Stock that may be granted pursuant to one or more Options or SARs to any one Participant, who is a Covered Employee, during any Company fiscal year shall be two million five hundred thousand (2,500,000).

ARTICLE 6
STOCK OPTIONS
6.1 Grant of Options. Subject to the provisions of Article 5 and this Article 6, the Committee, at any time and from time to time, may grant Options to such Participants and in such amounts as it shall determine.
(a) Exercise Price. No Option shall be granted at an exercise price that is less than the Fair Market Value of one share of Stock on the Grant Date.
(b) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part provided that the term of any Option granted under the Plan shall not exceed seven (7) years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. Unless otherwise provided in the Award Agreement, an Option will lapse immediately if a Participant’s employment or services is terminated for Cause.
(c) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, promissory note, shares of Stock held for longer than six months (through actual tender or by attestation), any net-issuance arrangement or other property acceptable to the Committee (including broker-assisted “cashless exercise” arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.
(d) Evidence of Grant. All Options shall be evidenced by a written Award Agreement. The Award Agreement shall reflect the Committee’s determinations regarding the exercise price, time and conditions of exercise, and forms of payment for the Option and such additional provisions as may be specified by the Committee.
(e) No Repricing of Options. The Committee shall not reprice any Options previously granted under the Plan.
6.2 Incentive Stock Options. Incentive Stock Options shall be granted only to Participants who are Employees and the terms of any Incentive Stock Options granted pursuant to the Plan must comply with the following additional provisions of this Section 6.2:
(a) Exercise Price. Subject to Section 6.2(e), the exercise price per share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option may not be less than the Fair Market Value of one share of Stock on the Grant Date.
(b) Exercise. In no event may any Incentive Stock Option be exercisable for more than seven (7) years from the date of its grant.
(c) Lapse of Option. An Incentive Stock Option shall lapse in the following circumstances:
(i) The Incentive Stock Option shall lapse seven (7) years from the date it is granted, unless an earlier time is set in the Award Agreement.

(ii) The Incentive Stock Option shall lapse upon termination for Cause or for any other reason, other than the Participant’s death or Disability, unless otherwise provided in the Award Agreement.
(iii) If the Participant has a Termination of Employment on account of Disability or death before the Option lapses pursuant to paragraph (i) or (ii) above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of (a) the scheduled expiration date of the Option; or (b) 12 months after the date of the Participant’s Termination of Employment on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament in the case of death, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.
(d) Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00 or such other limitation as may be imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.
(e) Ten Percent Owners. An Incentive Stock Option may be granted to any individual who, at the Grant Date, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the Grant Date and the Option is exercisable for no more than five years from the Grant Date.
(f) Expiration of Incentive Stock Options. No Award of an Incentive Stock Option may be made pursuant to this Plan after the tenth (10) anniversary of the Effective Date, unless the shareholders of the Company vote to approve an extension of the Plan.
(g) Right to Exercise. Except as provided in Section 6.2(c)(iii), during a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.
ARTICLE 7
RESTRICTED STOCK UNITS AND RESTRICTED STOCK
7.1 Grant of Restricted Stock Units and Restricted Stock. Subject to the provisions of Article 5 and this Article 7, the Committee, at any time and from time to time, may grant Restricted Stock Units or Restricted Stock to such Participants and in such amounts as it shall determine.
7.2 Restricted Stock Units.
(a) Voting Rights. During the Restricted Period, Participants holding the Restricted Stock Units granted hereunder shall have no voting rights with respect to the shares subject to such Restricted Stock Units prior to the issuance of such shares pursuant to the Plan.
(b) Form and Timing of Payment. Payment for any vested Restricted Stock Units issued pursuant to this Article 7 shall be made in one lump sum payment of shares of Stock, cash or a combination thereof, equal to the Fair Market Value (determined as of a specified date) of the number of shares of Stock equal to the number of vested Restricted Stock Units with respect to which the payment is made. The payment shall be made to the Participant on or before March 15 of the calendar year following the calendar year in which the Restricted Stock Units vest in accordance with the “short-term deferral” exception to Section 409A as set forth in Treasury Regulation Section 1.409A-1(b)(4).
7.3 Grant of Restricted Stock.
(a) Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock). These restrictions may lapse separately or in combination at such times and pursuant to such circumstances, as the Committee determines at the time of the grant of the Award or thereafter.
(b) Forfeiture. Subject to Section 7.4(b), upon Termination of Employment or the failure to satisfy one or more Performance Criteria during the applicable Restricted Period, any remaining shares under the Restricted Stock Awards that are subject to the restrictions set forth in the Award shall be forfeited.
(c) Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, the certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.
7.4 Restricted Period and Vesting Conditions.
(a) Restricted Period. Except as set forth in Sections 7.4(b) and 7.4(c), the Restricted Period for any Restricted Stock or Restricted Stock Units with respect to which the restrictions lapse solely based on the passage of time shall not be less than three (3) years and the Restricted Period for any Restricted Stock or Restricted Stock Units with respect to which the restrictions lapse based on the satisfaction of Performance Criteria shall not be less than one (1) year. In either case, incremental amounts of the Restricted Stock or Restricted Stock Units may be released from restriction during the Restricted Period in accordance with the provisions of the Award Agreement.
(b) Modification of Restrictions. The Committee, in its discretion, may provide in the Award Agreement for any Restricted Stock or Restricted Stock Unit Award that restrictions or forfeiture conditions relating to the Restricted Stock or the Restricted Stock Units will be waived in whole or in part in the event of a Termination of Employment due to death, Disability, retirement or the occurrence of a Change in Control.
(c) De Minimis Exception. The sum of the shares of Stock subject to any (i) Restricted Stock or Restricted Stock Unit Award that does not comply with the requirements of Section 7.4(a); (ii) Performance Share or Performance Share Unit Award that does not comply with the requirements of Section 8.5(a); and (iii) Stock Grant Award may not exceed ten percent (10%) of the total number of shares of Stock subject to all Awards under the Plan, as set forth in Section 5.1.

ARTICLE 8
PERFORMANCE SHARES, PERFORMANCE SHARE UNITS AND PERFORMANCE CASH AWARDS
8.1 Grant of Performance Shares or Performance Share Units. Subject to the provisions of Article 5 and this Article 8, Performance Shares or Performance Share Units may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Shares or Performance Share Units granted to each Participant.
8.2 Goals for Performance Shares or Performance Share Units. The Committee shall set Performance Goals for a particular Performance Period in its discretion which, depending on the extent to which the goals are met, will determine the ultimate value of the Performance Share or Performance Share Units to the Participant.
8.3 Form and Timing of Payment. Payment for vested Performance Shares shall be made in Stock. Payments for vested Performance Share Units shall be made in cash, Stock or a combination thereof as determined by the Committee. All payments for Performance Shares and Performance Share Units shall be made in one lump sum. As a general rule, payment for Performance Shares or Performance Share Units shall be made on or before March 15 of the calendar year following the calendar year in which the right to the payment of the Performance Shares or Performance Share Units arises in accordance with the “short-term deferral” exception to Section 409A as set forth in Treasury Regulation Section 1.409A-1(b)(4).
8.4 Performance Cash Awards. Subject to the Provisions of Article 5 and this Article 8, Performance Cash Awards may be granted to Participants at any time and from time to time as determined by the Committee. A Performance Cash Award grants a Participant the right to receive an amount of cash depending on the satisfaction of one or more Performance Goals for a particular Performance Period, as determined by the Committee. The Committee shall have complete discretion to determine the amount of any Performance Cash Award granted to a Participant. Payment for Performance Cash Awards shall be made on or before March 15 of the calendar year following the calendar year in which the right to the payment of the Performance Cash Award arises in accordance with the “short-term deferral” exception to Section 409A as set forth in Treasury Regulation Section 1.409A-1(b)(4).
8.5 Vesting Conditions for Performance Shares and Performance Share Units.
(a) Vesting Period. Except as set forth in Sections 8.5(b) and 8.5(c), no Performance Shares or Performance Share Units may fully vest during the one (1) year period following the Grant Date for such Performance Shares or Performance Share Units; provided, however, that the Performance Shares or Performance Share Units may vest in increments during such one (1) year period in accordance with the provisions of the Award Agreement.
(b) Modification of Restrictions. The Committee, in its discretion, may provide in the Award Agreement for any Performance Share or Performance Share Unit Award that such Performance Shares or Performance Share Units will vest in whole or in part in the event of a Termination of Employment due to death, Disability, retirement or the occurrence of a Change in Control.
(c) De Minimis Exception. The sum of the shares of Stock subject to any (i) Performance Share or Performance Share Unit Award that does not comply with the requirements of Section 8.5(a); (ii) Restricted Stock or Restricted Stock Unit Award that does not comply with the requirements of Section 7.4(a); and (iii) Stock Grant Award may not exceed ten percent (10%) of the total number of shares of Stock subject to all Awards under the Plan, as set forth in Section 5.1.

ARTICLE 9
STOCK APPRECIATION RIGHTS
9.1 Grant of Stock Appreciation Rights. Subject to the provisions of Article 5 and this Article 9, Stock Appreciation Rights (“SARs”) may be granted to Participants at any time and from time to time as shall be determined by the Committee. SARs may be granted in connection with the grant of an Option, in which case the exercise of SARs will result in the surrender of the right to purchase the shares under the Option as to which the SARs were exercised. When SARs are granted in connection with the grant of an Incentive Stock Option, the SARs shall have such terms and conditions as shall be required by Section 422 of the Code. Alternatively, SARs may be granted independently of Options.
9.2 Exercisability of SARs. SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants; provided, however, that no SAR shall be exercisable later than seven (7) years from the Grant Date.
9.3 Exercise of SARs. Upon exercise of the SAR or at a fixed date after all or part of the SAR becomes exercisable, the Participant shall be entitled to receive payment of an amount determined by multiplying (a) the difference, if any, of the Fair Market Value of a share of Stock on the date of exercise over the price of the SAR fixed by the Committee at the Grant Date, which shall not be less than the Fair Market Value of a share of Stock at the Grant Date, by (b) the number of shares with respect to which the SAR is exercised.
9.4 Form and Timing of Payment. Payment for SARs shall be made in Stock and shall be payable at the time specified in the Award Agreement for such SARs.
ARTICLE 10
STOCK GRANT AWARDS
Subject to the provisions of Article 5 and this Article 10, Stock Grant Awards may be granted to Participants at any time and from time to time as shall be determined by the Committee. A Stock Grant Award grants a Participant the right to receive (or purchase at such price as determined by the Committee) shares of Stock free of any vesting restrictions. The purchase price, if any, for a Stock Grant Award shall be payable in cash or other form of consideration acceptable to the Committee. A Stock Grant Award may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such Participant. All Stock Grant Awards will be evidenced by a written Award Agreement. The sum of the shares of Stock subject to any (i) Stock Grant Award; (ii) Restricted Stock or Restricted Stock Unit Award that does not comply with the requirements of Section 7.4(a); and (iii) Performance Share or Performance Share Unit Award that does not comply with the requirements of Section 8.5(a) may not exceed ten percent (10%) of the total number of shares of Stock subject to all Awards under the Plan, as set forth in Section 5.1.
ARTICLE 11
PERFORMANCE COMPENSATION AWARDS
11.1 Grant of Performance Compensation Awards. Options granted to Covered Employees pursuant to Article 6 and SARs granted to Covered Employees pursuant to Article 9 should, by their terms, qualify for the “performance-based compensation” exception to the deduction limitations of Section 162(m) of the Code. The Committee, in the exercise of its complete discretion, also may choose to qualify some or all of the Restricted Stock Units or Restricted Stock Awards granted to Covered Employees pursuant to

Article 7 and/or some or all of the Performance Shares, Performance Share Units or Performance Cash Awards granted to Covered Employees pursuant to Article 8 and/or some or all of the Stock Grant Awards granted to Covered Employees pursuant to Article 10 for the “performance-based compensation” exception to the deduction limitations of Section 162(m) of the Code. If the Committee, in its discretion, decides that a particular Award to a Covered Employee should qualify as “performance-based compensation,” the Committee will grant a Performance Compensation Award to the Covered Employee and the provisions of this Article 11 shall control over any contrary provision contained in Articles 7, 8 or 10. If the Committee concludes that a particular Award to a Covered Employee should not be qualified as “performance-based compensation,” the Committee may grant the Award without satisfying the requirements of Section 162(m) of the Code and the provisions of this Article 11 shall not apply.
11.2 Applicability. This Article 11 shall apply only to Awards to those Covered Employees selected by the Committee to receive Performance Compensation Awards. The designation of a Covered Employee as a Participant for any Performance Period shall not in any manner entitle the Participant to receive a Performance Compensation Award for such Performance Period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant for any subsequent Performance Period.
11.3 Committee Discretion with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of the Performance Period, the type of Performance Compensation Awards to be issued, the kind and/or level of the Performance Goal or Goals and whether the Performance Goal or Goals apply to the Company, an Affiliate, or any division or business unit thereof or the Participant or any group of Participants.
11.4 Establishment of Performance Goals. The Performance Goals for any Performance Compensation Award granted pursuant to this Article 11 shall be established by the Committee in writing not later than ninety (90) days after the commencement of the Performance Period for such Award; provided that (a) the outcome must be substantially uncertain at the time the Committee establishes the Performance Goals; and (b) in no event will the Committee establish the Performance Goals for any Performance Compensation Award after twenty-five percent (25%) of the Performance Period for such Award has elapsed.
11.5 Performance Evaluation; Adjustment of Goals. At the time that a Performance Compensation Award is first issued, the Committee, in the Award Agreement or in another written document, may specify whether performance will be evaluated including or excluding the effect of any of the following events that occur during the Performance Period:
(a) Judgments entered or settlements reached in litigation;
(b) The write down of assets;
(c) The impact of any reorganization or restructuring;
(d) The impact of changes in tax laws, accounting principles, regulatory actions or other laws affecting reported results;
(e) Extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders or Annual Report on Form 10-K, as the case may be, for the applicable year;
(f) The impact of any mergers, acquisitions, spin-offs or other divestitures; and

(g) Foreign exchange gains and losses.
The inclusion or exclusion of these items shall be expressed in a form that satisfies the requirements of Section 162(m) of the Code. The Committee, in its discretion, also may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants: (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development; or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.
11.6 Adjustment of Performance Compensation Awards. The Committee shall have the sole discretion to adjust the determinations of the degree of attainment of the preestablished Performance Goals. Notwithstanding any provision herein to the contrary, the Committee may not make any adjustment or take any other action with respect to any Performance Compensation Award that will increase the amount payable under any such Award. The Committee shall retain the sole discretion to adjust Performance Compensation Awards downward or to otherwise reduce the amount payable with respect to any Performance Compensation Award.
11.7 Payment of Performance Compensation Awards. Unless otherwise provided in the relevant Award Agreement, a Participant must be an Employee of the Company or an Affiliate on the day a Performance Compensation Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance Compensation Award for a Performance Period only if the Performance Goals for such Performance Period are achieved.
11.8 Certification by Committee. Notwithstanding any provisions to the contrary, the payment of a Performance Compensation Award shall not occur until the Committee certifies, in writing, that the pre-established Performance Goals and any other material terms and conditions precedent to such payment have been satisfied.
11.9 Maximum Award Payable. The maximum Performance Compensation Award payable to any one Participant for a Performance Period is two million five hundred thousand (2,500,000) shares of Stock. In addition, the maximum amount of cash payable under a Performance Compensation Award to any one Participant for a Performance Period is the dollar amount determined by multiplying two million five hundred thousand (2,500,000) by the Fair Market Value of one share of Stock as of the first day of the Performance Period.
ARTICLE 12
CHANGE IN CONTROL
If a Change of Control occurs, the Board shall have the authority and discretion, but shall not have any obligation, to provide that all or part of outstanding Options, Stock Appreciation Rights, and other Awards shall become fully exercisable and all or part of the restrictions on outstanding Awards shall lapse. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 6.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options. Upon, or in anticipation of, such an event, the Committee may cause every Award outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine. The acceleration of vesting of any Performance Compensation Awards shall be done in compliance with Section 162(m) of the Code.

ARTICLE 13
NON-TRANSFERABILITY
13.1 General. The Committee may, in its sole discretion, determine the right of a Participant to transfer any Award granted under the Plan. Unless otherwise determined by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order (that would otherwise qualify as a qualified domestic relations order as defined in the Code or Title I of ERISA but for the fact that the order pertains to an Award) in favor of a spouse or, if applicable, until the termination of any Restricted Period or Performance Period as determined by the Committee.
13.2 Beneficiary Designation. Notwithstanding Section 13.1, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is provided to the Committee.
13.3 Stock Certificates. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange or quotation system on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction securities or other laws, rules and regulations and the rules of any exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.
ARTICLE 14
COMPANY DISCRETION
14.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company.
14.2 Participant. No Employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.
14.3 No Rights to Awards. No Participant, Employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, Employees, and other persons uniformly.

ARTICLE 15
SUBSTITUTION OF AWARDS
To the maximum extent permitted by applicable law and any securities exchange or NASDAQ rule, any Award may be granted under this Plan in substitution for awards held by any individual who is an employee of another corporation who becomes an Employee of the Company as the result of a merger, consolidation or reorganization of the corporation with the Company, or the acquisition by the Company of the assets of the corporation, or the acquisition by the Company of stock of the corporation as the result of which such corporation becomes an Affiliate or a subsidiary of the Company. The terms and conditions of the Awards so granted may be set forth in a notice of conversion or in such other form as the Committee deems appropriate and may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of granting the Award may deem appropriate to conform, in whole or in part, to the provisions of the Award in substitution for which they are granted. However, in the event that the Award for which a substitute Award is being granted is an Incentive Stock Option, no variation shall adversely affect the status of any substitute Award as an Incentive Stock Option under the Code. In addition, in the event that the award for which a substitute Award is being granted is a Non-Qualified Stock Option or a Stock Appreciation Right that otherwise satisfies the requirements of the “stock rights exception” to Section 409A of the Code, no variation shall adversely affect the status of any substitute Award under the stock rights exception to Section 409A of the Code.
ARTICLE 16
AMENDMENT, MODIFICATION, AND TERMINATION
The Board may at any time, and from time to time, terminate, amend or modify the Plan; provided however, that any such action of the Board shall be subject to approval of the shareholders to the extent required by law, regulation or any rule of any exchange or automated quotation system on which shares of Stock are listed, quoted or traded. Notwithstanding the above, to the extent permitted by law, the Board may delegate to the Committee or the CEO the authority to approve non-substantive amendments to the Plan. No amendment, modification, or termination of the Plan or any Award under the Plan shall in any manner adversely affect any Award theretofore granted under the Plan without the consent of the holder thereof (unless such change is required to cause the benefits under the Plan (i) to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder or (ii) to comply with the provisions of Section 409A of the Code). Except as provided in Section 5.3, neither the Board, the CEO nor the Committee may, without the approval of the shareholders, (a) reduce the purchase price or exercise price of any outstanding Award, including any Option or SAR; (b) increase the number of shares available under the Plan (other than any adjustment as provided in Section 5.3); (c) grant Options with an exercise price that is below Fair Market Value on the Grant Date; (d) reprice previously granted Options or SARs; or (e) cancel any Option or SAR in exchange for cash or any other Award or in exchange for any Option or SAR with an exercise price that is less than the exercise price of the original Option or SAR. Additional rules relating to amendments to the Plan or any Award Agreement to assure compliance with Section 409A of the Code are set forth in Section 19.3.
ARTICLE 17
TAX WITHHOLDING
17.1 Tax Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any Award under the Plan. To the extent that alternative methods of withholding are available under applicable tax laws, the Company shall have the power to choose among such methods.

17.2 Form of Payment. To the extent permissible under applicable tax, securities, and other laws, the Company may, in its sole discretion, permit the Participant to satisfy a tax withholding requirement by (a) using already owned shares that have been held by the Participant for at least six (6) months; (b) a broker-assisted “cashless” transaction; (c) directing the Company to apply shares of Stock to which the Participant is entitled pursuant to the Award (including, for this purpose, the filing of an election under Section 83(b) of the Code), to satisfy the required minimum statutory withholding amount; or (d) personal check or other cash equivalent acceptable to the Company.
17.3 Tax upon Disposition of Shares Subject to Section 422 Restrictions. In the event that a Participant shall dispose of, whether by sale, exchange, gift, the use of a qualified domestic relations order in favor of a spouse (that would otherwise qualify as a qualified domestic relations order as defined in the Code or Title I of ERISA but for the fact that the order pertains to an Award), any shares of Stock of the Company that are deemed to have been purchased by the Participant pursuant to an Incentive Stock Option and that the Participant acquired within two (2) years of the Grant Date of the related Option or within one (1) year after the acquisition of such shares of Stock, the Participant will notify the secretary of the Company of such disposition no later than fifteen (15) days following the date of the disposition. Such notification shall include the date or dates of the disposition, the number of shares of Stock of which the Participant disposed, and the consideration received, if any, for such shares of Stock. If the Company so requests, the Participant shall forward to the secretary of the Company any amount requested by the Company for the purpose of satisfying its liability, if any, to withhold federal, state or local income or earnings tax or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by delay in making such payment) incurred by reason of such disposition.
ARTICLE 18
INDEMNIFICATION
Each person who is or shall have been a member of the Committee or of the Board or the CEO shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s articles of incorporation, bylaws, resolution or agreement, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.
ARTICLE 19
REQUIREMENTS OF LAW
19.1 Requirements of Law. The granting of Awards and the issuance of shares and/or cash under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any of the shares of Stock issued pursuant to the Plan. If the shares of Stock issued pursuant to the Plan may, in certain circumstances, be exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.
19.2 Governing Law. The Plan and all agreements into which the Company and any Participant enter pursuant to the Plan shall be construed in accordance with and governed by the laws of the State of

Delaware. The Plan is an unfunded performance-based bonus plan for a select group of management or highly compensated employees and is not intended to be subject to ERISA.
19.3 Section 409A of the Code.
(a) General Compliance. Some of the Awards that may be granted pursuant to the Plan (including, but not necessarily limited to, Restricted Stock Unit Awards, Performance Share Awards, Performance Share Unit Awards, Performance Cash Awards and Stock Grant Awards) may be considered to be “non-qualified deferred compensation” subject to Section 409A of the Code. If an Award is subject to Section 409A of the Code, the Company intends (but cannot and does not guarantee) that the Award Agreement and this Plan comply fully with and meet all of the requirements of Section 409A of the Code or an exception thereto and the Award Agreement shall include such provisions, in addition to the provisions of this Plan, as may be necessary to assure compliance with Section 409A of the Code or an exception thereto. An Award subject to Section 409A of the Code also shall be administered in good faith compliance with the provisions of Section 409A of the Code as well as applicable guidance issued by the Internal Revenue Service and the Department of Treasury. To the extent necessary to comply with Section 409A of the Code, any Award that is subject to Section 409A of the Code may be modified, replaced or terminated in the discretion of the Committee. Notwithstanding any provision of this Plan or any Award Agreement to the contrary, in the event that the Committee determines that any Award is or may become subject to Section 409A of the Code, the Company may adopt such amendments to the Plan and the related Award Agreements, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Committee determines to be necessary or appropriate to either comply with Section 409A of the Code or to exclude or exempt the Plan or any Award from the requirements of Section 409A of the Code.
(b) Delay for Specified Employees. If, at the time of a Participant’s Separation from Service, the Company has any Stock which is publicly traded on an established securities market or otherwise, and if the Participant is considered to be a Specified Employee, to the extent any payment for any Award is subject to the requirements of Section 409A of the Code and is payable upon the Participant’s Separation from Service, such payment shall not commence prior to the first business day following the date which is six (6) months after the Participant’s Separation from Service (or if earlier than the end of the six (6) month period, the date of the Participant’s death). Any amounts that would have been distributed during such six (6) month period will be distributed on the day following the expiration of the six (6) month period.
(c) Prohibition on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment for any Award that is subject to the requirements of Section 409A of the Code be accelerated or subject to further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. If the Company fails to make any payment pursuant to the payment provisions applicable to an Award that is subject to Section 409A of the Code, either intentionally or unintentionally, within the time period specified in such provisions, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in the provisions. In addition, in the event of a dispute with respect to any payment, such payment may be delayed in accordance with the regulations and other guidance issued pursuant to Section 409A of the Code.
19.4 Securities Law Compliance. With respect to any Participant who is, on the relevant date, obligated to file reports pursuant to Section 16 of the Exchange Act, transactions pursuant to this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors pursuant to the Exchange Act. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on the exercise of any Award as may be required to satisfy the requirements of Rule 16b-3 or its successors pursuant to the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.

19.5 Restrictions. Subject to Sections 7.4 and 8.5, the Committee shall impose such restrictions on any Awards under the Plan as it may deem advisable, including without limitation, restrictions under applicable federal securities law, under the requirements of NASDAQ or any other exchange or automated quotation system upon which the Stock is then listed, quoted or traded and under any blue sky or state securities laws applicable to such Awards.
ARTICLE 20
GENERAL PROVISIONS
20.1 Funding. The Company shall not be required to segregate any of its assets to ensure the payment of any Award under the Plan. Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any Award, except to the extent expressly provided hereunder or in an Award Agreement. The interests of each Participant hereunder are unsecured and as such Participants and their beneficiaries shall be considered to be general creditors of the Company.
20.2 No Shareholders Rights. No Award gives the Participant any of the rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.
20.3 Titles and Headings. The titles and headings of the Articles in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
20.4 Successors and Assigns. The Plan shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company, including without limitation, whether by way of merger, consolidation, operation of law, assignment, purchase, or other acquisition of substantially all of the assets or business of the Company, and any and all such successors and assigns shall absolutely and unconditionally assume all of the Company’s obligations under the Plan.
20.5 Survival of Provisions. The rights, remedies, agreements, obligations and covenants contained in or made pursuant to this Plan, any agreement and any notices or agreements made in connection with this Plan shall survive the execution and delivery of such notices and agreements and the delivery and receipt of such shares of Stock if required by Section 13.3, shall remain in full force and effect.

ON SEMICONDUCTOR CORPORATION		Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 18, 2010.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com/ONNN
• Follow the steps outlined on the secured website.

Vote by telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Call toll free 1(800) 652-VOTE (8683) within the USA, U.S. Territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

Ñ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ñ

A. Proposals-The Board of Directors recommends a vote FOR each of the listed director nominees and FOR Proposals 2 and 3.

1. TO ELECT TWO CLASS II DIRECTORS – Nominees:	01 - J. Daniel McCranie	02 - Emmanuel T. Hernandez

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

						01	02

☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.					☐	☐
		For	Against	Abstain				For	Against	Abstain
2.	TO APPROVE THE ON SEMICONDUCTOR CORPORATION AMENDED AND RESTATED STOCK INCENTIVE PLAN (AS DESCRIBED IN AND ATTACHED TO THE PROXY STATEMENT)	☐	☐	☐	3.	TO RATIFY PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM		☐	☐	☐
B. Non-Voting Items
Change of Address — Please print your new address below.

C. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.		Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

/	/

Stockholders who wish to view the Company’s Proxy Statement
and Annual Report on the Internet, including those stockholders who have elected to receive these materials electronically, can view the 2010 Annual Meeting materials by directing their
Internet browser to www.onsemi.com/annualdocs
Ñ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ñ

Proxy — ON SEMICONDUCTOR CORPORATION

Meeting Details
Description – 2010 Annual Meeting of Stockholders
Date & Time – May 18, 2010 at 8:30 a.m. (local time)
Location – The Company’s Principal Offices at 5005 East McDowell Road, Phoenix, AZ 85008
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
I appoint J. Daniel McCranie, Keith D. Jackson and George H. Cave, individually and together, proxies with full power of substitution, to vote all my shares of common stock of ON Semiconductor Corporation (the “Company”) which I have the power to vote, at the Annual Meeting of Stockholders to be held at the Company’s principal offices at 5005 East McDowell Road, Phoenix, AZ 85008 on May 18, 2010, at 8:30 a.m. local time and at any adjournments or postponements of the meeting. I revoke any proxy previously given and acknowledge that I may revoke this proxy prior to its exercise.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE INDICATED, THE SHARES WILL BE VOTED FOR (1) THE ELECTION OF EACH CLASS II DIRECTOR NOMINEE, (2) THE AMENDED AND RESTATED ON SEMICONDUCTOR CORPORATION STOCK INCENTIVE PLAN (AS DESCRIBED IN AND ATTACHED TO THE PROXY STATEMENT) AND (3) RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. The proxies may vote according to their discretion on any other matter which may properly come before the meeting.
YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS PROXY CARD AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on reverse side.)